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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on May 4, 2015

Registration No. 333-203223

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Hemisphere Media Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	80-0885255 (I.R.S. Employer Identification Number)

2000 Ponce de Leon Blvd., Suite 500
Coral Gables, FL 33134
(305) 421-6364
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Alan J. Sokol
Chief Executive Officer
2000 Ponce de Leon Boulevard
Suite 500
Coral Gables, FL 33134
(305) 421-6364
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With copies to:
John C. Kennedy, Esq. Tracey A. Zaccone, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 (212) 373-3000	Michael Kaplan, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public:
As soon as practical after the effective date of this Registration Statement.

             If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

             If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

             If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

             If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

             If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

             If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

             Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)

Class A Common Stock, par value $0.0001 per share	3,674,920	$12.85	$47,222,722	$5,434

(1)
Includes 479,337 additional shares that the underwriters have the option to purchase.

(2)
Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(a) and (c) under the Securities Act of 1933, as amended, based upon the average high and low prices for the Class A common stock of Hemisphere Media Group, Inc., as reported by the NASDAQ Global Market on April 28, 2015.

(3)
The Registrant previously paid $5,291 with the initial filing of this Registration Statement on April 2, 2015.

             The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it solicit an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated May 4, 2015

PROSPECTUS

3,195,583 Shares

Hemisphere Media Group, Inc.

Class A Common Stock

The selling stockholders identified in this prospectus are offering 3,195,583 shares of Class A common stock of Hemisphere Media Group, Inc., par value $0.0001 per share. Our Class A common stock is traded on the NASDAQ Global Market ("NASDAQ") under the symbol "HMTV." On May 1, 2015, the last reported sale price of our Class A common stock as reported on NASDAQ was $12.89 per share.

We have two classes of common stock, Class A common stock and Class B common stock, par value $0.0001 per share. The rights of the holders of our Class A common stock and Class B common stock are identical, except with respect to voting and conversion rights. Each share of Class A common stock is entitled to one vote. Each share of Class B common stock is entitled to ten votes and is convertible at any time at the holder's sole discretion into one share of Class A common stock. The holders of our outstanding shares of Class B common stock will hold approximately 95% of the voting power of our outstanding capital stock (not including shares of Class A common stock or derivative securities (other than Class B shares) convertible into shares of our Class A common stock held by such Class B holders) following the completion of this offering.

We will not receive any proceeds from the sale of Class A common stock to be offered by the selling stockholders.

We have granted the underwriters a 30-day option to purchase up to an additional 479,337 shares of our Class A common stock from us.

	Per share	Total
Public offering price
Underwriting discounts and commissions
Proceeds to the selling stockholders before expenses(1)

(1)
See "Underwriting."

Investing in our Class A common stock involves a high degree of risk. See "Risk Factors" on page 22 of this prospectus to read about factors you should consider before making any decision to invest in our Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of Class A common stock to purchasers on or about            , 2015.

Joint Book-Running Managers

RBC CAPITAL MARKETS        GUGGENHEIM SECURITIES        STIFEL

Co-Manager

MAXIM GROUP LLC

The date of this prospectus is            , 2015

        Neither we, the selling stockholders nor the underwriters have authorized any other person to provide you with different or additional information other than that contained in this prospectus. We, the selling stockholders and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide. We and the selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus or such other date stated in this prospectus, and our business, financial condition, results of operations and/or prospects may have changed since those dates.

        The laws of certain jurisdictions may restrict the distribution of this prospectus and the offer and sale of the shares of our Class A common stock. Persons into whose possession this prospectus or any shares of Class A common stock may come must inform themselves about, and observe, any such restrictions on the distribution of this prospectus and the offering and sale of the shares of Class A common stock. In particular, there are restrictions on the distribution of this prospectus and the offer or sale of the shares of our Class A common stock in the United States, the European Economic Area and Canada. Neither we, the selling stockholders nor our respective representatives are making any representation to any offeree or any purchaser of the shares of Class A common stock regarding the legality of any investment in the shares of our Class A common stock by such offeree or purchaser under applicable legal investment or similar laws or regulations. Accordingly, no shares of Class A common stock may be offered or sold, directly or indirectly, and neither this prospectus nor any advertisement or other offering material may be distributed or published in any jurisdiction, except under circumstances that will result in compliance with any applicable laws and regulations. Ownership of our Class A common stock is also subject to certain regulatory restrictions, including the Communications Act of 1934 or FCC rules and policies (an "FCC Regulatory Limitation"). For more information, see "Description of Capital Stock — Regulatory Restrictions."

i

        Unless otherwise indicated, all references in this prospectus to:

  •
  "Acquired Cable Business" refers to assets of Media World, LLC and its affiliates primarily used in, or held for use in connection with, the operation or conduct of Media World, LLC's Spanish-language television network business including: (i) Pasiones, (ii) Centroamerica TV and (iii) Television Dominicana;

  •
  "Acquired Cable Networks" refers to (i) Pasiones, (ii) Centroamerica TV and (iii) Television Dominicana;

  •
  "Annual Report on Form 10-K" refers to our Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

  •
  "Azteca" refers to Azteca Acquisition Corporation, a Delaware blank check corporation;

  •
  "Azteca's Sponsor" refers to Azteca Acquisition Holdings, LLC;

  •
  "Business" refers collectively to our consolidated operations;

  •
  "Cable Networks" refers to our Networks with the exception of WAPA and WAPA 2 Deportes;

  •
  "Cable Networks Acquisition" refers to the acquisition of the Acquired Cable Business;

  •
  "Centroamerica TV" refers to HMTV Centroamerica TV, LLC, a Delaware limited liability company;

  •
  "Cinelatino" refers to Cine Latino, Inc., a Delaware corporation;

  •
  the "Company" refers to Hemisphere;

  •
  "Current Sponsor Warrantholders" refers to Brener International Group, LLC, a Delaware limited liability company and an affiliate of Azteca's Sponsor, Juan Pablo Albán and Clive Fleissig;

  •
  "Distributors" refers collectively to Satellite systems, telephone companies ("telcos"), and cable multiple system operators ("MSO"s), and the MSO's affiliated regional or individual cable systems;

  •
  "Hemisphere" refers to Hemisphere Media Group, Inc., a Delaware corporation and, where applicable, its consolidated subsidiaries;

  •
  "Holdings" refers to Hemisphere Media Holdings, LLC;

  •
  "Hispanic Programming Packages" refers to 20 or more channels, such as Cinelatino, Pasiones, Centroamerica TV, Television Dominicana, CNN en Español, Discovery en Español, History en Español, ESPN Deportes and Fox Deportes, on which our U.S. cable networks are distributed;

  •
  "InterMedia" refers to InterMedia Partners VII, L.P., a Delaware limited partnership;

  •
  "MSOs" refers to cable multiple system operators;

  •
  "MVS" refers to Grupo MVS, S.A. de C.V., a Mexican Sociedad Anonima de Capital Variable (variable capital corporation) and its affiliates, as applicable;

  •
  "Networks" refers collectively to WAPA, WAPA2 Deportes, WAPA America, Cinelatino, Pasiones, Centroamerica TV and Television Dominicana;

  •
  "Pasiones" refers collectively to HMTV Pasiones US, LLC, a Delaware limited liability company and HMTV Pasiones LatAm, LLC, a Delaware limited liability company;

  •
  "Seller" refers to Media World, LLC, a Florida limited liability company;

  •
  "Seller Warrants" refers to the 2,333,334 warrants that were issued by Hemisphere to InterMedia and the Cinelatino stockholders upon the consummation of the Transaction;

  •
  "Sponsor Warrants" refers to the 4,666,667 warrants issued to Azteca's Sponsor pursuant to the Warrant Agreement at the time of Azteca's initial public offering;

  •
  "telcos" refers to telephone companies;

  •
  "Television Dominicana" refers to HMTV TV Dominicana, LLC, a Delaware limited liability company;

  •
  "Transaction" collectively refers to the mergers resulting in Azteca, WAPA Holdings and Cinelatino becoming indirect wholly-owned subsidiaries of Hemisphere;

  •
  "Warrant Agreement" refers to the Warrant Agreement, dated as of June 29, 2011, between Azteca and Continental Stock Transfer & Trust Company, as warrant agent;

  •
  "WAPA" refers to Televicentro of Puerto Rico, LLC, a Delaware limited liability company;

  •
  "WAPA America" refers to WAPA America, Inc., a Delaware corporation;

  •
  "WAPA Holdings" refers to WAPA Holdings, LLC, a Delaware limited liability company and, where applicable, its consolidated subsidiaries;

  •
  "WAPA2 Deportes" refers to a sports television network in Puerto Rico operated by WAPA;

  •
  "wapa.tv" refers to a news and entertainment website in Puerto Rico operated by WAPA; and

  •
  unless otherwise indicated or as the context requires, all references in this prospectus to "we," "us" and "our" refer to Hemisphere.

TRADEMARKS

        This document contains registered and unregistered trademarks and service marks of Hemisphere and its affiliates. All brand names, trademarks and service marks appearing in this document are the property of their respective holders.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains statements that do not directly or exclusively relate to historical facts. These statements are "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.

        These forward-looking statements are necessarily estimates reflecting the best judgment and current expectations, plans, assumptions and beliefs about future events (in each case subject to change) of our senior management and management of our subsidiaries (including target businesses) and involve a number of risks, uncertainties and other factors, some of which may be beyond our control that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. Without limitation, any statements preceded or followed by or that include the words "targets," "plans," "believes," "expects," "intends," "will," "likely," "may," "anticipates," "estimates," "projects," "should," "would," "expect," "positioned," "strategy," "future," "potential," "plan," "forecast," or words, phrases or terms of similar substance or the negative thereof, are forward-looking statements. These include, but are not limited to, statements relating to the synergies and the benefits that we expect to achieve from the acquisition of the Acquired Cable Business, including future financial and operating results, the Company's plans, objectives, expectations and intentions and other statements that are not historical facts.

        Forward-looking statements are not guarantees of performance. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance, or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. In addition to the risk factors described under "Risk Factors" in this prospectus and in our Annual Report on Form 10-K, which is incorporated by reference herein, those factors include:

  •
  the reaction by advertisers, programming providers, strategic partners, the Federal Communications Commission (the "FCC") or other government regulators to businesses that we acquire;

  •
  the potential for viewership of our Networks' programming to decline or unexpected reductions in the number of subscribers to our Networks;

  •
  the risk that we may fail to secure sufficient or additional advertising and/or subscription revenue;

  •
  our ability to successfully integrate the Acquired Cable Business and achieve the expected synergies from that integration at the expected costs;

  •
  the ability to realize anticipated growth and growth strategies of the company since the completion of (i) the Transaction (as defined below) and (ii) the acquisition of the Acquired Cable Business;

  •
  the ability to realize the anticipated benefits of (i) the Transaction and (ii) the acquisition of the Acquired Cable Business, in each case, which may be affected by, among other things, competition in the industry in which we operate;

  •
  the risk that we may become responsible for certain liabilities of the Acquired Cable Business;

  •
  the costs expected to be incurred in connection with the integration of us and the Acquired Cable Business;

  •
  the risk that integrating our Business with that of the Acquired Cable Business may divert our management's attention;

  •
  future financial performance, including our ability to obtain additional financing in the future on favorable terms;

  •
  reduced access to capital markets or significant increases in borrowing costs;

  •
  our ability to successfully manage relationships with customers and distributors and other important relationships;

  •
  continued consolidation of Distributors in the marketplace;

  •
  the inability of advertisers or affiliates to remit payment to us in a timely manner or at all;

  •
  disagreements with our distributors over contract interpretation;

  •
  the outcome of any pending or threatened litigation;

  •
  the loss of key personnel and/or talent or expenditure of a greater amount of resources attracting, retaining and motivating key personnel than in the past;

  •
  strikes or other union job actions that affect our operations;

  •
  changes in technology, including changes in the distribution and viewing of television programming, including the expanded deployment of personal video recorders, video on demand ("VOD"), internet protocol television, mobile personal devices and personal tablets and their impact on subscription and television advertising revenue;

  •
  uncertainties inherent in the development of new business lines and business strategies;

  •
  changes in pricing and availability of products and services;

  •
  changes in the nature of key strategic relationships with partners and Distributors;

  •
  the ability of suppliers and vendors to deliver products and services;

  •
  fluctuations in foreign currency exchange rates and political unrest and regulatory changes in the international markets in which we operate;

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  the deterioration of general economic conditions, either nationally or in the local markets in which we operate;

  •
  changes in, or failure or inability to comply with, government regulations including, without limitation, regulations of the FCC, and adverse outcomes from regulatory proceedings;

  •
  the ability to protect electronically stored data;

  •
  competitor responses to our products and services; and

  •
  a failure to secure affiliate agreements or renewal of such agreements on less favorable terms.

        The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All

v

subsequent written and oral forward-looking statements concerning the matters addressed in this prospectus and attributable to us or any person acting on our behalf are qualified by these cautionary statements.

        The forward-looking statements are based on current expectations about future events and are not guarantees of future performance, and are subject to certain risks, uncertainties and assumptions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these expectations may not be achieved. We may change our intentions, beliefs or expectations at any time and without notice, based upon any change in our assumptions or otherwise. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PROSPECTUS SUMMARY

        The following summary highlights only selected information contained elsewhere in this prospectus or the documents incorporated by reference herein, but does not contain all the information that may be important to you. Accordingly, you are encouraged to read this prospectus and the incorporated documents carefully and in their entirety, especially the risks of investing in our Class A common stock discussed under "Risk Factors." See also the section entitled "Incorporation of Documents by Reference."

 Overview

        We are a leading U.S. Spanish-language media company serving the fast growing and highly attractive U.S. Hispanic and Latin American markets with five Spanish-language cable television networks distributed in the U.S., two Spanish-language cable television networks distributed in Latin America, and the #1-rated broadcast television network in Puerto Rico. Headquartered in Miami, Florida, we own and operate the following leading Spanish language Networks and content production platform, including the leading movie and telenovela channels, two of the most popular Hispanic entertainment genres, and the leading cable television networks targeting the second, third and fourth largest U.S. Hispanic groups:

Cinelatino: the leading Spanish-language cable movie network with over 15 million subscribers across the U.S., Latin America and Canada, including 4.3 million subscribers in the U.S. and 10.8 million subscribers in Latin America. Cinelatino is programmed with a lineup featuring the best contemporary films and original television series from Mexico, Latin America, the U.S. and Spain. Driven by the strength of its programming and distribution, Cinelatino is the #1-rated Spanish-language cable movie network in the U.S. and the #2-rated Spanish-language cable television network in the U.S. overall.

WAPA: the leading broadcast television network and television content producer in Puerto Rico. WAPA has been the #1-rated broadcast television network in Puerto Rico for the last six years. WAPA is Puerto Rico's news leader and the largest local producer of entertainment programming, producing over 70 hours each week of programming that is aired on WAPA and WAPA America. Through WAPA's multicast signal, we distribute WAPA2 Deportes, a leading sports television network in Puerto Rico, featuring Major League Baseball and professional sporting events from Puerto Rico. Additionally, we operate wapa.tv, the leading broadband news and entertainment website in Puerto Rico featuring news and content produced by WAPA.

WAPA America: a cable television network serving primarily Puerto Ricans and other Caribbean Hispanics in the United States, collectively the second largest segment of the U.S. Hispanic population. WAPA America's programming features news and entertainment programming produced by WAPA. WAPA America is distributed in the U.S. to over 5 million subscribers.

Pasiones: a cable television network dedicated to showcasing the best telenovelas and serialized dramas, licensed from the most important producers. Pasiones is distributed in the U.S. to 4.2 million subscribers and in Latin America to 8.9 million subscribers.

Centroamerica TV: a cable television network targeting Central Americans, the third largest U.S. Hispanic group and the fastest growing segment of the U.S. Hispanic population. Centroamerica TV features the most popular news and entertainment programming from Central America, as well as soccer programming from the top professional soccer leagues in the region. Centroamerica TV is distributed in the U.S. to over 3.7 million subscribers.

Television Dominicana: a cable television network targeting Dominicans living in the U.S., the fourth largest U.S. Hispanic group. Television Dominicana features the most popular news and entertainment programming from the Dominican Republic, as well as the professional winter baseball league from the Dominican Republic. Television Dominicana is distributed in the U.S. to over 2.6 million subscribers.

        We are committed to providing unique programming focused on underserved but significant segments of the U.S. Hispanic population. We have demonstrated a strong track record of growing and cultivating our current Networks and expanding our portfolio by acquiring highly complementary cable networks and strengthening those assets. We became a publicly traded company under the symbol "HMTV" on NASDAQ on April 4, 2013.

        We have been an active industry consolidator since our inception on January 16, 2013. Most recently, on April 1, 2014, we closed on the acquisition of three Spanish-language cable networks from Media World, LLC, a Florida limited liability company (the "Seller"). The Acquisition included the purchase of assets of the Seller primarily used in connection with the operation of the Seller's Spanish-language television network business, including Pasiones, Centroamerica TV, and Television Dominicana (the "Acquired Cable Networks"), which we refer to as the Cable Networks Acquisition.

        For the fiscal year ended December 31, 2014, we generated $112.0 million of revenue, $50.0 million of EBITDA and $10.6 million of net income, including nine months of operating results from the Acquired Cable Networks.

 Operating Strategy

        Our strategy is to provide unique programming focused on underserved but significant segments of the U.S. Hispanic population, allowing us to reach a deeper and broader U.S. Hispanic demographic than our competitors. Our objective is to maintain and improve our position as a leading U.S. Spanish language media company by, among other things:

        Growing retransmission fees and subscriber fees in both the U.S. and Latin America — We believe our Networks are well-positioned to further grow our retransmission and subscriber fees, fueled by strong ratings, continued growth in our target demographic audiences and robust content portfolio. For example, WAPA recently renewed its expiring retransmission agreements on very favorable terms by virtue of its dominance in the Puerto Rico market, and these agreements are expected to create significant retransmission fee growth for the Company. We continually review the quality of our programming to ensure that it is maximizing our Networks' viewership and giving our Networks' subscribers a premium, high-value experience. We expect to continue to increase the distribution of our Networks in the U.S., and our two Latin American cable networks on additional systems in under penetrated markets. In November 2014, we launched Pasiones, Centroamerica TV and Television Dominicana on Cablevision's Optimum TV, which now carries all five of our U.S. Cable Networks. In addition, Centroamerica TV has secured national distribution on Cox Cable, adding key Hispanic markets such as San Diego, Las Vegas and Phoenix, and Television Dominicana has launched on DISH Network and Choice Cable in Puerto Rico. As U.S. cable television distributors become more focused on targeting the Hispanic audience as a way to grow subscribers, we believe that our networks will be well-positioned to capture the upside.

        Converting Cinelatino to an ad-supported model and further driving advertising sales — We continue to see a large opportunity to increase our future advertising revenues. Cinelatino, for example, is transitioning to an ad-supported model in the U.S. to monetize its strong ratings. The conversion to an ad-supported model is expected to occur in the second quarter of 2015 and create a significant new revenue stream for the network. In addition, as a result of our enhanced scale following our recent acquisition, we will create a bundled product offering that we believe will be attractive to advertisers. We offer a unique and differentiated target audience for our advertisers, driven by our targeted demographic and our ability to segment the U.S. Hispanic population. We believe we can become a one-stop shop to advertisers, providing a truly unique and efficient buying opportunity and heighten our position in the Hispanic advertising market.

        Investing in content for our Networks to build viewership — We have made substantial investment in our programming and marketing efforts in order to improve the performance of our Networks by expanding our distribution reach, increasing our audience size, and increasing our attractiveness to advertisers. We will continue to invest in programming in 2015. To date, we have successfully created a highly differentiated content strategy at WAPA and in doing so, have maintained a #1 ratings ranking in the Puerto Rico market for six consecutive years. Cinelatino, as the only buyer of scale that can cover both the U.S. and Latin American markets for television rights to Spanish-language films, is well-positioned to acquire the best content available at favorable terms and has built an expansive library of licensed content. Since the completion of the Cable Networks Acquisition, we have also begun to invest in programming at each of the Acquired

Cable Networks to continue enhancing our content and audience engagement as we have done in the past with WAPA, WAPA America and Cinelatino.

        Acquisition-driven growth — We continue to look for attractive opportunities to acquire assets that we consider to be undervalued or fairly valued with attractive financial or strategic characteristics. We intend to take a long-term view and primarily seek opportunities which will expand our leadership position in the fast growing and highly desirable Spanish-language media market. We intend to seek a variety of acquisition opportunities, including businesses where we believe a catalyst for value realization is already present, or where we can realize synergies with our existing businesses. These may include Hispanic cable networks distributed in the U.S., Latin American broadcast and cable television networks, production companies and content libraries. We may also seek businesses that are in need of operational turnaround through our experienced and knowledgeable management team, which has a proven ability to develop and grow acquired assets. Consistent with this strategy, we are currently evaluating a number of acquisition opportunities.

        Well-positioned to capture growth from over-the-top distribution — We believe that the digital media opportunity has the potential of providing long-term growth and value, and that we are well-positioned to capture that upside. Spanish-language content remains an underserved category among over-the-top platforms in the U.S. As such, we have been intentionally reserved in our digital strategy and license our content on a limited basis to over-the-top services. However, we own digital rights for a significant percentage of our content and are well-positioned to capture viewers wherever and however they choose to consume video content. Furthermore, we own an expansive library of the best Spanish-language films and other content and are continually generating new content that can be distributed digitally or licensed to over-the-top platforms. We may also seek alternatives to capture digital audiences in the future, including development of software applications for our Networks and/or acquiring strategic digital media assets.

Revenue Sources

        Our two primary sources of revenue are advertising and retransmission/subscriber fees. All of our Networks generate retransmission/subscriber fees and all of our Networks, except Cinelatino, presently generate advertising revenue. Subscriber and retransmission fees represented approximately 50% of our net revenues in 2014, up from 39% in 2013. We generate over 90% of our net revenue from the United States.

        Advertising revenue is generated from the sale of advertising time. Our advertising sales success is demonstrated by our large and diversified portfolio of advertising partners, including many Fortune 500 companies across a variety of industries, which is supplemented by the direct on-air advertising and the sale of air-time.

        Our advertising revenue tends to reflect seasonal patterns of our advertisers' demand, which is generally greatest during the fourth quarter of each year, driven by the holiday buying season. In addition, Puerto Rico's political election cycle occurs every four years and we benefit from increased advertising sales in an election year. For example, in 2012, we experienced higher advertising sales as a result of political advertising spending during the 2012 governmental elections. The next election in Puerto Rico will be in 2016. Cinelatino is currently commercial-free, but in an effort to further monetize Cinelatino's strong ratings and attractive audience, one of our primary objectives is to introduce advertising on Cinelatino in the second quarter of 2015. Also in

2015, we expect to make significant investments in programming and marketing at the Acquired Cable Networks, which we expect will increase viewership and, as a result, advertising sales.

        Retransmission and subscriber fees are charged to distributors of our television networks, including cable, satellite and telecommunication service providers. Our television networks are distributed pursuant to multi-year agreements that generally provide for monthly subscriber fees with annual rate increases and have terms of varying length. We recognize retransmission and subscriber fees when they are accrued pursuant to the agreements we have entered into with respect to such revenue.

        All of our U.S. Cable Networks are distributed on Hispanic programming packages, which generally consist of 20 or more channels, such as Cinelatino, Pasiones, Centroamerica TV, Television Dominicana, CNN en Español, Discovery en Español, History en Español, ESPN Deportes and Fox Deportes ("Hispanic Programming Packages"). WAPA America is also distributed in more highly penetrated packages in the major markets of Orlando and Tampa. Cinelatino and Pasiones have dedicated feeds distributed in Latin America primarily on basic cable packages. Hispanic pay-TV subscribers in the U.S. are expected to grow, driven by the rapid growth in Hispanic television households and by increased penetration of pay-TV among Hispanics. Similarly, pay-TV subscribers in Latin America are expected to grow, driven by rising disposable income across the region. For more information, see "— Industry."

        WAPA is distributed over-the-air and by all pay-TV distributors in Puerto Rico on basic cable packages. WAPA has been the #1-rated broadcast television network in Puerto Rico for the last six years and management believes it is highly valued by its viewers and distributors. In fact, WAPA's primetime household rating in 2014 was more than three times higher than the most highly rated English language U.S. broadcast network in the U.S. As a result of its ratings success in the last six years, management believes WAPA is well positioned for future growth in retransmission fees, similar to the growth in retransmission fees that the four major U.S. networks have experienced in the U.S. (ABC, CBS, NBC and Fox).

Recent Developments

  First quarter 2015 results

        On May 4, 2015, we reported financial results for the three months ended March 31, 2015. Net revenues were $29.5 million for the three months ended March 31, 2015, an increase of 41% versus the prior year period result of $21.0 million. This increase was due to our inclusion of the operating results of the Acquired Cable Networks in our results, growth in advertising revenue, primarily resulting from an increase in WAPA's market share, and subscriber and retransmission fee growth across our Networks. Operating expenses were $22.4 million for the three months ended March 31, 2015, an increase of 30% from operating expenses of $17.3 million for the comparable period in 2014. This increase was primarily due to the inclusion of the operating results of the Acquired Cable Networks in our results, higher amortization expense due to intangible assets identified in connection with the Cable Networks Acquisition, and increased corporate overhead charges as we grew our infrastructure to support the expansion of our Business. Net income was $2.5 million in the three-month period, versus net income of $0.2 million in the prior year period. In addition, we reported Adjusted EBITDA of $12.8 million for the three-month period ended March 31, 2015 versus Adjusted EBITDA of $8.0 million in the prior year period. This increase was due to the inclusion of the operating results of the Acquired Cable Networks in our results, growth in advertising revenues and increases in subscriber and retransmission fees, which are high-margin revenue streams, representing 55% of our net revenue in the quarter. Accordingly, our Adjusted EBITDA margin expanded to 43% in the current quarter, up from 38% in the same period in 2014.

        In addition to financial information presented in accordance with U.S. GAAP, Hemisphere presents non-GAAP financial measure, "Adjusted EBITDA." Management uses these measures to assess the operating results and performance of the business, perform analytical comparisons and identify strategies to improve performance. Management believes Adjusted EBITDA is relevant to investors because it allows them to analyze the operating performance of each business using the same metrics used by management. The following table presents our Adjusted EBITDA measures for the periods indicated and provides a reconciliation of net income, which we believe is the most closely comparable U.S. GAAP financial measure, to Adjusted EBITDA:

	Three Months Ended March 31,
	2015	2014
	(Unaudited)
Reconciliation of net income to Adjusted EBITDA (amounts in thousands):
Net Income	$2,462	$248
Add (Deduct):
Income tax expense	1,611	492
Interest expense, net	2,983	2,907
Gain on disposition of assets	(3)	(2)
Depreciation and amortization	4,381	2,578
Stock-based compensation	1,325	1,514
Transaction and other non-recurring expenses	—	249

Adjusted EBITDA	$12,759	$7,986

 Industry

  U.S. Hispanic Market

        The U.S. Census Department estimated that 54 million Hispanics resided in the United States in 2013, representing an increase of 19 million people between 2000 and 2013. Hispanics represent the largest minority group in the U.S. at 17% of the total U.S. population and accounted for half of the total U.S. population growth between 2000 and 2013. This trend is expected to continue as the U.S. Hispanic population is projected to grow to 66 million by 2020, an increase of 22% from 2013. As a result of this growth, the U.S. Hispanic market now represents the second largest Hispanic economy in the world after Mexico. In 2014, about 67% of the U.S. Hispanic population reported their origin as Mexican, followed by Puerto Rican, the second largest Hispanic national group, at 9%. In addition, the Hispanic population on average is significantly younger than the overall population. The median age of U.S. Hispanics is 27, which is nearly ten years younger than the overall U.S. median age.

        Puerto Ricans are the second-largest Hispanic national community in the U.S. behind Mexican Americans. There are 5.2 million Puerto Ricans and an additional 5.1 million Hispanics from other Caribbean countries residing in the U.S., and together, Puerto Ricans and other Caribbean Hispanics represent more than 18% of the total U.S. Hispanic population. The Puerto Rican population in the U.S. grew 52% from 2000 to 2014, while the overall Caribbean Hispanic population grew 72% during the same time period, including the Dominican population, which grew 195% between 2000 and 2014.

  Caribbean Hispanics (WAPA America and Television Dominicana Target Audience)

Place of Origin	Population 2014	% of U.S. Hispanics
Puerto Rico	5,159,469	9.2%
Dominican Republic	2,256,610	4.0%
Cuba	1,644,644	2.9%
Colombia	946,961	1.7%
Venezuela	277,166	0.5%

Total Caribbean Hispanics	10,284,850	18.3%

Source:    2014 Geoscape

        Central Americans are the third largest U.S. Hispanic regional population group in the U.S. (behind Mexicans and Caribbeans), and represent the fastest growing segment of the U.S Hispanic population. There are 5.6 million Central Americans residing in the U.S., an increase of 253% since 2000. Central Americans comprised approximately 10% of the U.S. Hispanic population in 2014, compared to approximately 4% in 2000.

  Central Americans (Centroamerica TV Target Audience)

Place of Origin	Population 2014	% of U.S. Hispanics
El Salvador	2,435,080	4.3%
Guatemala	1,509,483	2.7%
Honduras	676,262	1.2%
Nicaragua	399,976	0.7%
Panama	340,307	0.6%
Costa Rica	226,561	0.4%

Total Central American Hispanics	5,587,669	9.9%

Source:    2014 Geoscape

  Hispanic Television and Pay-TV Landscape

        Within the U.S. cable network industry, the U.S. Hispanic demographic is attractive for a number of reasons:

  •
  Growth in Hispanic TV households: U.S. Hispanic television households grew by over 31% during the period from 2006 through 2014, from 11.2 million households to 14.8 million households, approximately six times the overall U.S. television household growth of only 5%. The continuing rapid growth of Hispanic television households creates a significant opportunity to reach an attractive audience at a time when overall household growth in the U.S. is more modest.

  •
  Growth in Hispanic pay-TV subscribers: Hispanic pay-TV subscribers are expected to grow significantly, driven not only by the rapid growth in Hispanic television households, but also by the increased penetration of pay-TV among Hispanics. Hispanic pay-TV subscribers increased 57% from 2006 through 2014, growing from 7.9 million to 12.3 million subscribers, approximately eight times the 7% increase in overall U.S. pay-TV subscribers during the same period. This growth also significantly over-indexes the 31% Hispanic television household growth during the same period.

  U.S. Hispanic Pay-TV Households

Source:    Hispanic TV HHs and pay-TV subscribers are from Nielsen Universe Estimates for 2006 and 2014-2015; Hispanic package subscribers are based on management estimates for 2006 and 2014.

  Television Viewing and Language Preferences

  •
  Hispanics Enjoy Movies: In 2013, Hispanics had the highest per capita movie attendance, visiting theaters on average 6.0 times per year compared to about 4.2 times per year for African Americans and 3.4 times per year for Caucasians. Hispanics make up 17% of the U.S. population, but account for 25% of movie ticket sales and 32% of frequent moviegoers. In fact, the President of the National Association of Theater Owners recently described Hispanics as "the most valuable component of moviegoers."

  •
  Hispanics Prefer Television in Spanish: Spanish remains the most used language in the home by U.S. Hispanic Adults, and this powerfully influences television viewing habits. According to Nielsen, approximately 60% of Hispanics aged 18 and over speak Spanish as much as or more than English in their homes. Spanish-dominant or bilingual (Spanish/English Equal) homes comprise about 65% of U.S. Hispanic households, and these homes exhibit a strong preference to watch television in their native language. Spanish-dominant households view 59% of television in Spanish and bilingual homes view about 35% of television in Spanish.

  Hispanic Advertising Market

        Hispanics represent approximately 17% of the total U.S. population and approximately 10% of the total U.S. discretionary consumption, but only 5% of the aggregate media spend targets U.S. Hispanics. As a result, advertisers have been allocating a higher proportion of marketing dollars to the Hispanic market, but U.S. Hispanic cable advertising still under-indexes relative to its consumption. U.S. Hispanic cable advertising growth has significantly outpaced overall U.S.

cable advertising growth, as well as Hispanic broadcast advertising growth. U.S. Hispanic cable advertising revenue grew at a 13% CAGR from 2007 to 2014, more than doubling from $178 million to $407 million. Going forward, U.S. Hispanic cable advertising is expected to grow at an 11% CAGR from 2014 to 2017, outpacing forecasted growth for U.S. cable advertising, U.S Hispanic broadcast advertising and U.S. general market broadcast advertising.

        Similar to the under-indexing of U.S. general market cable advertising relative to viewing share 25 years ago, U.S. Hispanic cable advertising today significantly under-indexes relative to its share of the Spanish-language television audience. In 2014, U.S. Hispanic cable networks garnered only 11% of total U.S. Hispanic television advertising, while representing a 17% share of total Spanish-language television viewing. Spanish-language cable networks viewing as a percentage of total Spanish-language TV viewing has grown dramatically from 11% in 2007 to 17% in 2014.

Note:    % Hispanic buying power and media spend data as of 2013.

Source:    U.S. Census (2013), The Shelby Report (2013), Kantar Media (2013), Nielsen (2014), SNL Kagan (2013)

  Latin American Market (excluding Brazil)

        Latin America remains an attractive region due to its large population, shared language, strong economic growth and growing discretionary spending. Pay-TV subscribers in Latin America grew 16% from 2012 to 2014, and are projected to grow from 45 million in 2014 to 56 million by 2018, representing projected growth of 24%. Pay-TV penetration of television households has expanded from 43% in 2012 to 47% in 2014, and is projected to reach 53% by 2018. This growth is expected to be driven by a sizeable and growing population, as well as a strong macroeconomic backdrop and rising disposable income across geographies. In addition, investments in network infrastructure have improved service and performance, leading to increased penetration for pay-TV operators.

  Puerto Rico Overview

        The Commonwealth of Puerto Rico is a U.S. territory and has a U.S. dollar-based economy, U.S. rule of law and strong governmental ties to the United States. The broadcast television industry in Puerto Rico is regulated by the U.S. FCC, and the banking system is regulated under the U.S. system (FDIC). Puerto Rico has a population of approximately 3.5 million, with an additional 5.2 million Puerto Ricans living in the mainland U.S. All Puerto Ricans are U.S. citizens.

  Economy

        Once one of the poorest islands in the Caribbean, Puerto Rico now has the highest GDP per capita in the region. Puerto Ricans are citizens of the United States and the territory receives appropriations from the federal government. Puerto Rico's economy has declined each year since 2006, except for modest growth in 2012. Economic activity in Puerto Rico remains generally flat at a depressed level and there are no strong signs that a meaningful recovery is taking hold. While the Puerto Rican economy is strongly influenced by the U.S. business cycle, Puerto Rico's latest downturn started earlier and was much steeper and more prolonged than that which occurred in the U.S. This prolonged recession is due to the long-term decline in the dominant manufacturing sector, decreased competitiveness as a result of expired federal tax benefits and high energy costs. The economic hardship has been exacerbated by years of budgetary imbalance that has been funded through increased governmental borrowings. As a result, Puerto Rico's government is dealing with a poor fiscal condition, high unemployment rate and an extremely low labor force participation rate. More recently, serious fiscal challenges have surfaced that are closely interrelated with Puerto Rico's weak economic performance. Persistent deficits in Puerto Rico's fiscal accounts, as well as mounting deficits in the operation of several major public corporations have substantially raised Puerto Rico's overall public debt, leading to serious concerns about whether its economy can sustain its financial obligations.

        A new administration entered office in 2013 and took actions to control spending, reform the pension systems and raise the corporate tax rate from 30% to 39%. Additionally, the administration has taken measures to promote economic development and job creation. Puerto Rico's lawmakers approved a balanced budget for fiscal 2015. Recently, the Governor introduced a comprehensive reform of Puerto Rico's tax system, which is presently under review. Nevertheless, economic outlook is expected to remain negative until the measures taken by the administration show evidence of promoting growth and economic revival.

  Puerto Rico Broadcast Television Market

        Puerto Rico has 1.4 million television households, comparable to that of a top 20 U.S. television market. Puerto Rico is the third largest U.S. Hispanic market behind Los Angeles and New York.

        Puerto Rican television broadcasters capture the dominant share of viewership, which is unique relative to the U.S. The three primary broadcasters in Puerto Rico — WAPA, Univision and Telemundo — collectively garner approximately 70% of all television household viewership in prime time, distinguishing Puerto Rico from the U.S. television market, where the four major national broadcast networks (ABC, CBS, NBC and Fox) garner a collective primetime audience share of less than 40% in that daypart. In fact, WAPA's ratings in Puerto Rico are more than three times higher than the ratings of the most highly-rated broadcast network in the U.S., CBS.

Our Networks

  WAPA

        Headquartered in San Juan, Puerto Rico, WAPA is a full-power independent broadcast television network. WAPA was founded in 1954 as the second broadcast television network in the Caribbean and the third in Latin America. WAPA occupies a prime channel position (channel 4), and together with its full-power repeater stations, WTIN in Ponce and WNJX in Mayagüez, reaches the entire island with the strongest television signal in Puerto Rico. WAPA reaches more television households than any of its competitors in Puerto Rico. WAPA is also distributed by all cable, satellite and telecommunication service providers in Puerto Rico. According to Mediafax (2009) and Nielsen (2010-2014), WAPA has been the #1-rated broadcast television network in Puerto Rico for six consecutive years, with an average household primetime rating of 17.6 and audience share of 30% in the year ended December 31, 2014.

        WAPA owns a 66,500 square foot building housing WAPA Holdings' state-of-the-art production facilities, television studios, and administrative offices. All of WAPA's news and most of its local programs are produced at WAPA's production facility, which contains four television studios, including the largest television studio in the Caribbean, fully equipped control rooms, digital video, audio, editing, post editing, and graphic production suites, and a scenery shop which produces all scenery and props for the local productions. WAPA also boasts one of the most technologically advanced news departments in Puerto Rico.

        WAPA is Puerto Rico's news leader and the largest local producer of entertainment programming, producing over 70 hours in the aggregate each week. In addition to having the top-rated morning, mid-day, evening and late night newscasts, WAPA's top-rated local shows include Entre Nosotras (the #1-rated local talk show), Pégate al Mediodía (the #1-rated midday program), Risas En Combo (the #1-rated comedy show) and Lo Se Todo (the #1-rated daily show). WAPA also licenses and televises blockbuster Hollywood movies and top-rated U.S. television series dubbed into Spanish. This diverse and unique mix of programming has made WAPA the market leader in Puerto Rico.

        In 2009, WAPA launched WAPA2 Deportes in Puerto Rico through its over-the-air signal and carriage by all cable, satellite and telecommunications distributors in Puerto Rico. WAPA2 Deportes broadcasts various local and U.S. sports programming, including Major League Baseball, with exclusive television rights to the World Series and the All-Star Game, and Puerto Rico's professional men's basketball league, Baloncesto Superior Nacional. In a short period of time, WAPA2 Deportes has become the leading local sports network in Puerto Rico.

        In 2008, WAPA launched wapa.tv, the #1-rated television network website in Puerto Rico and the #5 ranked Puerto Rico-originated web site. wapa.tv provides up-to-the-minute news and weather, promotional clips of WAPA's most popular shows, additional video content not seen on WAPA, and a platform for viewers to share comments and interact, driving further audience engagement.

  WAPA America

        WAPA America, launched in 2004, is a Spanish-language cable television network targeting Puerto Ricans, Domincans, Cubans, Venezuelans and Colombians (collectively referred to as "Caribbean Hispanics") residing in the U.S. Together, Puerto Ricans and Caribbean Hispanics are the second largest U.S. Hispanic population segment, representing over 18% of the U.S. Hispanic population. WAPA America is distributed by all major U.S. cable, satellite and telecommunication operators to more than 5 million subscribers. WAPA America televises over 70 hours per week of the top-rated news and entertainment programming produced by WAPA. WAPA America supplements its programming, with acquired telenovelas and culture programming, popular sports programming from Puerto Rico and other programming from WAPA's library.

        WAPA America is primarily distributed on Hispanic Programming Packages. WAPA America is also distributed in more highly penetrated packages in the major markets of Orlando and Tampa. Hispanic pay-TV subscribers in the U.S. are expected to grow, driven by the rapid growth in Hispanic television households and by increased penetration of pay-TV among Hispanics. We expect to capitalize on this strong growth. For more information, see "— Industry."

  Cinelatino

        Cinelatino is the leading Spanish-language cable movie network with over 15 million subscribers across the U.S., Latin America and Canada. Cinelatino is programmed with a lineup featuring what it believes to be the best contemporary films and original television series from Mexico, Latin America, the U.S. and Spain. Cinelatino was launched in Mexico in 1993, and introduced into the U.S. in 1995.

        Our programming strategy for Cinelatino is specifically intended to provide the audience with the broadest selection of the most popular and highest-quality films across all of the popular genres, from Mexico and all other Latin American countries which have significant populations in the U.S., including Puerto Rico, the Dominican Republic, Colombia and Venezuela. Consistent with its programming strategy, Cinelatino has licensed the rights to many of the highest grossing box office films in Mexico each year from 2009 to 2013. During 2014, we acquired a Spanish-language film library of 100 titles. This will provide us with substantial additional content and will be a source of content to license to over-the-top platforms. Cinelatino has an expansive library of over 600 of the best Spanish-language titles from suppliers across the globe. Driven by the strength of its programming and distribution, Cinelatino is the #1-Nielsen rated Spanish-language cable movie network in the U.S. and the #2-Nielsen rated Spanish-language cable television network in the U.S. overall. Cinelatino is currently commercial-free and generates 100% of its revenue through subscriber fees pursuant to multi-year distribution agreements. In an effort to further monetize its strong ratings and attractive audience, one of our primary objectives is to introduce advertising on Cinelatino in the U.S.

        Cinelatino has two feeds of its service, one that is distributed in the U.S., and a second that is distributed throughout Latin America and Canada. Cinelatino is distributed by all major U.S. cable, satellite and telecommunications operators on Hispanic Programming Packages. Hispanic pay-TV subscribers in the U.S. are expected to grow, driven by the rapid growth in Hispanic television households and by increased penetration of pay-TV among Hispanics. We expect to capitalize on this strong growth. For more information, see "— Industry."

        Cinelatino is also distributed by many Latin American pay television distributors, generally on basic video packages, and has more than 10 million subscribers in more than 15 countries throughout Latin America. Cinelatino is presently distributed to only 24% of all pay-TV subscribers throughout Latin America (excluding Brazil), representing a significant growth opportunity. Additionally, we have licensed movies on a limited basis for over-the-top digital services.

  Pasiones

        Pasiones, launched in August 2008, focuses on one of the most popular Hispanic genres, telenovelas. The network sets itself apart by showcasing telenovelas produced in Latin America and Asia (dubbed into Spanish), in contrast to most competitor networks, which focus exclusively on Mexican telenovelas. In owning both Pasiones and Cinelatino, we provide content in the two most popular genres with Hispanics, telenovelas and movies. We have recently entered into a licensing agreement with Televisa for multiple novelas for our Latin American feed of Pasiones. In addition, we will also begin rebranding initiatives in 2015, providing a fresh and unique look to the network.

        Pasiones has two feeds of its service, one that is distributed in the U.S. and a second that is distributed throughout Latin America. Pasiones is distributed by all major U.S. cable, satellite and telecommunications operators on Hispanic Programming Packages, and has 4.2 million subscribers. Hispanic pay-TV subscribers in the U.S. are expected to grow, driven by the rapid growth in Hispanic television households and by increased penetration of pay-TV among Hispanics. We expect to capitalize on this strong growth. For more information, see "— Industry."

        Pasiones is also distributed by many Latin American distributors, generally on basic video packages, and has 8.9 million Latin American subscribers. Pasiones is presently distributed to only 20% of total pay-TV subscribers throughout Latin America (excluding Brazil), representing a significant growth opportunity. Additionally, we have licensed telenovelas on a limited basis for over-the-top digital services.

  Centroamerica TV

        Centroamerica TV, launched in September 2004, is the leading network targeting the nearly 6 million Central Americans living in the U.S. Central Americans are the third largest U.S. Hispanic population group, and represent the fastest growing segment of the U.S. Hispanic population, having grown 253% from 2000-2014. Centroamerica TV features news and entertainment programming from leading television broadcast networks in El Salvador, Guatemala, Honduras, Nicaragua, Costa Rica and Panama, as well as exclusive soccer programming from the top professional leagues in the region. Recently, we invested in acquiring important soccer rights for Centroamerica TV.

        Centroamerica TV has over 3.7 million subscribers in the U.S. and is distributed on Hispanic Programming Packages. Hispanic pay-TV subscribers in the U.S. are expected to grow, driven by the rapid growth in Hispanic television households and by increased penetration of pay-TV among Hispanics. We expect to capitalize on this strong growth. For more information, see "— Industry."

  Television Dominicana

        Television Dominicana, launched in November 2005, is the leading network targeting the 2.3 million Dominicans living in the U.S. Dominicans are the fourth largest U.S. Hispanic population group and have grown by 195% between 2000-2014. Television Dominicana features news and entertainment programming from leading content producers in the Dominican Republic, as well as exclusive rights to the Dominican Republic professional baseball league.

        Television Dominicana currently has over 2.6 million subscribers in the U.S. and is distributed on Hispanic Programming Packages. Hispanic pay-TV subscribers are expected to grow, driven by the rapid growth in Hispanic television households and by increased penetration of pay-TV among Hispanics. We expect to capitalize on this strong growth. For more information, see "— Industry."

Incorporation of Hemisphere & Merger with WAPA, CineLatino and Azteca

        Hemisphere was formed on January 16, 2013 for purposes of effecting the Transaction. The primary purpose of the Transaction was to create a Spanish-language media company targeting the Hispanic broadcast and cable television network business. The Transaction was consummated on April 4, 2013. Azteca, a special purpose acquisition vehicle, delivered approximately $70 million from a trust account raised in its 2011 initial public offering to us at the closing of the Transaction. After the consummation of the Transaction, Azteca engaged in no further operations and was subsequently dissolved on December 31, 2013. Shares of our Class A common stock, par value $0.0001 per share are publicly traded under the symbol "HMTV" on NASDAQ. Our Warrants, exercisable for shares of Class A common stock are publicly traded on the Over-the-Counter Bulletin Board under the ticker symbol "HMTVW."

Acquisition of Pasiones, Centroamerica TV and Television Dominicana

        On April 1, 2014, we closed on the acquisition of the assets of the Spanish-language television network business of Seller, which is comprised of Pasiones, Centroamerica TV and TV Dominicana. The Acquired Cable Networks are highly complementary to our existing television networks, and build on our commitment to provide unique programming focused on the U.S. Hispanic market. The purchase price for the Cable Networks Acquisition and certain agreements entered into with Media World contemporaneously with the business combination was $101.9 million, and was funded with cash on hand. We estimated that the Acquired Cable Networks generated approximately $12.2 million of EBITDA in 2013, which resulted in an effective purchase price multiple of 8.4 times. These assets, together with our existing Networks, present significant long-range opportunities for us.

Our Relationship with MVS

        Cinelatino has certain agreements with MVS and its affiliates, a Mexican media and television conglomerate, which have directors and stockholders in common with the Company. MVS provides operational and technical services to Cinelatino pursuant to several agreements. Upon consummation of the Transaction in April 2013, certain of the agreements were amended or terminated to what management believes to be to the benefit of Cinelatino. An agreement which had granted MVS the exclusive right to distribute the service in the U.S was terminated upon consummation of the Transaction, and we made a one-time payment of $3.8 million to MVS. We have assumed responsibility for those activities previously provided by MVS, having no impact on Cinelatino's operations. A similar agreement which had granted MVS the exclusive right to distribute the service throughout Latin America was amended upon consummation of the Transaction so that MVS's rights will be on a non-exclusive basis, except for distribution agreements currently in effect. Also upon consummation of the Transaction, Cinelatino's affiliation agreement with Dish Mexico (an affiliate of MVS), pursuant to which Dish Mexico distributes the network and Cinelatino receives revenue, was extended through August 1, 2017.

Corporate Information

        We are a Delaware corporation, organized in January 2013. Our principal executive office is located at 2000 Ponce de Leon Blvd., Suite 500, Coral Gables, Florida. Our telephone number is (305) 421-6364. Our website address is www.hemispheretv.com. Information contained in, or accessible through, our website does not constitute part of this prospectus.

 THE OFFERING

        The summary below describes the principal terms of this offering. The "Description of Capital Stock" section of this prospectus contains a more detailed description of the shares of our Class A common stock.

Class A common stock offered by the selling stockholders	3,195,583 shares.
Class A common stock offered by us

If the underwriters exercise their option to purchase additional shares of Class A common stock, we may issue up to 479,337 shares of Class A common stock. Otherwise, we are not selling any shares of Class A common stock in this offering.

Option to purchase additional shares	We have granted the underwriters the right to purchase up to an additional 479,337 shares of Class A common stock within 30 days from the date of this prospectus.
Class A common stock outstanding

As of April 30, 2015, we had 15,009,004 shares of Class A common stock outstanding. Assuming the conversion of all shares of Class B common stock, we would have 45,036,422 shares of Class A common stock outstanding as of this date.

Class B common stock outstanding	As of April 30, 2015, we had 30,027,418 shares of Class B common stock outstanding.
Voting Rights

All shares of our capital stock vote together as a single class. Shares of our Class A common stock are entitled to one vote per share. Shares of our Class B common stock are entitled to 10 votes per share. As of April 30, 2015, 26,402,043 shares of Class B common stock and 933,406 shares of Class A common stock issuable upon exercise of Warrants, representing 83.8% of the combined voting power of our capital stock, were held directly or indirectly by our principal stockholder, InterMedia. See "Description of Capital Stock."

Exchange/conversion

Shares of our Class B common stock are convertible on a one-for-one basis into shares of Class A common stock at any time in the holder's sole discretion. Each share of our Class B common stock will be deemed to have been converted automatically into a share of our Class A common stock upon transfer to any transferee other than certain permitted transferees.

Use of Proceeds	We will not receive any proceeds from the sale of shares offered by the selling stockholders.

We will only receive proceeds from the offering if the underwriters exercise their option to purchase additional shares of our Class A common stock from us. We intend to use any proceeds that we receive from the offering for general corporate purposes, including working capital, sales and marketing activities, general and administrative matters, repayment of indebtedness and capital expenditures. We may also use a portion of the proceeds to acquire or invest in complementary products or businesses. See "Use of Proceeds."

Dividend Policy	We do not expect to pay any dividends or other distributions on our shares of common stock in the foreseeable future. We currently intend to retain future earnings. See "Dividend Policy."
NASDAQ Trading Symbol	HMTV
Risk Factors

Investing in our shares of Class A common stock involves substantial risks. See "Risk Factors" for a description of certain of the risks you should consider before investing in our shares of Class A common stock.

        In this prospectus, unless otherwise indicated, the number of shares of our Class A common stock outstanding and the other information based thereon:

  •
  excludes 7,333,284 shares of Class A common stock reserved as of April 30, 2015 for future issuance upon exercise of the outstanding warrants with an exercise price of $6.00 per half share of Class A common stock (the "Warrants") that were issued in the Transaction;

  •
  excludes 30,027,418 shares of Class A common stock as of April 30, 2015 issuable upon the conversion of shares of Class B common stock;

  •
  excludes 1,935,000 shares of Class A common stock issuable upon the exercise of stock options outstanding as of April 30, 2015 at an average exercise price of $11.30;

  •
  excludes 1,019,728 shares of Class A common stock reserved as of April 30, 2015 for future grant or issuance of equity awards under our Hemisphere Media Group, Inc. 2013 Equity Incentive Plan (the "2013 Plan"); and

  •
  assumes no exercise by the underwriters of their option to purchase additional shares of Class A common stock.

        For a description of our Class A common stock, Class B common stock and the Warrants, see "Description of Capital Stock."

 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

        Our fiscal year ends on December 31 of each calendar year. Results for the periods presented represent the results of Hemisphere and its consolidated subsidiaries.

        The following table sets forth summary historical consolidated financial and other data for Hemisphere and its consolidated subsidiaries for the periods presented. The selected financial information as of December 31, 2014 and 2013 and for the fiscal years then ended have been derived from our audited consolidated financial statements included elsewhere in this prospectus and the selected financial data as of December 31, 2012 and for the fiscal year then ended have been derived from WAPA Holdings' audited consolidated financial statements, which became the historical financial statements of Hemisphere upon the consummation of the Transaction. The summary historical consolidated financial data below should be read in conjunction with "Capitalization," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	2014(1)	2013(2)	2012
Selected Statement of Operations Information (amounts in thousands except per share data):
Net revenues	$111,989	$86,005	$71,367
Operating income	26,027	7,722	20,866
Income (loss) before income taxes	12,986	(1,167)	17,315
Income tax (expense) benefit	(2,429)	(3,130)	(6,285)

Net income (loss)	$10,557	$(4,297)	$11,030

Basic net income (loss) per share	$0.25	$(0.14)	$11,030
Diluted net income (loss) per share	$0.25	$(0.14)	$11,030
Weighted average shares outstanding
Basic	42,321	31,143	1
Diluted	42,622	31,143	1
Selected Balance Sheet Information:
Cash	$142,010	$176,622	$10,084
Goodwill	164,887	130,794	10,983
Other intangibles	91,611	34,610	1,678
Other assets	119,889	108,094	93,113
Total assets	518,397	450,120	115,858
Total liabilities	261,984	209,332	76,199
Total stockholders' equity	256,413	240,788	—
Total member's capital	—	—	39,659

(1)
On April 1, 2014, we completed the Cable Networks Acquisition, and the operating results are included in the Company's consolidated financial statements as of the date of the acquisition. As a result, our results as of and for the year ended December 31, 2014 and future periods may not be comparable to previous years.

(2)
On April 4, 2013, the merger by and among Cinelatino, WAPA Holdings and Azteca providing for the combination of Cinelatino, WAPA Holdings and Azteca as indirect, wholly-

  owned subsidiaries of Hemisphere was consummated. Although Hemisphere issued the equity interests in the Transaction, since it was a new entity formed solely to issue these equity interests to effect the Transaction it was not considered the acquirer and one of the combining entities that existed before the transaction was identified as the acquirer. WAPA Holdings was considered the accounting acquirer and predecessor, whose historical results became the results of Hemisphere. The operating results of the acquired businesses were included in the Company's consolidated financial results as of the Transaction date.

 RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

        In this prospectus, we present certain financial measures that may be considered "non-GAAP financial measures" under Securities and Exchange Commission rules. These rules require supplemental explanation and reconciliation, which is provided in this prospectus.

        In addition to financial information presented in accordance with U.S. GAAP, Hemisphere has presented certain non-GAAP financial measures, "Adjusted EBITDA." Management uses these measures to assess the operating results and performance of the business, perform analytical comparisons and identify strategies to improve performance. Management believes Adjusted EBITDA is relevant to investors because it allows them to analyze the operating performance of each business using the same metrics used by management.

        The following table presents the Company's Adjusted EBITDA measures for the periods indicated and provides a reconciliation of net income (loss), which we believe is the most closely comparable U.S. GAAP financial measure, to Adjusted EBITDA:

	Year Ended December 31,
	2014	2013
	(Unaudited)
Reconciliation of net income (loss) to Adjusted EBITDA:
Net income (loss)	$10,557	$(4,297)
Add (deduct):
Income tax expense	2,429	3,130
Interest expense, net	11,925	7,240
Loss on extinguishment of debt	1,116	1,649
Loss on disposition of assets	70	199
Depreciation and amortization	16,552	8,762
Stock-based compensation	5,920	7,192
Transaction expenses	1,282	5,694
Non-recurring expenses	173	4,206

Adjusted EBITDA	$50,024	$33,775

RISK FACTORS

        An investment in shares of our Class A common stock involves a high degree of risk. Prior to investing in our shares of Class A common stock, we encourage each prospective investor to carefully read this entire prospectus, including, without limitation, the following risk factors, the section of this prospectus entitled "Cautionary Note Regarding Forward-Looking Statements," and our consolidated financial statements and the related notes, which are included elsewhere in this prospectus. Any of the following factors could materially adversely affect our business, financial condition and operating results. Additional risks and uncertainties not currently known to us or that we currently view as immaterial may also materially adversely affect our business, financial condition and operating results. If any of these risks occur, the value of our shares of Class A common stock could decline, and you could lose all or part of your original investment.

Risk Factors Related to our Business

Service providers could discontinue or refrain from carrying our Networks, decide not to renew their distribution agreements or renew on less favorable terms, which could substantially reduce the number of viewers and harm our Business and operating results.

        Consolidation among cable and satellite operators has given the largest operators considerable leverage in their relationships with programmers, including our Networks. Some of our largest Distributors are combining and have gained, or may gain, market power, which could affect our ability to maximize the value of our content through those platforms. In addition, many of the countries and territories in which we distribute our Networks also have a small number of dominant Distributors. The success of each of our Networks is dependent, in part, on our ability to enter into new carriage agreements and maintain or renew existing agreements or arrangements with Distributors. Although our Networks currently have arrangements or agreements with, and are being carried by, many of the largest Distributors, having such a relationship or agreement with a Distributor does not always ensure that the Distributors will continue to carry our Networks. Additionally, under our Cable Networks' current contracts and arrangements, we typically offer Distributors the right to transmit the programming services comprising our Cable Networks to their subscribers, but not all such contracts or arrangements require that the programming services comprising our Cable Networks be offered to all subscribers of, or any specific tiers of, or to a specific minimum number of subscribers of, a Distributor. Also, WAPA is dependent on its retransmission consent agreements that provide for per subscriber fees with annual rate escalators. No assurances can be provided that WAPA will be able to renegotiate all such agreements on favorable terms, on a timely basis, or at all. A failure to secure a renewal of our Networks' agreements, or a renewal on less favorable terms, may result in a reduction in our Business's retransmission fees, subscriber fees and advertising revenues, and may have a material adverse effect on our results of operations and financial position.

The success of our Business is dependent upon advertising revenue, which is seasonal and cyclical, and will also fluctuate as a result of a number of other factors, some of which are beyond our control.

        The success of our Business is dependent upon our advertising revenues. Our Networks' ability to sell advertising time and space depends on, among other things:

  •
  economic conditions in the markets in which our Networks operate;

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  the popularity of the programming offered by our Networks;

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  changes in the population demographics in the markets in which our Networks operate;

  •
  advertising price fluctuations, which can be affected by the popularity of programming, the availability of programming, and the relative supply of and demand for commercial advertising;

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  our competitors' activities, including increased competition from other advertising-based mediums, particularly distributors of multiple channels of video programming such as cable, satellite and telecommunications companies (referred to as "MVPDs"), operators, and the internet;

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  decisions by advertisers to withdraw or delay planned advertising expenditures for any reason;

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  labor disputes or other disruptions at major advertisers;

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  changes in audience ratings; and

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  other factors beyond our control.

        Audience ratings may be impacted by a number of factors outside of our control, including a decline in viewership, changes in ratings technology or methodology or changes in household sampling. Any decline in audience ratings could cause revenue to decline, adversely impacting our Business and our operating results. Our advertising revenue and results are also subject to seasonal and cyclical fluctuations that we expect to continue. Seasonal fluctuations typically result in higher operating income in the fourth quarter than in the first, second, and third quarters of each year. This seasonality is primarily attributable to advertisers' increased expenditures in anticipation of the holiday season spending. In addition, we typically experience an increase in revenue every four years as a result of advertising sales in respect of local government elections in Puerto Rico. The next political year will be 2016. As a result of the seasonality and cyclicality of our revenue, and the historically significant increase in our revenue during election years, investors are cautioned that it has been, and is expected to remain, difficult to engage in period-over-period comparisons of our revenue and results of operations.

If our Networks' viewership declines for any reason, or our audience ratings decline for any reason or our Networks fail to develop and distribute popular programs, our advertising and subscriber fee revenues could decrease.

        Our Networks' viewership and audience ratings, as applicable, are critical factors affecting both (i) the advertising revenue that we receive, and (ii) the extent of retransmission and subscriber fees we receive, as applicable, under agreements with our Distributors. Our ratings are dependent, in part, on our ability to consistently create and acquire programming that meets the changing preferences of viewers in general and viewers in our Networks' target demographic category.

        Our Networks' viewership is also affected by the quality and acceptance of competing programs and other content offered by other networks, the availability of alternative forms of entertainment and leisure time activities, including general economic conditions, piracy, digital and on-demand distribution and growing competition for consumer discretionary spending. Audience ratings may be impacted by a number of factors outside of our control, including a decline in viewership, changes in ratings technology or methodology or changes in household sampling. Any decline in our Networks' viewership or audience ratings could cause advertising revenue to decline, subscription revenues to fall, and adversely impact our Business and operating results.

Our Networks may not be able to grow their subscribers and/or subscriber/retransmission fees, or such subscribers and/or fees may decline and, as a result, our revenues and profitability may not increase and could decrease.

        The growth of our Networks' subscriber base depends upon many factors, such as overall growth in cable, satellite and telco subscribers, the popularity of our Networks' programming, our ability to negotiate new carriage agreements, or amendments to, or renewals of, current carriage agreements, maintenance of existing distribution, and the success of our marketing efforts in driving consumer demand for their content, as well as other factors that are beyond our control.

        A major component of our financial growth strategy is based on our ability to increase our Cable Networks' subscriber base. If our Cable Networks' programming services are required by the FCC to be offered on an "à la carte" basis, our Cable Networks could experience higher costs, reduced distribution of our program service, perhaps significantly, and lose viewers. There can be no assurance that we will be able to maintain or increase our Cable Networks' subscriber base on cable, satellite and telco systems or that our current carriage will not decrease as a result of a number of factors or that we will be able to maintain or increase our Cable Networks' current subscriber fee rates.

        In particular, negotiations for new carriage agreements, or amendments to, or renewals of, current carriage agreements, are lengthy and complex, and our Networks are not able to predict with any accuracy when such increases in our subscriber bases may occur, if at all, or if we can maintain or increase our current subscriber fee or retransmission fee rates, as applicable. If our Networks are unable to grow our subscriber bases or if we reduce our subscriber fee or retransmission fee rates, as applicable, our revenues may not increase and could decrease.

The television markets in which our Networks operate is highly competitive, and we may not be able to compete effectively, particularly against competitors with greater financial resources, brand recognition, marketplace presence and relationships with service providers.

        Our Networks compete with other television channels for the distribution of their programming, development and acquisition of content, audience viewership and advertising sales. With respect to audiences, television stations compete primarily based on program popularity. We cannot provide any assurances as to the acceptability by audiences of any of the programs our Networks broadcast. Further, because our Networks compete for the rights to produce or license certain programming, we cannot provide any assurances that we will be able to produce or obtain any desired programming at costs that we believe are reasonable. Our inability or failure to broadcast popular programs on our Networks, or otherwise maintain viewership for any reason, including as a result of significant increases in programming alternatives and the failure to compete with new technological innovations could result in a lack of advertisers, or a reduction in the amount advertisers are willing to pay us to advertise, which could have a material adverse effect on our Business, financial condition, and results of operations.

        Our Networks compete with other Spanish-language broadcast and cable television networks, and digital media companies for the acquisition of programming, viewership, the sale of advertising and creative talent. Our Networks also compete for the development and acquisition of programming, selling of commercial time on our Networks and on-air and creative talent. It is possible that our competitors, many of which have substantially greater financial and operational resources than our Networks, could revise their programming to offer more competitive programming which is of interest to our Networks' viewers.

        Additionally, our Cable Networks compete with other television channels to be included in the offerings of each video service provider and for placement in the packaged offerings having the most subscribers. For example, our Cable Networks' ability to secure distribution is dependent upon the production, acquisition and packaging of programming, audience viewership, and the prices charged for carriage. Our Cable Networks' contractual agreements with Distributors are renewed or renegotiated from time to time in the ordinary course of business. With respect to WAPA, cable network programming, combined with increased access to cable and satellite TV, has become a significant competitor for broadcast television programming viewers.

        Our Networks also compete for advertising revenue with general-interest television and other forms of media, including magazines, newspapers, radio and digital media. Our ability to secure additional advertising accounts relating to our Networks' operations depends upon the size of each Networks' audience, the popularity of our programming and the demographics of our viewers, as well as strategies taken by our Networks' competitors, strategies taken by advertisers and the relative bargaining power of advertisers. Competition for advertising accounts and related advertising expenditures is intense. We face competition for such advertising expenditures from a variety of sources, including other networks and other media. We cannot provide assurance that our Networks' advertising sponsors will pay advertising rates for commercial air time at levels sufficient for us to make a profit, that we will maintain relationships with our current advertising sponsors or that we will be able to attract new advertising sponsors or increase advertising revenues. Changes in ratings technology, or methodology or metrics used by advertisers or other changes in advertisers' media buying strategies also could have a material adverse effect on our financial condition and results of operations. If we are unable to attract advertising accounts in sufficient quantities, our revenues and profitability may be harmed.

        Certain technological advances, including the increased deployment of fiber optic cable, are expected to allow cable and telecommunication video service providers to continue to expand both their channel and broadband distribution capacities and to increase transmission speeds. In addition, the ability to deliver content via new methods and devices is expected to increase substantially. The impact of such added capacities is hard to predict, but the development of new methods of content distribution could dilute our Networks' market share and lead to increased competition for viewers by facilitating the emergence of additional channels and mobile and internet platforms through which viewers could view programming that is similar to that offered by our Networks.

        If any of our existing competitors or new competitors, many of which have substantially greater financial and operational resources than our Networks, significantly expand their operations or their market penetration, our Business could be harmed. If any of these competitors were able to invent improved technology, or our Networks were not able to prevent them from obtaining and using their own proprietary technology and trade secrets, our Business and operating results, as well as our Networks' future growth prospects, could be negatively affected. There can be no assurance that our Networks will be able to compete successfully in the future against existing or new competitors, or that increasing competition will not have a material adverse effect on our Business, financial condition or results of operations.

Interpretation of certain terms of our distribution agreements may have an adverse effect on the distribution payments we receive under those agreements.

        Many of our distribution agreements contain "most favored nation" clauses. These clauses typically provide that if we enter into an agreement with another Distributor which contains certain more favorable terms, we must offer some of those terms to our existing distributors. While we believe that we have appropriately complied with the most favored nation clauses included in our distribution agreements, these agreements are complex and other parties could reach a different conclusion that, if correct, could have a material adverse effect on our results of operations and financial position.

Our results may be adversely affected if long-term programming contracts are not renewed on sufficiently favorable terms.

        Our Networks enter into long-term contracts for acquisition of programming, including movies, television series, sporting rights and other programs. As these contracts expire, our Networks must renew or renegotiate these contracts, and if our Networks are unable to renew them on acceptable terms, we may lose programming rights. Even if these contracts are renewed, the cost of obtaining programming rights may increase (or increase at faster rates than our historical experience) or the revenue from distribution of programs may be reduced (or increase at slower rates than our historical experience). With respect to the acquisition of programming rights, the impact of these long-term contracts on our results over the term of the contracts depends on a number of factors, including effectiveness of marketing efforts, the size of audiences and the strength of advertising markets. There can be no assurance that revenues from programming based on these rights will exceed the cost of the rights plus the other costs of distributing the programming.

There has been a shift in consumer behavior as a result of technological innovations and changes in the distribution of content, which may affect our viewership and the profitability of our Business in unpredictable ways. Our Networks' failure to acquire or maintain state-of-the-art technology or adapt our business models may harm our Business and competitive advantage.

        Technology in the video, telecommunications and data services industry is changing rapidly. Consumer behavior related to changes in content distribution and technological innovation affect our economic model and viewership in ways that are not entirely predictable. Consumers are increasingly viewing content on a time-delayed or on-demand basis from traditional Distributors and from connected apps and websites and on a wide variety of screens, such as televisions, tablets, mobile phones and other devices. Additionally, devices that allow users to view television programs on a time-shifted basis and technologies that enable users to fast-forward or skip programming, including commercials, such as DVRs and portable digital devices and systems that enable users to store or make portable copies of content may affect the attractiveness of our offerings to advertisers and could therefore adversely affect our revenues. There is increased demand for short-form, user-generated and interactive content, which have different economic models than our traditional content offerings. Digital downloads, rights lockers, rentals and subscription services are competing for consumer preferences with each other and with traditional physical distribution of our content. Each distribution model has different risks and economic consequences for us so the rapid evolution of consumer preferences may have an economic impact that is not completely predictable. Distribution windows are also evolving, potentially affecting revenues from other windows. We may be required to incur substantial capital expenditures to implement new technologies, or, if we fail to do so, may face significant new challenges due to technological advances adopted by competitors, which in turn could result in harm to our Business and operating results. Additionally, the development of new methods of content distribution could dilute our Networks' market share and lead to increased competition for viewers. If we cannot ensure that our distribution methods and content are responsive to our target audiences, our Business could be adversely affected.

        Certain digital video recording technologies offered by cable and satellite systems allow viewers to digitally record, store and play back television programming at a later time and may impact our advertising revenue. Most of these technologies permit viewers to fast forward through advertisements; or, in certain cases, skip them entirely. The use of these technologies may decrease viewership of commercials as recorded by media measurement services such as Nielsen Media Research and, as a result, lower the advertising revenues of our television stations. The current ratings provided by Nielsen for use by broadcast stations are limited to live viewing plus viewing of a digitally recorded program on the same day as the original air date and give broadcasters no credit for delayed viewing that occurs after the original air date. The effects of new ratings system technologies including people meters and set-top boxes, and the ability of such technologies to be a reliable standard that can be used by advertisers is currently unknown.

We face cybersecurity and similar risks, which could result in the disclosure of confidential information, disruption of our programming services, damage to our brands and reputation, legal exposure and financial losses.

        Our information technology systems, including our online, mobile and app offering, as well as our internal systems, are susceptible to security breaches, operational data loss, general disruptions in functionality, and may not be compatible with new technology. We depend on our information technology systems for the effectiveness of our operations and to interface with our Networks' customers, as well as to maintain financial records and accuracy. Although we have systems in place to monitor our security measures, disruption or failures of our and our subsidiaries' information technology systems, due to employee error, computer malware, viruses, hacking and phishing attacks, or otherwise, could impair our ability to effectively and timely provide services and products and maintain our financial records. Additionally, outside parties may attempt to fraudulently induce employees or users to disclose sensitive or confidential information in order to gain access to data. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. Any such breach or unauthorized access could result in a loss of our proprietary information, which may include user data, a disruption of our services or a reduction of the revenues we are able to generate from such services, damage to our brands and reputation, a loss of confidence in the security of our offerings and services, and significant legal and financial exposure, each of which could potentially have a material adverse effect on our Business.

We are subject to restrictions on foreign ownership.

        Under the Communications Act, a broadcast license may not be granted to or held by any corporation that has more than 20% of its capital stock owned or voted by non-U.S. citizens or entities or their representatives, by foreign governments or their representatives, or by non-U.S. corporations.

        Furthermore, the Communications Act provides that no FCC broadcast license may be granted to or held by any corporation that is directly or indirectly controlled by any other corporation of which more than 25% of the capital stock is owned or voted by non-U.S. citizens or entities or their representatives, by foreign governments or their representatives, or by non-U.S. corporations, if the FCC finds the public interest will be served by the refusal or revocation of such license. These restrictions apply in modified form to other forms of business organizations, including partnerships and limited liability companies. The FCC has interpreted this provision of the Communications Act to require an affirmative public interest finding before a broadcast license may be granted to or held by any such entity. Thus, the licenses for WAPA's television stations could be revoked if more than 25% of our outstanding capital stock is issued to or for the benefit of non-U.S. citizens, unless the FCC has ruled in advance that such ownership would be in the public interest.

        To the extent necessary to comply with the Communications Act and FCC rules and policies, our board of directors may (i) take any action it believes necessary to prohibit the ownership or voting of more than 25% of our outstanding capital stock by or for the account of aliens or their representatives or by a foreign government or representative thereof or by any entity organized under the laws of a foreign country (collectively, "Aliens"), or by any other entity (a) that is subject to or deemed to be subject to control by Aliens on a de jure or de facto basis or (b) owned by, or held for the benefit of Aliens in a manner that would cause us to be in violation of the Communications Act or FCC rules and policies; (ii) prohibit any transfer of our capital stock which we believe could cause more than 25% of our outstanding capital stock to be owned or voted by or for any person or entity identified in the foregoing clause (i); (iii) prohibit the ownership, voting or transfer of any portion of its outstanding capital stock to the extent the ownership, voting or transfer of such portion would cause us to violate or would otherwise result in violation of any provision of the Communications Act or FCC rules and policies; (iv) convert shares of our Class B common stock into shares of our Class A common stock to the extent necessary to bring us into compliance with the Communications Act or FCC rules and policies; and (v) redeem capital stock to the extent necessary to bring us into compliance with the Communications Act or FCC rules and policies or to prevent the loss or impairment of any of our FCC licenses.

Federal regulation of the broadcasting industry limits WAPA's operating flexibility.

        The ownership, operation and sale of broadcast television stations, such as WAPA, are subject to the jurisdiction of the FCC under the Communications Act. Matters subject to FCC oversight include the assignment of frequency bands for broadcast television; the approval of a television station's frequency, location and operating power; the issuance, renewal, revocation or modification of a television station's FCC license; the approval of changes in the ownership or control of a television station's licensee; the regulation of equipment used by television stations; and the adoption and implementation of regulations and policies concerning the ownership, operation, programming and employment practices of television stations.

        WAPA depends upon maintaining its broadcast licenses, which are issued by the FCC for a term of eight years and are renewable. Applications to renew the broadcast licenses of all television stations licensed to communities in Puerto Rico, including those associated with WAPA-TV, were renewed in 2013. In the future, interested parties may challenge a renewal application. The FCC has the authority to revoke licenses, not renew them, or renew them with conditions, including renewals for less than a full term. It cannot be assured that our license renewal applications for WAPA in the future will be approved, or that the renewals, if granted, will not include conditions or qualifications that could adversely affect our operations. If WAPA's licenses are not renewed in the future, or renewed with substantial conditions or modifications (including renewing one or more of our licenses for a term of fewer than eight years), it could prevent us from operating WAPA and generating revenue from it.

        Furthermore, WAPA's ability to successfully negotiate and renegotiate future retransmission consent agreements may be hindered by potential legislative or regulatory changes to the framework under which these agreements are negotiated. In March 2011, the FCC issued a Notice of Proposed Rulemaking ("NPRM") to consider changes to its rules governing the negotiation of retransmission consent agreements. The FCC concluded that it lacked statutory authority to impose mandatory arbitration or interim carriage obligations in the event of a dispute between broadcasters and pay television operators. The FCC, however, sought comment on whether it should (1) strengthen existing regulatory provisions requiring broadcasters and MVPDs to negotiate retransmission consent in "good faith," (2) enhance notice obligations to consumers of potential disruptions in service, and/or (3) extend the prohibition on ceasing carriage of a broadcast station's signal during an audience measurement period to direct broadcast satellite ("DBS") systems. The FCC has not yet issued a decision in this proceeding, and we cannot predict the outcome of any FCC regulatory action in this regard.

Our Networks are subject to FCC sanctions or penalties if they violate the FCC's rules or regulations.

        If we or any of our officers, directors, or attributable interest holders materially violate the FCC's rules and regulations or are convicted of a felony or are found to have engaged in unlawful anticompetitive conduct or fraud upon another government agency, the FCC may, in response to a petition by a third party or on its own initiative, in its discretion, commence a proceeding to impose sanctions upon us that could involve the imposition of monetary penalties, the denial of a license renewal application, revocation of a broadcast license or other sanctions. In addition, the FCC has recently emphasized more vigorous enforcement of certain of its regulations, including indecency standards, sponsorship identification requirements, children's programming requirements, public file requirements, which impact broadcasters, and also rules that relate to the emergency alert system and closed captioning, and equal employment opportunity outreach and recordkeeping requirements, which impact MVPDs. For example, in 2006, the statutory maximum fine for broadcasting indecent material increased from $32,500 to $325,000 per incident. In 2014, the FCC issued fines against three cable network owners, with the fines ranging from $280,000 to $1,120,000, for violating FCC rules relating to the emergency alert system. These enhanced enforcement efforts could result in increased costs associated with the adoption and implementation of stricter compliance procedures at our Business facilities or FCC fines. Additionally, the effect of recent judicial decisions regarding the FCC's indecency enforcement practices remain unclear and we are unable to predict the impact of these decisions on the FCC's enforcement practices, which could have a material adverse effect on our Business.

The cable, satellite and telco-delivered television industry is subject to substantial governmental regulation for which compliance may increase our Networks' costs, hinder our growth and possibly expose us to penalties for failure to comply.

        The multichannel video programming distribution industry is subject to extensive legislation and regulation at the federal level, and many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. Operating in a regulated industry increases our cost of doing business as video programmers, and such regulation may also hinder our ability to increase and/or maintain our revenues. The regulation of programming services is subject to the political process and continues to be under evaluation and subject to change. Material changes in the law and regulatory requirements are difficult to anticipate and our Business may be harmed by future legislation, new regulation, deregulation and/or court decisions interpreting such laws and regulations.

        The following are examples of the types of currently active legislative, regulatory and judicial inquiries and proceedings that may impact our Cable Networks. The FCC may adopt rules which would require cable and satellite providers to make available programming channels on an a la carte basis. A major component of our financial growth strategy is based on our ability to increase our Cable Networks' subscriber base. If our Cable Networks' programming services are required by the FCC to be offered on an "a la carte" basis, our Cable Networks could experience higher costs, reduced distribution of our program service, perhaps significantly, and lose viewers. There can be no assurance that we will be able to maintain or increase our Cable Networks' subscriber base on cable, satellite and telco systems or that our current carriage will not decrease as a result of a number of factors or that we will be able to maintain or increase our Cable Networks' current subscriber fee rates.

        Further, the FCC and certain courts are examining the types of technologies that will be considered "multichannel video programming systems" under federal regulation and the rules that will be applied to distribution of television programming via such technologies. We cannot predict the outcome of any of these inquiries or proceedings or how their outcome would impact our ability to have our Cable Networks' content carried on multichannel programming distribution and the value of our advertising inventories.

Our Cable Networks may become subject to program access restrictions.

        Under the Communications Act, vertically integrated cable programmers are generally prohibited from offering different prices, terms, or conditions to competing multichannel video programming distributors unless the differential is justified by certain permissible factors set forth in the FCC's regulations. A cable programmer is considered to be vertically integrated if it owns or is owned by a cable television operator in whole or in part under the FCC's program access attribution rules. Cable television operators for this purpose may include telephone companies that provide video programming directly to subscribers. The other holdings of entities that acquire an interest in our capital stock may be attributable to our Cable Networks for purposes of the program access rules, and therefore could have the effect of making our Cable Networks subject to the program access rules. If our Cable Networks were to become subject to the program access rules, their flexibility to negotiate the most favorable terms available for their content could be adversely affected. Our amended and restated certificate of incorporation provides for our ability to restrict ownership or redeem shares of certain holders, if we believe that the ownership or proposed ownership of shares of our capital stock by any person may limit or impair any of our activities under the Communications Act. However, there can be no assurances that our rights under our amended and restated certificate of incorporation, will allow a timely resolution to the limitation or impairment of our activities under the Communications Act. As a result, if our Cable Networks were to become subject to the program access rules, it could have a material adverse effect on our Business, financial condition and results of operations.

Cable, satellite and telco television programming signals have been stolen or could be stolen in the future, which reduces our potential revenue from subscriber fees and advertising.

        The delivery of subscription programming requires the use of conditional access technology to limit access to programming to only those who subscribe to programming and are authorized to view it. Conditional access systems use, among other things, encryption technology to protect the transmitted signal from unauthorized access. It is illegal to create, sell or otherwise distribute software or devices to circumvent conditional access technologies. However, theft of programming has been widely reported, and the access or "smart" cards used in service providers' conditional access systems have been compromised and could be further compromised in the future. When conditional access systems are compromised, our Networks do not receive the potential subscriber fee revenues from the service providers. Further, measures that could be taken by service providers to limit such theft are not under our control. While we take proactive steps to combat piracy through the encryption of our signal and other measures, there can be no assurances that these or other steps are effective. Piracy of our Networks' copyrighted materials could reduce our revenue and negatively affect our Business and operating results.

"Must-carry" regulations reduce the amount of channel space that is available for carriage of the Cable Networks cable offerings.

        The Cable Act of 1992 imposed "must carry" or "retransmission consent" regulations on cable systems, requiring them to carry the signals of local broadcast television stations that choose to exercise their must carry rights rather than negotiate a retransmission consent arrangement. DBS systems are also subject to their own must carry rules. The FCC's implementation of these "must-carry" obligations requires cable and DBS operators to give certain broadcasters preferential access to channel space. This reduces the amount of channel space that is available for carriage of our Cable Networks offerings by cable television systems and DBS operators in the U.S. Congress, the FCC or any other foreign government may, in the future, adopt new laws, regulations and policies regarding a wide variety of matters which could affect our Cable Networks.

We have operations, properties and viewers that are located in Puerto Rico and Florida that could be adversely affected in the event of a hurricane or other extreme weather conditions.

        WAPA's corporate office and production facilities are located in Puerto Rico, where major hurricanes have occurred, as well as other extreme weather conditions, such as tornadoes, floods, fires, unusually heavy or prolonged rain, droughts and heat waves. Additionally our corporate office and certain of our operations provided by our service providers are located in Miami, Florida, where similar weather conditions have occurred, including major hurricanes. Depending on where any particular hurricane or other weather event makes landfall, our properties in Puerto Rico could experience significant damage. Such event could have an adverse effect on our ability to broadcast our programming or produce new shows, which could have an adverse effect on our Business and results of operations. Additionally, many of WAPA's regular viewers may be left without power and unable to view our programming which could have an adverse effect on our Business and results of operations.

Puerto Rico's continuing economic hardships may have a negative effect on the overall performance of our Business, financial condition and results of operations.

        Current financial and economic conditions in Puerto Rico continue to be uncertain and the continuation or worsening of such conditions could reduce consumer confidence and have an adverse effect on WAPA's business, results of operations, and/or financial condition. If consumer confidence were to decline, this decline could negatively affect WAPA's advertising customers' businesses and their advertising budgets. In addition, continued volatile economic conditions could have a negative impact on the broadcast television industry or the industries of WAPA's advertisers, resulting in reduced advertising sales. Furthermore, it may be possible that actions taken by any governmental or regulatory body for the purpose of stabilizing the economy or financial markets will not achieve their intended effect. In addition to any negative direct consequences to our Business or results of operations arising from these financial and economic developments, some of these actions may adversely affect financial institutions, advertisers, or other consumers on whom we rely. Additionally, our access to future capital or financing arrangements, or the cost of such capital or financings, may be affected by the economic climate in Puerto Rico.

        Puerto Rico's track record of poor budget controls and high poverty levels compared to the U.S. average presents ongoing challenges. Puerto Rico's government is dealing with a poor fiscal condition, unemployment rate is high and the labor force participation rate extremely low. More recently, serious fiscal challenges have surfaced that are closely interrelated with Puerto Rico's weak economic performance. Persistent deficits in Puerto Rico's fiscal accounts, as well as mounting deficits in the operation of several major public corporations have substantially raised Puerto Rico's overall public debt, leading to serious concerns about whether its economy can sustain its financial obligations. Although Puerto Rico has implemented measures to deal with its budgetary gaps and economic challenges, including, raising the corporate tax rate from 30% to 39%, recently introducing a comprehensive reform of its current tax system, passing a balanced budget for fiscal 2015, and other significant expenditure controls and revenue enhancement measures, Puerto Rico possesses an economy in recession since 2006, limited economic activity, lower-than-estimated revenue collections, high government debt levels relative to the size of the economy and other potential fiscal challenges. Significant job losses, potential expenses and delays implementing budget solutions, the loss or reduction in the flow of federal funds, and contraction in the manufacturing and construction sectors could further heighten the risks associated with our exposure to Puerto Rico's economy.

        If economic conditions in Puerto Rico deteriorate, we may experience a reduction in existing and new business, which could have a material adverse effect on our Business, financial condition and results of operations.

Certain of our Cable Networks have international operations and exposures that incur certain risks not found in doing business in the United States.

        Doing business in foreign countries carries with it certain risks that are not found in doing business in the United States. The risks of doing business in foreign countries that could result in losses against which our Cable Networks are not insured include:

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  exposure to local economic conditions;

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  potential adverse changes in the diplomatic relations of foreign countries with the United States;

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  hostility from local populations;

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  significant fluctuations in foreign currency value;

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  the adverse effect of currency exchange controls or other restrictions;

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  restrictions on the withdrawal of foreign investment and earnings;

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  government policies against businesses owned by foreigners;

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  investment restrictions or requirements;

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  expropriations of property;

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  the potential instability of foreign governments and economies;

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  the risk of insurrections;

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  difficulties in collecting revenues and seeking recourse against 3rd parties owing payments to us;

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  withholding and other taxes on remittances and other payments by subsidiaries;

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  changes in taxation structure; and

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  shifting consumer preferences regarding the viewing of video programming.

        Furthermore, some foreign markets where we operate may be more adversely affected by current economic conditions than the U.S. We also may incur additional expenses as a result of changes, including the imposition of new restrictions, in the existing economic or political environment in the regions where we do business. Acts of terrorism, hostilities, or financial, political, economic or other uncertainties could lead to a reduction in revenue or loss of investment, which could adversely affect our results of operations.

Any violation of the Foreign Corrupt Practices Act or other similar laws and regulations could have a negative impact on us.

        We are subject to risks associated with doing business outside of the United States, which exposes us to complex foreign and U.S. regulations inherent in doing business cross-border and in each of the countries in which we transact business. We are subject to regulations imposed by the Foreign Corrupt Practices Act, or the FCPA, and other anti-corruption laws that generally prohibit U.S. companies and their subsidiaries from offering, promising, authorizing or making improper payments to foreign government officials for the purpose of obtaining or retaining business. Violations of the FCPA and other anti-corruption laws may result in severe criminal and civil sanctions as well as other penalties and the SEC and U.S. Department of Justice have increased their enforcement activities with respect to the FCPA. Internal control policies and procedures and employee training and compliance programs that we have implemented to deter prohibited practices may not be effective in prohibiting employees, contractors or agents from violating or circumventing such policies and the law. If our employees or agents fail to comply with applicable laws or company policies governing their international operations, we may face investigations, prosecutions and other legal proceedings and actions which could result in civil penalties, administrative remedies and criminal sanctions. Any determination that we have violated the FCPA could have a material adverse effect on our financial condition. Compliance with international and U.S. laws and regulations that apply to international operations increases the cost of doing business in foreign jurisdictions.

Adverse conditions in the U.S. and international economies could negatively impact our results of operations.

        Unfavorable general economic conditions, such as a recession or economic slowdown in parts of the United States or in one or more of the major markets in which we operate, could negatively affect the affordability of and demand for some of their products and services. In addition, adverse economic conditions may lead to loss of subscriptions for our Networks. If these events were to occur, it could have a material adverse effect on our results of operations.

        The risks associated with our advertising revenue become more acute in periods of a slowing economy or recession, which may be accompanied by a decrease in advertising. Expenditures by advertisers tend to be cyclical, reflecting overall economic conditions and budgeting and buying patterns. Cancellations, reductions or delays in purchases of advertising could, and often do, occur as a result of a strike, a general economic downturn, an economic downturn in one or more industries or in one or more geographic areas, or a failure to agree on contractual terms.

Any potential hostilities, terrorist attacks, or similarly newsworthy events leading to broadcast interruptions, may affect our revenues and results of operations.

        If any existing hostilities escalate, or if the United States experiences a terrorist attack or experiences any similar event resulting in interruptions to regularly scheduled broadcasting, we may lose revenue and/or incur increased expenses. Lost revenue and increased expenses may be due to preemption, delay or cancellation of advertising campaigns, or diminished subscriber fees, as well as increased costs of covering such events. We cannot predict the (i) extent or duration of any future disruption to our programming schedule, (ii) amount of advertising revenue that would be lost or delayed, (iii) the amount of decline in any subscriber fees or (iv) the amount by which broadcasting expenses would increase as a result. Any such loss of revenue and increased expenses could negatively affect our results of operations.

Recent legislation could result in the reallocation of broadcast spectrum for wireless broadband or other non-broadcast use.

        In February 2012, Congress passed and the President signed legislation that, among other things, grants the FCC authority to conduct an incentive auction to recapture certain spectrum currently used by television broadcasters and repurpose it for other uses. On June 2, 2014, the FCC released a Report and Order ("Incentive Auction Order") adopting rules and procedures to implement the incentive auction authorized by Congress. Several parties have challenged, in part or in whole, the Incentive Auction Order. These challenges remain pending. Additionally, the FCC has initiated several rulemakings in connection with the Incentive Auction Order. These rulemakings remain pending. The FCC has indicated that the incentive auction will begin in early 2016. The proposed incentive auction process would have three components.

        First, the FCC would conduct a reverse auction by which each television broadcaster may choose to retain its rights to a 6 MHz channel of spectrum or volunteer, in return for payment, to relinquish some or all of its station's spectrum by surrendering the station's license; relinquishing the right to some of the station's spectrum and thereafter share spectrum with another station; or, for stations that operate in the UHF spectrum, modifying the station's UHF channel license to a VHF channel license.

        Second, in order to accommodate the spectrum reallocated to new users, the FCC will "repack" the remaining television broadcast spectrum, which may require certain television stations that did not participate in the reverse auction to modify their transmission facilities, including requiring such stations to operate on other channel designations. The FCC is authorized to reimburse stations for reasonable relocation costs up to a total across all stations of $1.75 billion. In addition, Congress directed the FCC, when repacking the television broadcast spectrum, to use reasonable efforts to preserve a station's coverage area and population served. In addition, the FCC is prohibited from requiring a station to move involuntarily from the UHF spectrum band, the band in which WAPA's broadcast licenses operate, to the VHF spectrum band or from the high VHF band to the low VHF band.

        Third, the FCC would conduct a forward auction of the relinquished broadcast spectrum to new users. The FCC must complete the reverse auction and the forward auction by September 30, 2022.

        The outcome of the incentive auction and repacking of broadcast television spectrum or the impact of such items on our Business cannot be predicted.

Our Networks are subject to interruptions of distribution as a result of our reliance on broadcast towers, satellites and Distributors for transmission of its programming. A significant interruption in transmission ability could seriously affect our Business and results of operations, particularly if not fully covered by its insurance.

        Our Networks could experience interruptions of distribution or potentially long-term increased costs of delivery if the ability of broadcast towers, satellites or satellite transponders, or

Distributors to transmit our Networks' content is disrupted because of accidents, weather interruptions, governmental regulation, terrorism, or other third party action.

        As protection against these hazards, we maintain insurance coverage against some, but not all, such potential losses and liabilities. We may not be able to maintain or obtain insurance of the type and amount we desire at reasonable rates. As a result of market conditions, premiums and deductibles for certain of our insurance policies may increase substantially. In some instances, certain insurance could become unavailable or available only for reduced amounts of coverage. For example, coverage for hurricane damage can be limited, and coverage for terrorism risks can include broad exclusions. If our Networks were to incur a significant liability for which we were not fully insured, it could have a material adverse effect on our financial position.

The success of much of our Business is dependent upon the retention and performance of on-air talent and program hosts and other key employees.

        Our Business depends upon the continued efforts, abilities and expertise of our corporate executive team. There can be no assurance that these individuals will remain with us. Our Business, financial condition and results of operations could be materially adversely affected if we lose any of these persons and are unable to attract and retain qualified replacements. Additionally, our Networks independently contract with several on-air personalities and hosts with significant loyal audiences in their respective markets. Although our Networks have entered into long-term agreements with some of their key on-air talent and program hosts to protect their interests in those relationships, we can give no assurance that all or any of these persons will remain with our Networks or will retain their audiences. Competition for these individuals is intense and many of these individuals are under no legal obligation to remain with our Networks. Our competitors may choose to extend offers to any of these individuals on terms which our Networks may be unable or unwilling to meet. Furthermore, the popularity and audience loyalty of our Networks' key on-air talent and program hosts is highly sensitive to rapidly changing public tastes. A loss of such popularity or audience loyalty is beyond our control and could limit our Network' ability to generate revenue and could have a material adverse effect on our Business, financial condition and results of operations.

We may need to increase the size of our organization, and may experience difficulties in managing growth.

        At Hemisphere, the parent holding company, we do not have significant operating assets and only have a limited number of employees. In connection with the completion of any future acquisitions, we may be required to hire additional personnel and enhance our information technology systems. Any future growth may increase our corporate operating costs and impose significant added responsibilities on members of our management, including the need to identify, recruit, maintain and integrate additional employees and implement enhanced informational technology systems. Our future financial performance and our ability to compete effectively will depend, in part, on our ability to manage any future growth effectively. Future growth will also increase our costs and expenses and limit our liquidity.

We could be adversely affected by strikes or other union job actions.

        A majority of our employees in Puerto Rico are highly specialized union members who are essential to the production of television programs and news. These employees are covered by our collective bargaining agreements ("CBAs") which expire on July 23, 2015 and June 27, 2016, respectively. A strike by, or a lockout of, one or more of the unions that provide personnel essential to the production of television programs could delay or halt our ongoing production activities. Such a halt or delay, depending on the length of time, could cause a delay or interruption in the programming schedule of certain of our Networks, which could have a material adverse effect on our Business, financial condition and results of operations.

We could become obligated to pay additional contributions due to the unfunded vested benefits of a multiemployer pension plan. A future incurrence of withdrawal liability could have a material effect on our results of operations.

        WAPA makes contributions to the Newspaper Guild International Pension Plan (the "Plan" or "TNGIPP"), a multiemployer pension plan with a plan year end of December 31 that provides defined benefits to certain employees covered by two CBAs, which expire on July 23, 2015 and June 27, 2016, respectively. WAPA's contribution rates to the Plan are generally determined in accordance with the provisions of the CBAs.

        The risks in participating in such a plan are different from the risks of single-employer plans, in the following respects:

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  Assets contributed to a multiemployer plan by one employer may be used to provide benefits to employees of other participating employer.

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  If a participating employer ceases to contribute to a multiemployer plan, the unfunded obligation of the plan may be borne by the remaining participating employers.

        WAPA has received Annual Funding Notices, Report of Summary Plan Information, Critical Status Notices ("Notices") and a Rehabilitation Plan, as defined by the Pension Protection Act of 2006 ("PPA"), from the Plan. The Notices indicate that the Plan actuary has certified that the Plan is in critical status, the "Red Zone," as defined by the PPA, and that a plan of rehabilitation ("Rehabilitation Plan") was adopted by the Trustees of the Plan ("Trustees") on May 1, 2010. On May 29, 2010, the Trustees sent WAPA a Notice of Reduction and Adjustment of Benefits Due to Critical Status explaining all changes adopted under the Rehabilitation Plan, including the reduction or elimination of benefits referred to as "adjustable benefits." In connection with the adoption of the Rehabilitation Plan, most of the Plan participating unions and contributing employers (including the Newspaper Guild International and WAPA), agreed to one of the "schedules" of changes as set forth under the Rehabilitation Plan. WAPA elected the "Preferred Schedule" and executed a Memorandum of Agreement, effective May 27, 2010 (the "MOA") and agreed to the following contribution rate increases: 3.0% beginning on January 1, 2013; an additional 3.0% beginning on January 1, 2014; and an additional 3.0% beginning on January 1, 2015.

        The future cost of the Plan depends on a number of factors, including the funding status of the Plan and the ability of other participating companies to meet ongoing funding obligations. Participating employers in the Plan are jointly responsible for any plan underfunding. Assets contributed to the Plan are not segregated or otherwise restricted to provide benefits only to the employees of WAPA. While WAPA's pension cost for the Plan is established by the CBA, the Plan may impose increased contribution rates and surcharges based on the funded status of the Plan and in accordance with the provisions of the PPA. Factors that could impact the funded status of the Plan include investment performance, changes in the participant demographics, financial stability of contributing employers and changes in actuarial assumptions.

        The surcharges and effect of the Rehabilitation Plan as described above are not anticipated to have a material effect on our results of operations. However, in the event other contributing employers are unable to, or fail to, meet their ongoing funding obligations, the financial impact on WAPA to contribute to any plan underfunding may be material. In addition, if a United States multiemployer defined benefit plan fails to satisfy certain minimum funding requirements, the Internal Revenue Service (the "IRS") may impose a nondeductible excise tax of 5% on the amount of the accumulated funding deficiency for those employers contributing to the fund.

        WAPA could also be obligated to pay additional contributions (known as complete or partial withdrawal liabilities) due to the unfunded vested benefits of the Plan, in the event WAPA withdrew from the Plan during the five-year period beginning on the effective date of the MOA. The withdrawal liability (which could be material) in the event of the foregoing, would equal the total lump sum of contributions WAPA would have been obligated to pay the Plan through the date of withdrawal, under the "default schedule" of the Rehabilitation Plan (5% surcharge in the initial year and 10% for each successive year thereafter the Plan is in critical status), less any contributions actually paid by WAPA to the Plan under the "preferred schedule." For more information, see Note 11, "Retirement Plans" of Notes to Consolidated Financial Statements.

A large portion of our revenue is generated from a limited number of customers, and the loss of these customers could adversely affect our Business.

        We have historically depended on a few customers for a significant percentage of our annual net revenues. The loss of one or more contracts with one of these customers could adversely affect our Business, financial condition and results of operations if the lost revenues were not replaced with profitable revenues from that customer or other customers.

If our goodwill or intangibles become impaired, we will be required to recognize a non-cash charge which could have a significant effect on our reported net earnings.

        A significant portion of our assets consist of goodwill and intangibles. We test our goodwill and intangibles for impairment each year. A significant downward revision in the present value of estimated future cash flows for a reporting unit could result in an impairment of goodwill and intangibles and a noncash charge would be required. Such a charge could have a significant effect on our reported net earnings.

Possible strategic initiatives may impact our Business.

        We will continue to evaluate the nature and scope of our operations and various short-term and long-term strategic considerations. There are uncertainties and risks relating to strategic initiatives. Also, prospective competitors may have greater financial resources. These factors may place us at a competitive disadvantage in successfully completing future acquisitions and investments. Future acquisitions may not be available on attractive terms, or at all. If we do make acquisitions, we may not be able to successfully integrate the acquired businesses. In addition, while we believe that there may be target businesses that we could potentially acquire or invest in, our ability to compete with respect to the acquisition of certain target businesses that are sizable will be limited by our available financial resources. We may need to obtain additional financing in order to consummate future acquisitions and investment opportunities. We cannot assure you that any additional financing will be available to us on acceptable terms, if at all. This inherent competitive limitation gives others with greater financial resources an advantage in pursuing acquisition and investment opportunities. Finally, certain acquisitions or divestitures may be subject to FCC approval and FCC rules and regulations. If we do not realize the expected benefits or synergies of such transactions, there may be an adverse effect on our Business, financial condition and results of operations.

Future acquisitions or business opportunities could involve unknown risks that could harm our Business and adversely affect our financial condition.

        In the future we may acquire other businesses or make other acquisitions, such as the Acquired Cable Business, that involve unknown risks. Although we intend to conduct extensive business, financial and legal due diligence in connection with the evaluation of future business or acquisition opportunities, there can be no assurance our due diligence investigations will identify every matter that could have a material adverse effect on us. We may be unable to adequately address the financial, legal and operational risks raised by such businesses or acquisitions. The realization of any unknown risks could expose us to unanticipated costs and liabilities and prevent or limit us from realizing the projected benefits of the businesses or acquisitions, which could adversely affect our financial condition and liquidity. In addition, our Business, financial condition, results of operations and the ability to service our debt may be adversely impacted depending on specific risks applicable to any business or company we acquire.

Any potential acquisition or investment in a foreign business or a company with significant foreign operations may subject us to additional risks.

        Acquisitions or investments by us in a foreign business or other companies with significant foreign operations, subjects us to risks inherent in business operations outside of the United States. These risks include, for example, currency fluctuations, complex foreign regulatory regimes, unstable local tax policies, restrictions on the movement of funds across national borders and cultural and language differences. If realized, some of these risks may have a material adverse effect on our Business, results of operations and liquidity, and can have an adverse effect on our ability to service our debt.

We could consume resources in researching acquisitions, business opportunities or financings and capital market transactions that are not consummated, which could materially adversely affect subsequent attempts to locate and acquire or invest in another business.

        We anticipate that the investigation of each specific acquisition or business opportunity and the negotiation, drafting, and execution of relevant agreements, disclosure documents, and other instruments, with respect to such transaction, will require substantial management time and attention and substantial costs for financial advisors, accountants, attorneys and other advisors. If a decision is made not to consummate a specific acquisition, business opportunities or financings and capital market transactions investment or financing, the costs incurred up to that point for the proposed transaction likely would not be recoverable. Furthermore, even if an agreement is reached relating to a specific acquisition, investment target or financing, we may fail to consummate the investment or acquisition for any number of reasons, including those beyond our control. Any such event could consume significant management time and result in a loss to us of the related costs incurred, which could adversely affect our financial position and our ability to consummate other acquisitions and investments.

We have incurred substantial costs in connection with our previous acquisitions, including legal, accounting, advisory and other costs.

        We have incurred substantial costs in connection with our prior acquisitions and expect to incur substantial costs in connection with any other transaction we complete in the future. For example, upon the consummation of the acquisition of the Acquired Cable Business, we incurred significant costs, including a number of non-recurring costs associated with the transaction. Some of these costs are payable regardless of whether the acquisition is completed. These costs will reduce the amount of cash otherwise available to us for acquisitions, business opportunities and other corporate purposes. There is no assurance that the actual costs will not exceed our estimates. We may continue to incur additional material charges reflecting additional costs associated with our investments and the integration of our acquisitions including, our investment in the Acquired Cable Business, in fiscal quarters subsequent to the quarter in which the relevant acquisition was consummated.

Our officers, directors, stockholders and their respective affiliates may have a pecuniary interest in certain transactions in which we are involved, and may also compete with us.

        We have not adopted a policy that expressly prohibits our directors, officers, stockholders or affiliates from having a direct or indirect pecuniary interest in any investment to be acquired or disposed of by us or in any transaction to which we are a party or have an interest. Nor do we have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by us. We may, subject to the terms of our amended term loan facility (the "Amended Term Loan Facility") and applicable law, enter into transactions in which such persons have an interest. In addition, such parties may have an interest in certain transactions such as strategic partnerships or joint ventures in which we may become involved, and may also compete with us.

In the course of their other business activities, certain of our officers and directors may become aware of investment and acquisition opportunities that may be appropriate for presentation to us as well as the other entities with which they are affiliated. Such officers and directors may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

        Certain of our officers and directors may become aware of business opportunities which may be appropriate for presentation to us as well as the other entities with which they are or may be affiliated. Due to those officers' and directors' existing affiliations with other entities, they may have fiduciary obligations to present potential business opportunities to those entities in addition to presenting them to us, which could cause additional conflicts of interest. To the extent that such officers and directors identify business combination opportunities that may be suitable for entities to which they have pre-existing fiduciary obligations, or are presented with such opportunities in their capacities as fiduciaries to such entities, they may be required to honor their pre-existing fiduciary obligations to such entities. Accordingly, they may not present business combination opportunities to us that otherwise may be attractive to such entities unless the other entities have declined to accept such opportunities.

Future acquisitions and dispositions may not require a stockholder vote and may be material to us.

        Any future acquisitions could be material in size and scope, and our stockholders and potential investors may have virtually no substantive information about any new business upon which to base a decision whether to invest in our Class A common stock. In any event, depending upon the size and structure of any acquisitions, stockholders are generally expected to not have the opportunity to vote on the transaction, and may not have access to any information about any new business until the transaction is completed and we file a report with the Securities and Exchange Commission (the "Commission") disclosing the nature of such transaction and/or business. Similarly, we may effect material dispositions in the future. Even if a stockholder vote is required for any of our future acquisitions, under our amended and restated certificate of incorporation and our amended and restated bylaws, our stockholders are allowed to approve such transactions by written consent, which may effectively result in only our controlling stockholder having an opportunity to vote on such transactions.

Protection of electronically stored data is costly and if our data is compromised in spite of this protection, we may incur additional costs, lost opportunities and damage to our reputation.

        We maintain information in digital form necessary to conduct our Business, including confidential and proprietary information regarding our Networks' advertisers, customers, Distributors, employees and viewers as well as personal information. Data maintained in digital form is subject to the risk of intrusion, tampering and theft. We develop and maintain systems to prevent this from occurring, but the development and maintenance of these systems is costly and requires ongoing monitoring and updating as technologies change and efforts to overcome security measures become more sophisticated. Moreover, despite our efforts, the possibility of intrusion, tampering and theft cannot be eliminated entirely, and risks associated with each of these remain. In addition, we provide confidential, proprietary and personal information to third parties when it is necessary to pursue business objectives. While we obtain assurances that these third parties will protect this information and, where appropriate, monitor the protections employed by these third parties, there is a risk the confidentiality of data held by third parties may be compromised. If our data systems are compromised, our ability to conduct our Business may be impaired, we may lose profitable opportunities or the value of those opportunities may be diminished and, as described above, we may lose revenue as a result of unlicensed use of our intellectual property. Further, a penetration of our network security or other misappropriation or misuse of personal consumer or employee information could subject us to financial, litigation and reputation risk, which could have a negative effect on our Business, financial condition and results of operations.

Unrelated third parties may bring claims against us based on the nature and content of information posted on websites maintained by our Networks.

        Our Networks host, or may host in the future, internet sites that enable individuals to exchange information, generate content, comment on content, and engage in various online activities. The law relating to the liability of providers of these online services for activities of their users is currently unsettled both within the United States and internationally. Claims may be brought against us for defamation, negligence, copyright or trademark infringement, unlawful activity, tort, including personal injury, fraud, or other theories based on the nature and content of information that may be posted online or generated by our Networks' internet site users, including wapa.tv, cinelatino.com, tvpasiones.com, centroamericatv.tv and televisiondominicana.tv. Defenses of such actions could be costly and involve significant time and attention of our Networks' management, our management and other resources.

The success of our Business is highly dependent on the existence and maintenance of intellectual property rights in the entertainment products and services we create.

        The value to us of our intellectual property rights is dependent on the scope and duration of our rights as defined by applicable laws in the U.S. and abroad and the manner in which those laws are construed. If those laws are drafted or interpreted in ways that limit the extent or duration of our rights, or if existing laws are changed, our ability to generate revenue from our intellectual property may decrease, or the cost of obtaining and maintaining rights may increase. There can be no assurance that our efforts to enforce our rights and protect our products, services and intellectual property will be successful in preventing content piracy or signal theft. Content piracy and signal theft present a threat to our revenues.

        The unauthorized use of our intellectual property rights may increase the cost of protecting these rights or reduce our revenues. New technologies such as the convergence of computing, communication, and entertainment devices, the falling prices of devices incorporating such technologies, and increased broadband internet speed and penetration have made the unauthorized digital copying and distribution of our programming content easier and faster and enforcement of intellectual property rights more challenging. The unauthorized use of intellectual property in the entertainment industry generally continues to be a significant challenge for intellectual property rights holders. Inadequate laws or weak enforcement mechanisms to protect intellectual property in one country can adversely affect the results of our operations worldwide, despite our efforts to protect our intellectual property rights. These developments may require us to devote substantial resources to protecting our intellectual property against unlicensed use and present the risk of increased losses of revenue as a result of unlicensed distribution of our content.

        With respect to intellectual property developed by us and rights acquired by us from others, we are subject to the risk of challenges to our copyright, trademark and patent rights by third parties. Successful challenges to our rights in intellectual property may result in increased costs for obtaining rights or the loss of the opportunity to earn revenue from the intellectual property that is the subject of challenged rights. We are not aware of any challenges to our intellectual property rights that we currently foresee having a material effect on our operations.

If we are unable to protect our domain names, our reputation and brands could be adversely affected.

        We currently hold various domain name registrations relating to our brands. The registration and maintenance of domain names generally are regulated by governmental agencies and their designees. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may be unable to register or maintain relevant domain names. We may be unable, without significant cost or at all, to prevent third parties from registering domain names that are similar to, infringe upon or otherwise decrease the value of, our and our subsidiaries trademarks and other proprietary rights. Failure to protect our domain names could adversely affect our reputation and brands, and make it more difficult for users to find our Business's websites and services.

We may face intellectual property infringement claims that could be time-consuming, costly to defend and result in loss of significant rights.

        Other parties may assert intellectual property infringement claims against us, and our Networks' products may infringe the intellectual property rights of third parties. From time to time, our Business receives letters alleging infringement of intellectual property rights of others. Intellectual property litigation can be expensive and time-consuming and could divert management's attention from our Business. If there is a successful claim of infringement against us, we may be required to pay substantial damages to the party claiming infringement or enter into royalty or license agreements that may not be available on acceptable or desirable terms, if at all. Our failure to license proprietary rights on a timely basis would harm our Business.

Changes in governmental regulation, interpretation or legislative reform could increase our Business's cost of doing business and adversely affect our profitability.

        Laws and regulations, including in the areas of advertising, consumer affairs, data protection, finance, marketing, privacy, publishing and taxation requirements, are subject to change and differing interpretations. Changes in the political climate or in existing laws or regulations, or their interpretations, or the enactment of new laws or the issuance of new regulations or changes in enforcement priorities or activity could adversely affect us by, among other things:

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  increasing our administrative, compliance, and other costs;

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  forcing us to undergo a corporate restructuring;

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  limiting our ability to engage in inter-company transactions with our affiliates and subsidiaries;

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  increasing our tax obligations, including unfavorable outcomes from audits performed by various tax authorities;

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  affecting our ability to continue to serve our Networks' customers and to attract new customers;

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  affecting cash management practices and repatriation efforts;

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  forcing us to alter or restructure our Networks' relationships with vendors and contractors;

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  increasing compliance efforts or costs;

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  limiting our use of or access to personal information;

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  restricting our ability to market our products; and

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  requiring us to implement additional or different programs and systems.

        Compliance with regulations is costly and time-consuming, and we may encounter difficulties, delays or significant expenses in connection with such compliance, and we may be exposed to significant penalties, liabilities, reputational harm and loss of business in the event that we fail to comply. While it is not possible to predict when or whether fundamental policy or interpretive changes would occur, these or other changes could fundamentally change the dynamics of the industries in which we operate or the costs associated with our operations. Changes in public policy or enforcement priorities could materially affect our profitability, our ability to retain or grow business, or in the event of extreme circumstances, our financial condition. There can be no assurance that legislative or regulatory change or interpretive differences will not have a material adverse effect on our Business.

Changes in accounting standards can significantly impact reported operating results.

        Generally accepted accounting principles, accompanying pronouncements and implementation guidelines for many aspects of our Business, including those related to intangible assets and income taxes, are complex and involve significant judgments. Changes in these rules or their interpretation could significantly change our reported operating results.

Section 404 of the Sarbanes-Oxley Act of 2002 requires us to document and test our internal controls over financial reporting and to report on our assessment as to the effectiveness of these controls. Any delays or difficulty in satisfying these requirements or negative reports concerning our internal controls could have a material adverse effect on our future results of operations and financial condition.

        The Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley, requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. We must perform system and process evaluation and testing of our internal control over financial reporting to allow our management to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of Sarbanes-Oxley ("Section 404"). Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in internal control over financial reporting that are deemed to be material weaknesses. Compliance with Section 404 will require that we incur substantial accounting expense and expend significant management time on compliance-related issues. The need to focus on compliance with Section 404 of Sarbanes-Oxley may strain management and finance resources and otherwise present additional administrative and operational challenges as our management seeks to comply with these requirements.

        We may in the future discover areas of our internal controls that need improvement, particularly with respect to our existing acquired businesses, businesses that we may acquire in the future and newly formed businesses or entities. We cannot be certain that any remedial measures we take will ensure that we implement and maintain adequate internal controls over our financial reporting processes and reporting in the future.

        In addition, we may acquire an entity that was not previously subject to U.S. public company requirements or did not previously prepare financial statements in accordance with generally accepted accounting principles, or GAAP, or is not in compliance with the requirements of Sarbanes-Oxley or other public company reporting obligations applicable to such entity. We may incur additional costs in order to ensure that after such acquisition, we continue to comply with the requirements of Sarbanes-Oxley and our other public company requirements, which in turn could reduce our earnings or cause us to fail to meet our reporting obligations. In addition, development of an adequate financial reporting system and the internal controls of any such entity to achieve compliance with Sarbanes-Oxley may increase the time and costs necessary to complete any such acquisition or cause us to fail to meet our reporting obligations. To the extent any of these newly acquired entities or any existing entities have deficiencies in its internal controls, it may impact our internal controls.

        Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we are not able to comply with the requirements of Section 404 in a timely manner, if we fail to remedy any material weakness and maintain effective internal control over our financial reporting in the future, or if our independent registered public accounting firm is unable to provide us with an unqualified report regarding the effectiveness of our internal controls over financial reporting to the extent required by Section 404, our financial statements may be inaccurate, our ability to report our financial results on a timely and accurate basis may be adversely affected, investors could lose confidence in the reliability of our financial statements, our access to the capital markets may be restricted, the trading price of our Class A common stock may decline, and we may be subject to sanctions or investigations by regulatory authorities, including the SEC or NASDAQ. In addition, failure to comply with our reporting obligations with the Commission may cause an event of default to occur under our Amended Term Loan Facility, or similar instruments governing any debt we incur in the future.

From time to time we may be subject to litigation for which we may be unable to accurately assess our level of exposure and which, if adversely determined, may have a material adverse effect on our consolidated financial condition or results of operations.

        We and our subsidiaries are or may become parties to legal proceedings that are considered to be either ordinary or routine litigation incidental to our or their current or prior businesses or not material to our consolidated financial position or liquidity. There can be no assurance that we will prevail in any litigation in which we or our subsidiaries may become involved, or that our or their insurance coverage will be adequate to cover any potential losses. To the extent that we or our subsidiaries sustain losses from any pending litigation which are not reserved or otherwise provided for or insured against, our Business, results of operations, cash flows and/or financial condition could be materially adversely affected.

Our Amended Term Loan Facility may limit our financial and operating flexibility.

        Our Amended Term Loan Facility includes financial covenants restricting our subsidiaries ability to incur additional indebtedness, pay dividends or make other payments, make loans and investments, sell assets, incur certain liens, enter into transactions with affiliates, and consolidate, merge or sell assets. These covenants limit our ability to fund future working capital and capital expenditures, engage in future acquisitions or development activities, or otherwise realize the value of our assets and opportunities fully because of the need to dedicate a portion of cash flow from operations to payments on debt. In addition, such covenants limit our flexibility in planning for, or reacting to, changes in the industries in which we operate.

Risks Related to this Offering and Ownership of Shares of our Class A Common Stock

If securities or industry analysts do not publish or cease publishing research or reports about us, our Business, or our market, or if they change their recommendations regarding our Class A common stock adversely, the price and trading volume of our Class A common stock could decline.

        If securities or industry analysts do not publish or cease publishing research or reports about us, our Business, or our market, or if they change their recommendations regarding our Class A common stock adversely, the price and trading volume of our Class A common stock could decline. The trading market for our Class A common stock will be influenced by the research and reports that industry or securities analysts may publish about our Business, our market, or our competitors. As of December 31, 2014, only two industry analysts published research on our Business. If any of the analysts who may cover our Business change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our Class A common stock would likely decline. If any analyst who may cover our Business were to cease coverage of Hemisphere or fail to regularly publish reports about us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

The stock price of our Class A common stock may be volatile.

        The stock price of our Class A common stock may be volatile and subject to wide fluctuations. In addition, the trading volume of our Class A common stock may fluctuate and cause significant price variations to occur. Some of the factors that could cause fluctuations in the stock price or trading volume of our Class A common stock include:

  •
  market and economic conditions, including market conditions in the cable television programming and broadcasting industries;

  •
  actual or expected variations in quarterly operating results;

  •
  liquidity of our Class A common stock;

  •
  differences between actual operating results and those expected by investors and analysts;

  •
  changes in recommendations by securities analysts;

  •
  operations and stock performance of our competitors;

  •
  accounting charges, including charges relating to the impairment of goodwill;

  •
  significant acquisitions or strategic alliances by us or by our competitors;

  •
  sales of our Class A common stock, including sales by our directors and officers or significant investors;

  •
  recruitment or departure of key personnel;

  •
  loss of key advertisers; and

  •
  changes in reserves for professional liability claims.

        We cannot assure you that the price of our Class A common stock will not fluctuate or decline significantly in the future. In addition, the stock market in general can experience considerable price and volume fluctuations that may be unrelated to our performance.

The market liquidity for our Class A common stock is relatively low and may make it difficult to purchase or sell our Class A common stock.

        The average daily trading volume in our Class A common stock during the year ended December 31, 2014 was approximately 28,611 shares. Although a more active trading market may develop in the future, there can be no assurance as to the liquidity of any markets that may develop for our Class A common stock or the prices at which holders may be able to sell our Class A common stock and the limited market liquidity for our securities could affect a holder's ability to sell at a price satisfactory to that holder.

We are a "controlled company" within the meaning of NASDAQ rules and, as a result, we qualify for, and choose to rely on, exemptions from certain corporate governance requirements.

        As of April 30, 2015, our controlling stockholder, InterMedia (together with its affiliates, "InterMedia"), controlled approximately 84% of the voting power of all of our outstanding capital stock. As a result of the concentration of the voting rights in our Company, we are a "controlled company" within the meaning of the rules and corporate governance standards of NASDAQ. Under the NASDAQ rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a "controlled company" and may elect not to comply with certain NASDAQ corporate governance requirements, including:

  •
  the requirement that a majority of our board of directors consists of independent directors;

  •
  the requirement that we have a nominating/corporate governance committee that is composed entirely of independent directors;

  •
  the requirement that we have a compensation committee that is composed entirely of independent directors; and

  •
  the requirement for an annual performance evaluation of the nominating/corporate governance and compensation committees.

        We have elected not to comply with the above corporate governance requirements. Accordingly, our stockholders are not afforded the same protections generally as stockholders of other NASDAQ-listed companies for so long as we remain a "controlled company" and rely upon such exemptions. The interests of our controlling stockholder may conflict with the interests of our other stockholders, and the concentration of voting power in such stockholder will limit our other stockholders ability to influence corporate matters.

Our controlling stockholder exercises significant influence over us and their interests in our Business may be different from the interests of our stockholders.

        As of April 30, 2015, our controlling stockholder, InterMedia, controlled approximately 84% of the voting power of all of our outstanding capital stock. The controlling stockholders' Class B common stock vote on a 10 to 1 basis with our Class A common stock, which means that each share of our Class B common stock has 10 votes and each share of our Class A common stock has 1 vote. All shares of our capital stock vote together as a single class. Accordingly, our controlling stockholder generally has the ability for the foreseeable future to influence the outcome of any of our corporate actions which requires stockholder approval, including, but not limited to, the election of directors, significant corporate transactions, such as a merger or other sale of the Company or the sale of all or substantially all of our assets. This concentrated voting control will limit your ability to influence corporate matters and could adversely affect the market price of our Class A common stock.

        Our controlling stockholder may delay or prevent a change in control in our Business. In addition, the significant concentration of stock ownership may adversely affect the value of our Class A common stock due to a resulting lack of liquidity of our Class A common stock or a perception among investors that conflicts of interest may exist or arise.

        The interests of our controlling stockholder, which has investments in other companies, may from time to time diverge from the interests of our other stockholders, particularly with regard to new investment opportunities. Our controlling stockholder is not restricted from investing in other businesses involving or related to programming, content, production and broadcasting. Our controlling stockholder may also engage in other businesses that compete or may in the future compete with our Business.

        We have entered into a registration rights agreement with certain parties including our controlling stockholder (the "Registration Rights Agreement"). If requested properly under the terms of the Registration Rights Agreement, certain of these stockholders have the right to require us to register the offer and sale of all or some of their Class A common stock (including upon conversion of their Class B common stock and the exercise of Warrants) under the Securities Act of 1933, as amended (the "Securities Act") in certain circumstances and also have the right to include those shares in a registration initiated by us. If our controlling stockholder exercised its rights under the Registration Rights Agreement to offer and sale some or all of its shares of common stock, it could result in a change of control or cause the market price of our common stock to decline.

We have a staggered board of directors and other anti-takeover provisions, which may entrench management and discourage unsolicited stockholder proposals that may be in the best interests of our stockholders.

        Our amended and restated certificate of incorporation provides that our board of directors will be divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. As a result, at any annual meeting only a minority of the board of directors will be considered for election. Since this "staggered board" would prevent our stockholders from replacing a majority of our board of directors at any annual meeting, it may entrench management and discourage unsolicited stockholder proposals that may be in the best interests of our stockholders. Some of the provisions of our amended and restated certificate of incorporation, amended and restated bylaws and Delaware law could, together or separately, discourage potential acquisition proposals or delay or prevent a change in control. In particular, our board of directors is authorized to issue up to 50,000,000 shares of preferred stock with rights and privileges that might be senior to either class of our common stock and, without the consent of the holders of either class of our common stock.

Substantial future sales of our shares of Class A common stock, or the perception in the public markets that these sales may occur, may depress the price of our shares of Class A common stock and could materially impair our ability to raise capital through the sale of additional shares.

        As of April 30, 2015, we had an aggregate of 15,009,004 shares of Class A common stock outstanding. In addition, as of April 30, 2015, we had 7,333,284 shares of Class A common stock reserved for future issuance upon exercise of the Warrants, 30,027,418 shares of Class A common stock issuable upon the conversion of our outstanding shares of Class B common stock, 1,935,000 shares of Class A common stock issuable upon the exercise of stock options outstanding and 1,019,728 shares of Class A common stock reserved for future grant or issuance of equity awards under the 2013 Plan. The shares of Class A common stock offered in this offering generally will be freely tradable without restriction under the Securities Act. Certain of the other shares of Class A common stock referenced above, however, will be deemed to be "restricted securities" as that term is defined under Rule 144 once such shares become available upon exercise or conversion of the underlying securities. Restricted securities may not be sold in the public market unless the sale is registered under the Securities Act or an exemption from registration is available, such as Rule 144.

        Pursuant to the registration rights agreement described under the heading "Shares Eligible for Future Sale — Registration Rights Agreement and Registration Statements," certain of our current stockholders have demand and piggyback rights that will require us to file registration statements registering their shares of Class A common stock or to include sales of such shares of Class A common stock in registration statements that we may file for ourselves or other stockholders. Any shares of Class A common stock sold under these registration statements will be freely tradable in the public market. In addition, we have filed registration statements to register the issuance of the shares of Class A common stock upon exercise of the Warrants and shares of Class A common stock issuable under the 2013 Plan. Any sales of Class A common stock sold under these registration statements will be freely tradable without restrictions under the Securities Act and, consequently, such sales may adversely affect the price of our Class A common stock and our ability to raise needed capital through the sale of additional shares.

        We and each of our executive officers and directors and the selling stockholders have agreed with the underwriters that for a period of 90 days after the date of this prospectus, subject to extension, we and they will not offer, sell, assign, transfer, pledge, contract to sell or otherwise dispose of or hedge any of our shares of Class A common stock, or any options or warrants to purchase any of our shares of Class A common stock or any securities convertible into or exchangeable for our shares of Class A common stock, subject to specified exceptions. The representatives of the underwriters may, in their discretion, at any time without prior notice, release all or any portion of the shares of Class A common stock from the restrictions in any such agreement. See "Underwriting" for more information. All of our shares of Class A common stock held by our directors, executive officers and selling stockholders who have entered into the "lock-up" agreements described above may be sold in the public market by such stockholders after the expiration of the lock-up period, subject to applicable volume and other limitations imposed under United States securities laws. See "Shares Eligible for Future Sale" for a more detailed description of the restrictions on selling our shares of Class A common stock after this offering.

        Any future sales of substantial amounts of our Class A common stock into the public market, whether pursuant to an applicable registration statement or exemption from registration, or perceptions in the market that such sales could occur, may adversely affect the prevailing market price of our Class A common stock and impair our ability to raise capital through the sale of additional equity securities.

Our dependence on subsidiaries for cash flow may negatively affect our Business.

        We are a holding company with no business operations of our own. Our only significant asset is, the outstanding capital stock and membership interests of its subsidiaries. We conduct, and expect to continue conducting, all of our business operations through our subsidiaries. Accordingly, our ability to pay our obligations is dependent upon dividends and other distributions from our subsidiaries to us. Although our Amended Term Loan Facility permits certain restricted payments from our subsidiaries to us to pay for our administrative expenses corporate overhead, franchise taxes, public company costs, directors' fees and certain insurance premiums and deductibles, it restricts our subsidiaries ability to remit dividends to us in other instances. Additionally, dividends to us from WAPA are also subject to certain local taxation. Consequently, our ability to pay dividends is limited by funds that our subsidiaries are permitted to dividend to us, and in certain instances, will subject us to certain tax liabilities.

We do not expect to pay any cash dividends for the foreseeable future.

        We currently expect to retain all our future earnings for use in the operation and expansion of our Business and do not anticipate paying any cash dividends for the foreseeable future following the completion of this offering. The declaration and payment of future dividends to holders of our shares of Class A common stock will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, legal requirements, restrictions in our debt agreements, including the Amended Term Loan Facility, and other factors deemed relevant by our board of directors. Accordingly, if you purchase shares of Class A common stock in this offering, realization of a gain on your investment will depend upon the appreciation of the price of our shares of Class A common stock, which may never occur. Investors seeking cash dividends in the foreseeable future should not purchase our shares of Class A common stock.

USE OF PROCEEDS

        The selling stockholders will receive all of the net proceeds from the sale of the 3,195,583 shares of Class A common stock offered by them under this prospectus. We will only receive proceeds from the offering to the extent that the underwriters exercise their option to purchase up to 479,337 additional shares from us. We intend to use any proceeds from such additional purchase by the underwriters for general corporate purposes, including working capital, sales and marketing activities, general and administrative matters, repayment of indebtedness and capital expenditures. We may also use a portion of the proceeds to acquire or invest in complementary products or businesses. We do not currently have any definitive agreements to acquire any particular products or businesses. Our management will have broad discretion over the uses of the proceeds, if any, received as a result of the exercise of the underwriters' option to purchase additional shares of Class A common stock from us.

 DIVIDEND POLICY

        We have not declared any dividends in the past and we do not anticipate paying dividends on our common stock in the foreseeable future. Our Amended Term Loan Facility restricts our ability to declare dividends in certain situations. See "Management's Discussion and Analysis of Financial Condition — Discussion of Indebtedness." The payment of any dividends will be within the discretion of our board of directors at such time. It is the present intention of our board of directors to retain all earnings, if any, for use in the business operations and to make acquisitions. Accordingly, our board of directors is not currently contemplating and does not anticipate declaring any dividends in the foreseeable future.

 MARKET PRICE OF SHARES OF CLASS A COMMON STOCK

        Our Class A common stock is listed and traded on NASDAQ under the symbol "HMTV." The following table represents the range of high and low sale prices for our Class A common stock for the periods indicated as reported on NASDAQ. Such prices reflect interdealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

	High	Low
Fiscal Year ended December 31, 2015
First Quarter	$14.49	$11.92
Second Quarter (through May 1, 2015)	$13.10	$12.36

	High	Low
Fiscal Year ended December 31, 2014
First Quarter	$12.87	$9.83
Second Quarter	$14.36	$10.87
Third Quarter	$12.97	$10.65
Fourth Quarter	$13.69	$10.51

	High	Low
Fiscal Year ended December 31, 2013
First Quarter	N/A	N/A
Second Quarter	$17.79	$10.70
Third Quarter	$15.08	$11.00
Fourth Quarter	$13.30	$8.36

        On May 1, 2015, the last reported sale price of our Class A common stock on NASDAQ was $12.89 per share. The foregoing table shows only historical comparisons. These comparisons may not provide meaningful information to you in determining whether to purchase shares of our Class A common stock. You are urged to obtain current market quotations for our Class A common stock and to review carefully the other information contained in this prospectus and the documents incorporated by reference herein. See "Available Information" and "Incorporation of Documents by Reference" in this prospectus.

 CAPITALIZATION

        The following table sets forth our consolidated cash and total capitalization as of December 31, 2014.

        You should read the following table in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Capital Stock" and our consolidated financial statements and the related notes included elsewhere in this prospectus.

(amounts in thousands):	As of December 31, 2014
Cash	$142,010

Long-term debt, including current portion(1)	223,875
Stockholders' equity
Class A common stock	1
Class B common stock	3
Additional paid-in capital	246,858
Retained earnings	12,098
Treasury stock	(1,961)
Accumulated comprehensive loss	(586)

Total stockholders' equity	256,413

Total capitalization	$480,288

(1)
Long-term debt is shown net of $2.1 million of unamortized original issue discount.

 SELECTED FINANCIAL DATA

        Our fiscal year ends on December 31 of each calendar year. Results for the periods presented represent the results of Hemisphere and its consolidated subsidiaries.

        The following table sets forth selected historical consolidated financial and other data for Hemisphere and its consolidated subsidiaries for the periods presented. The selected financial information as of December 31, 2014 and 2013 and for the fiscal years then ended have been derived from our audited consolidated financial statements included elsewhere in this prospectus and the selected financial data as of December 31, 2012, 2011 and 2010 and for the fiscal years then ended have been derived from WAPA Holdings' audited consolidated financial statements, which became the historical financial statements of Hemisphere upon the consummation of the Transaction. The selected historical consolidated financial data below should be read in conjunction with "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	2014(1)	2013(2)	2012	2011	2010
Selected Statement of Operations Information (amounts in thousands except per share data):
Net revenues	$111,989	$86,005	$71,367	$60,797	$54,615
Operating income	26,027	7,722	20,866	15,402	13,385
Income (loss) before income taxes	12,986	(1,167)	17,315	11,588	12,081
Income tax (expense) benefit	(2,429)	(3,130)	(6,285)	(3,984)	18,952

Net income (loss)	$10,557	$(4,297)	$11,030	$7,604	$31,033

Basic net income (loss) per share	$0.25	$(0.14)	$11,030	$7,604	$31,033
Diluted net income (loss) per share	$0.25	$(0.14)	$11,030	$7,604	$31,033
Weighted average shares outstanding
Basic	42,321	31,143	1	1	1
Diluted	42,622	31,143	1	1	1
Selected Balance Sheet Information:
Cash	$142,010	$176,622	$10,084	$10,183	$5,101
Goodwill	164,887	130,794	10,983	10,983	10,983
Other intangibles	91,611	34,610	1,678	1,908	2,138
Other assets	119,889	108,094	93,113	93,873	91,403
Total assets	518,397	450,120	115,858	116,947	109,625
Total liabilities	261,984	209,332	76,199	82,562	58,695
Total stockholders' equity	256,413	240,788	—	—	—
Total member's capital	—	—	39,659	34,385	50,930

(1)
On April 1, 2014, we completed the Cable Networks Acquisition, and the operating results are included in the Company's consolidated financial statements as of the date of the acquisition. As a result, our results as of and for the fiscal year ended December 31, 2014 and future periods may not be comparable to previous years.

(2)
On April 4, 2013, the merger by and among Cinelatino, WAPA Holdings and Azteca providing for the combination of Cinelatino, WAPA Holdings and Azteca as indirect, wholly-

  owned subsidiaries of Hemisphere was consummated. Although Hemisphere issued the equity interests in the Transaction, since it was a new entity formed solely to issue these equity interests to effect the Transaction it was not considered the acquirer and one of the combining entities that existed before the transaction was identified as the acquirer. WAPA Holdings was considered the accounting acquirer and predecessor, whose historical results became the results of Hemisphere. The operating results of the acquired businesses were included in the Company's consolidated financial results as of the Transaction date.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this prospectus. The discussion in this section contains forward-looking statements that are based upon current expectations. See "Cautionary Note Regarding Forward-Looking Statements" for a discussion of the uncertainties, risks, and assumptions associated with those statements. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in the section entitled "Risk Factors."

        On April 4, 2013, we completed a series of mergers contemplated pursuant to the Agreement and Plan of Merger, dated as of January 22, 2013, which we refer to as the Transaction. The Transaction was accounted for by applying the acquisition method pursuant to ASC Topic 805-10, "Business Combinations — Overall." WAPA Holdings was the accounting acquirer and predecessor in the Transaction whose historical results became our historical results for all periods prior to April 4, 2013.

        On April 1, 2014, we closed on the Cable Networks Acquisition. Accordingly, the operating results of the Cable Network Acquisition are included in our operating results as of the date of the acquisition.

        Significant components of management's discussion and analysis of results of operations and financial condition include:

  •
  Overview.  The overview section provides a summary of our Business, operational divisions and business trends, outlook and strategy.

  •
  Consolidated Results of Operations.  The consolidated results of operations section provides an analysis of our results on a consolidated basis for the year ended December 31, 2014 compared to the year ended December 31, 2013, and for the year ended December 31, 2013 compared to the year ended December 31, 2012.

  •
  Liquidity and Capital Resources.  The liquidity and capital resources section provides a discussion of our cash flows for the year ended December 31, 2014 compared to the year ended December 31, 2013, and for the year ended December 31, 2013 compared to the year ended December 31, 2012.

Overview

        We are the parent holding company of WAPA Holdings, Cinelatino and Azteca. While we were formed on January 16, 2013 for purposes of effecting the Transaction, the Transaction was consummated on April 4, 2013. Azteca, a special purpose acquisition vehicle, delivered approximately $70 million from a trust account raised in its 2011 initial public offering to us at the closing of the Transaction. After the consummation of the Transaction, Azteca engaged in no further operations and was subsequently dissolved on December 31, 2013.

        On April 1, 2014 we closed on the acquisition of three Spanish-language cable networks from Seller. The Cable Networks Acquisition included the purchase of assets of the Seller and its affiliates primarily used in, or held for use in connection with, the operation or conduct of Seller's Spanish-language television network business, including Pasiones, Centroamerica TV, and Television Dominicana. The Cable Networks Acquisition was accounted for by applying the acquisition method, which requires the determination of the fair value of the consideration transferred, the fair value of the assets and liabilities of the acquire and the measurement of goodwill pursuant to ASC Topic 805-10, "Business Combinations-Overall."

        We own and operate the following leading Spanish language Networks and content platform:

  •
  Cinelatino:  the leading Spanish-language cable movie network with over 15 million subscribers across the U.S., Latin America and Canada. Cinelatino is programmed with a lineup featuring the best contemporary films and original television series from Mexico, Latin America, the U.S. and Spain. Driven by the strength of its programming and distribution, Cinelatino is the #1- rated Spanish-language cable movie network in the U.S. and the #2- rated Spanish-language cable television network in the U.S. overall.

  •
  WAPA:  the leading broadcast television network and television content producer in Puerto Rico. WAPA has been the #1-rated broadcast television network in Puerto Rico for the last six years. WAPA is Puerto Rico's news leader and the largest local producer of entertainment programming, producing over 70 hours each week. Through its multicast signal, WAPA distributes WAPA2 Deportes, a leading sports television network in Puerto Rico, featuring Major League Baseball and professional sporting events from Puerto Rico. Additionally, we operate wapa.tv, the leading broadband news and entertainment Web site in Puerto Rico featuring news and content produced by WAPA;

  •
  WAPA America:  a cable television network serving primarily Puerto Ricans and other Caribbean Hispanics in the United States. WAPA America's programming includes over 70 hours of news and entertainment programming produced by WAPA. WAPA America is distributed in the U.S. to over 5 million subscribers;

  •
  Pasiones:  a cable television network dedicated to showcasing the most popular telenovelas and serialized dramas, distributed in the U.S. and Latin America. Pasiones features the best novelas licensed from the most important producers. Pasiones has over 13 million subscribers across the U.S. and Latin America;

  •
  Centroamerica TV:  a cable television network targeting Central Americans, the third largest U.S. Hispanic group and the fastest growing segment of the U.S. Hispanic population. Centroamerica TV features the most popular news and entertainment from Central America, as well as soccer programming from the top professional soccer leagues in the region. Centroamerica TV is distributed in the U.S. to over 3.7 million subscribers; and

  •
  Television Dominicana:  a cable television network targeting Dominicans living in the U.S. Television Dominicana features the most popular news and entertainment from the Dominican Republic, as well as the professional winter baseball league from the Dominican Republic. Television Dominicana is distributed in the U.S. to over 2.6 million subscribers

        Our two primary sources of revenue are advertising revenues and retransmission/subscriber fees. Advertising revenue is generated from the sale of advertising time. Our advertising revenue tends to reflect seasonal patterns of our advertisers' demand, which is generally greatest during the fourth quarter of each year, driven by the holiday buying season. In addition, Puerto Rico's political election cycle occurs every four years and we benefit from increased advertising sales in an election year. For example, in 2012, we experienced higher advertising sales as a result of political advertising spending during the 2012 governmental elections.

        Retransmission and subscriber fees are charged to distributors of our Networks, including cable, satellite and telecommunication service providers, pursuant to multi-year agreements. We believe our Networks are well-positioned to further grow retransmission and subscriber fees, fueled by our Networks strong ratings, continued growth in our target demographic audiences and robust content portfolio. We continually review the quality of our programming to ensure that it is maximizing our Networks' viewership and giving our Networks' subscribers a premium, high-value experience. The continued growth in our subscriber fees will, to a certain extent, be dependent on the growth in subscribers of the cable, satellite and telecommunication service providers distributing our Networks, and new system launches, particularly in Latin America.

        We generate over 90% of our net revenue from the United States. For the years ended December 31, 2014, 2013 and 2012, we generated $103.7 million, $81.7 million and $71.4 million, respectively, from the United States. For the years ended December 31, 2014, 2013 and 2012, we generated $8.3 million, $4.1 million and $0 million, respectively, from outside the United States.

        WAPA primarily derives its revenue from advertising, though retransmission fees are growing rapidly and becoming a larger contributor to revenue. WAPA America, Pasiones, Centroamerica TV and Television Dominicana derive revenue from both subscriber fees and advertising revenue. Cinelatino is currently commercial-free, and generates 100% of its revenue from subscriber fees. However, to further monetize Cinelatino's strong ratings and attractive audience, one of our primary objectives is to introduce advertising on Cinelatino.

        WAPA has been the #1-rated broadcast television network in Puerto Rico for the last six years and management believes it is highly valued by its viewers and distributors. WAPA is distributed by all pay-TV distributors in Puerto Rico and has been successfully growing retransmission fees. In fact, WAPA's primetime household rating in 2014 was more than three times higher than the most highly rated English language U.S. broadcast network in the U.S., CBS. As a result of its ratings success in the last six years, management believes WAPA is well positioned for future growth in retransmission fees, similar to the growth in retransmission fees that the four major U.S. networks have experienced in the U.S. (ABC, CBS, NBC and Fox).

        WAPA America, Cinelatino, Pasiones, Centroamerica TV and Television Dominicana occupy a valuable and unique position as they are among the few Hispanic cable networks to have achieved broad distribution in the U.S. As a result, management believes our U.S. networks are well-positioned to benefit from growth in both the growing national advertising spend targeted at the highly sought-after U.S. Hispanic cable television audience, and significant growth in subscribers, as the U.S. Hispanic population continues to grow rapidly. Cinelatino and WAPA America are presently rated by Nielsen.

        Hispanics represent 17% of the total U.S. population and approximately 10% of the total U.S. discretionary consumption, but only 5% of the aggregate media spend targets U.S. Hispanics. As a result of the under-indexing of the media spend targeting U.S. Hispanics, advertisers have been and are expected to continue to increase the portion of their marketing dollars targeted towards U.S. Hispanics. U.S. Hispanic cable network advertising revenue grew at a 13% CAGR from 2007 to 2014, more than doubling from $178 million to $407 million. Going forward, advertising on U.S. Hispanic cable networks is expected to grow at an 11% CAGR, presenting a significant and growing opportunity for our U.S. networks.

        Management expects our U.S. networks to benefit from significant growth in subscribers, as the U.S. Hispanic population continues to grow rapidly. As of the 2013 U.S. Census Update, 54 million Hispanics resided in the United States, which represents an increase of 19 million people, or 54%, between 2000 and 2013, and is expected to grow to 66 million by 2020. Hispanic television households grew by over 31% during the period from 2006 to 2014, from 11.2 million households to 14.8 million households. Similarly, Hispanic pay-TV subscribers increased 57% since 2006 to 12.3 million subscribers. The continued rapid growth of Hispanic television households and pay-TV subscribers creates a significant opportunity for WAPA America and Cinelatino.

        Similarly, management expects Cinelatino and Pasiones to benefit from significant growth in Latin America. Fueled by a sizeable and growing population, a strong macroeconomic backdrop and rising disposable incomes, as well as investments in network infrastructure resulting in improved service and performance, pay-TV subscribers in Latin America (excluding Brazil) are projected to grow from 45 million in 2014 to 56 million in 2018, representing projected growth of 24%. Furthermore, Cinelatino and Pasiones are each presently distributed to less than 25% of total pay-TV subscribers throughout Latin America. Accordingly, growth through new system launches represents a significant growth opportunity. Management believes Cinelatino and Pasiones have widespread appeal throughout Latin America, and therefore will be able to expand distribution throughout the region.

        MVS, one of our stockholders, provides operational and technical services to Cinelatino pursuant to several agreements. Upon consummation of the Transaction, certain of the agreements were amended or terminated to what management believes to be to the benefit of Cinelatino. As consideration for the terminated agreement, we made a one-time payment of $3.8 million to MVS. An agreement which had granted MVS the exclusive right to distribute the service in the U.S. was terminated upon consummation of the Transaction. We have assumed responsibility for those activities previously provided by MVS, given the resources of WAPA that will be available to us, thus having no impact on Cinelatino's operations. A similar agreement which had granted MVS the exclusive right to distribute the service throughout Latin America was amended upon consummation of the Transaction so that MVS's rights will be on a non-exclusive basis, except for distribution agreements currently in effect. Management believes that the amendment to this agreement will not impact Cinelatino's current distribution, and should enhance Cinelatino's ability to drive new distribution in Latin America. Also upon consummation of the Transaction, Cinelatino's affiliation agreement with Dish Mexico (an affiliate of MVS), pursuant to which Dish Mexico distributes the network and Cinelatino receives revenue, was extended through August 1, 2017.

Consolidated Results of Operations

Comparison of Consolidated Operating Results for the Year Ended December 31, 2014 and the Year Ended December 31, 2013 (amounts in thousands)

	Twelve Months Ended December 31,
			$ Change Favorable/ (Unfavorable)	% Change Favorable/ (Unfavorable)
	2014	2013
Net Revenues	$111,989	$86,005	$25,984	30.2%
Operating Expenses:
Cost of revenues	36,450	33,950	(2,500)	(7.4%)
Selling, general and administrative	31,608	29,678	(1,930)	(6.5%)
Depreciation and amortization	16,552	8,762	(7,790)	(88.9%)
Other expense	1,282	5,694	4,412	77.5%
Loss on disposition of assets	70	199	129	NM

Total Operating Expenses	85,962	78,283	(7,679)	(9.8%)

Operating Income	26,027	7,722	18,305	237.0%

Other Expenses:
Interest expense, net	(11,925)	(7,240)	(4,685)	(64.7%)
Loss on extinguishment of debt	(1,116)	(1,649)	533	32.3%

	(13,041)	(8,889)	(4,152)	(46.7%)

Income (Loss) before Income Taxes	12,986	(1,167)	14,153	1,212.8%
Income tax expense	(2,429)	(3,130)	701	22.4%

Net Income (Loss)	$10,557	$(4,297)	$14,854	345.7%

NM = not meaningful

Net Revenues

        Net revenue for the year ended December 31, 2014 was $112.0 million, an increase of 30%, compared to net revenue of $86.0 million for the same period in 2013. This increase is primarily a result of the inclusion of the operating results of Acquired Cable Networks, which were acquired on April 1, 2014, and the inclusion in 2014 of a full year of results of Cinelatino, which was acquired in the Transaction on April 4, 2013.The growth in revenue was also driven by growth in subscriber and retransmission fees across all of our Networks.

Operating Expenses

        Cost of Revenues:    Cost of revenues consists primarily of programming and production costs, programming amortization and distribution costs. For the year ended December 31, 2014, cost of revenues increased $2.5 million, or 7%. This increase was due to the inclusion of the operating results of the Acquired Cable Networks and Cinelatino, offset in part by savings as a result of the decision not to produce Idol Puerto Rico in 2014.

        Selling, General and Administrative:    Selling, general and administrative expenses consist principally of promotion, marketing and research, stock-based compensation, employee costs, occupancy costs and other general administrative costs. For the year ended December 31, 2014, selling, general and administrative expenses increased $1.9 million, or 7%, due primarily to the inclusion of the operating results of the Acquired Cable Networks, as well as the inclusion of Cinelatino and corporate overhead and public company charges, which were not included in the prior year's first calendar quarter. This increase was offset in part by a $1.3 million decline in stock-based compensation expense, and a one-time $3.8 million charge incurred in 2013 in connection with the Transaction.

        Depreciation and Amortization:    Depreciation and amortization expense consists of depreciation of fixed assets and amortization of intangibles. For the year ended December 31, 2014, depreciation and amortization expense increased $7.8 million. The increase was due primarily to amortization of intangibles identified as a result of the Cable Networks Acquisition and the Transaction.

        Other Expenses:    Other expenses includes legal and financial advisory fees incurred in connection with the Cable Networks Acquisition and the Transaction, and financing costs incurred in connection with the refinancing of our Term Loan Facility. For the year ended December 31, 2014, other expenses decreased $4.4 million. The decrease was due to higher legal and financial advisory fees and expenses incurred in connection with the Transaction and Cable Networks Acquisition in 2013, as compared to costs incurred in connection with the Cable Networks Acquisition and refinancing of our Term Loan Facility in 2014.

        Loss on Disposition of Assets:    Loss on disposition of assets decreased $0.1 million during the year ended December 31, 2014 due to a decline in losses on disposals of equipment no longer used in our operations.

Other Expenses

        Other expenses consist primarily of interest expense. For the year ended December 31, 2014, other expenses increased by $4.2 million. The increase was due to a $4.7 million increase in interest expense as a result of increases in our Term Loan Facility to $175 million in July 2013 and to $225 million in July 2014. This increase was partially offset by a $0.5 million decline in loss on extinguishment of debt in connection with our Term Loan Facility.

Income Tax Expense

        Income tax expense decreased $0.7 million for the year ended December 31, 2014. The decrease was primarily due to the reversal in the second quarter of 2014 of the valuation allowance related to foreign tax credits recorded in the third quarter of 2013. For more information, see Note 6, "Income Taxes" of Notes to our Consolidated Financial Statements.

Net Income (Loss)

        Net income increased $14.9 million for the year ended December 31, 2014.

Comparison of Consolidated Operating Results for the Year Ended December 31, 2013 and the Year Ended December 31, 2012

	Twelve Months Ended December 31,
			$ Change Favorable/ (Unfavorable)	% Change Favorable/ (Unfavorable)
	2013	2012
Net Revenues	$86,005	$71,367	$14,638	20.5%

Operating Expenses:
Cost of revenues	33,950	32,409	(1,541)	(4.8)%
Selling, general and administrative	29,678	13,667	(16,011)	(117.2)%
Depreciation and amortization	8,762	3,723	(5,039)	(135.3)%
Other expense	5,694	703	(4,991)	(710.0)%
Loss (gain) on disposition of assets	199	(1)	(200)	NM

Total Operating Expenses	78,283	50,501	(27,782)	(55.0)%

Operating Income	7,722	20,866	(13,144)	(63.0)%

Other Expenses:
Interest expense, net	(7,240)	(3,551)	(3,689)	(103.9)%
Loss on extinguishment of debt	(1,649)	—	(1,649)	NM

	(8,889)	(3,551)	(5,338)	(150.3)%

(Loss) Income before Income Taxes	(1,167)	17,315	(18,482)	106.7%
Income tax expense	(3,130)	(6,285)	3,155	50.2%

(Loss) Net Income	$(4,297)	$11,030	$(15,327)	NM

Net Revenues

        Net revenue for the year ended December 31, 2013 was $86.0 million, an increase of 21%, compared to net revenue of $71.4 million for the same period in 2012. This increase is primarily a result of the inclusion of the net revenues of the businesses acquired in the Transaction in 2013, offset in part by loss of political advertising revenue. Pro forma for the Transaction occurring on January 1, 2012, and excluding political advertising revenue in the 2012 period, net revenues for the year ended December 31, 2013, increased by $2.3 million, or 3%. This increase was driven by growth in subscriber fees across all of our Networks, offset in part by the loss of advertising revenue resulting from the cancellation of one of our television programs, SuperXclusivo.

Operating Expenses

        Cost of Revenues:    Cost of revenues consists primarily of programming and production costs, programming amortization and distribution costs. For the year ended December 31, 2013, cost of revenues increased $1.5 million, or 5%. This increase was due to the inclusion in 2013 of the operating results of the businesses acquired in the Transaction, offset in part by lower programming costs due primarily to the cancellation of SuperXclusivo.

        Selling, General and Administrative:    Selling, general and administrative expenses consist principally of promotion, marketing and research, stock-based compensation, employee costs,

occupancy costs and other general administrative costs. For the year ended December 31, 2013, selling, general and administrative expenses increased $16.0 million. This increase was due primarily to the inclusion in 2013 of the operating results of the businesses acquired in the Transaction, the incurrence in 2013 of stock-based compensation of $7.2 million and corporate overhead, and a one-time charge of $3.8 million in connection with the termination of an agreement with MVS.

        Depreciation and Amortization:    Depreciation and amortization expense consists of depreciation of fixed assets and amortization of intangibles. For the year ended December 31, 2013, depreciation and amortization expense increased $5.0 million. The increase was due primarily to amortization of identifiable intangibles created as a result of the Transaction.

        Other Expenses:    For the year ended December 31, 2013, other expenses increased $5.0 million. The increase was due to legal and financial advisory fees and expenses incurred in connection with the Transaction and the pending acquisition of the Acquired Cable Business. Other expenses include costs related to the Transaction and to the pending acquisition of the Acquired Cable Business. For more information, see Note 2, "Business Combination" of Notes to Consolidated Financial Statements included herein.

        Loss (Gain) on Disposition of Assets:    Loss on disposition of assets increased $0.2 million during the year ended December 31, 2013. The increase was due to losses on disposals of equipment no longer used in our operations.

Other Expenses

        Other expenses consist primarily of interest expense. For the year ended December 31, 2013, other expenses increased by $5.3 million. The increase was due to a $1.6 million loss on the early extinguishment of debt, the inclusion of interest expense on debt assumed in the Transaction, and interest expense on Amended Term Loan Facility entered into in July 2013, which replaced all pre-existing indebtedness.

Income Tax Expense

        Income tax expense decreased $3.2 million for the year ended December 31, 2013. The decrease was due to a decline in income before taxes, offset in part by an increase in the corporate tax rate in Puerto Rico from 30% to 39%, and the corresponding valuation allowance on our deferred tax asset, and permanent differences as a result of costs related to the Transaction.

Net (Loss) Income

        Net income decreased $15.3 million for the year ended December 31, 2013.

Liquidity and Capital Resources

Sources and Uses of Cash

        Our principal sources of cash are cash on hand, and cash flows from operating activities. As of December 31, 2014, the Company had $142.0 million of cash on hand. Our primary uses of cash include the production and acquisition of programming, operational costs, personnel costs, equipment purchases, interest payments on our outstanding debt and income tax payments and may be used to fund acquisitions.

        Management believes cash on hand and cash flow from operations will be sufficient to meet its current contractual financial obligations and to fund anticipated working capital and capital expenditure requirements for existing operations. Our current financial obligations include maturities of debt, operating lease obligations and other commitments from ordinary course of business that require cash payments to vendors and suppliers.

Cash Flows

	Years Ended December 31,
	2014	2013	2012
	Amounts in thousands
Cash provided by (used in):
Operating activities	$23,274	$6,993	$16,489
Investing Activities	(104,852)	(1,786)	(3,750)
Financing Activities	46,966	161,331	(12,838)

Net (decrease) increase in cash	$(34,612)	$166,538	$(99)

Comparison for the Year Ended December 31, 2014 and December 31, 2013

Operating Activities

        Cash used in operating activities is primarily driven by our net income (loss), adjusted for non-cash items and changes in working capital. Non-cash items consist primarily of depreciation of property and equipment, amortization of intangibles, programming amortization, amortization of deferred financing costs, stock-based compensation expense, deferred taxes and provision for bad debts.

        Net cash provided by operating activities for the year ended December 31, 2014 was $23.3 million as compared to $7.0 million in the same period in 2013, due to a $14.9 million increase in net income, and $3.6 million increase in non-cash items, offset in part by a $2.1 million increase in net working capital. Non-cash items increased primarily as a result of a $7.8 million increase in amortization of intangibles as a result of the Transaction and Cable Networks Acquisition, and a $1.0 million increase in programming amortization, offset in part by a $3.8 million decrease in deferred taxes, a $1.3 million decrease in stock-based compensation, a $0.5 million decrease in loss on early extinguishment of debt, and a $0.3 million increase in bad debt expense.

Investing Activities

        Net cash used in investing activities for the year ended December 31, 2014 was $104.9 million, as compared to net use of cash of $1.8 million in the same period in 2013. The increase in cash used was due primarily to the Cable Networks Acquisition, which was funded with $101.9 million from cash on our balance sheet.

Financing Activities

        For the year ended December 31, 2014, cash provided by financing activities was $47.0 million, as compared to $161.3 million in the same period in 2013. This decrease was due to $82.4 million of cash proceeds from the Transaction and $79.8 million of net cash proceeds from our Term Loan Facility in the prior year period, offset by $47.9 million of net proceeds from the refinancing of our Term Loan Facility in 2014. For more information, see Note 7, "Long-Term Debt" of Notes to the Consolidated Financial Statements included herein.

Comparison for the Year Ended December 31, 2013 and December 31, 2012

Operating Activities

        Cash used in operating activities is primarily driven by our net (loss) income, adjusted for non-cash items and changes in working capital. Non-cash items consist primarily of depreciation of property and equipment, amortization of intangibles, programming amortization, amortization of deferred financing costs, stock-based compensation expense, deferred taxes and provision for bad debts.

        Net cash provided by operating activities for the year ended December 31, 2013 was $7.0 million as compared to $16.5 million in the same period in 2012, due to a $15.3 million decrease in net income, a $9.5 million increase in net working capital, offset in part by a $15.4 million increase in non-cash items. Non-cash items increased primarily as a result of a $7.2 million increase in stock-based compensation, a $4.7 million increase in amortization of intangibles as a result of the Transaction, a $1.6 million loss on early extinguishment of debt, and a $2.0 million increase in programming amortization.

Investing Activities

        Net cash used in investing activities for the year ended December 31, 2013 was $1.8 million, as compared to net use of cash of $3.8 million in the same period in 2012. The decrease was attributable to lower capital expenditures, which were higher in 2012 as a result of an upgrade of our television production facilities to high definition.

Financing Activities

        For the year ended December 31, 2013, cash provided by financing activities was $161.3 million as compared to net use of cash of $12.8 million in the same period in 2012. The increase in cash was due to net proceeds from the Transaction, proceeds raised from a new loan, offset in part by the repayment of all of our pre-existing outstanding debt, and the payment of fees and expenses in connection with the new loan.

Discussion of Indebtedness

        On July 30, 2013 certain of our subsidiaries (the "Borrowers") entered into a credit agreement providing for a $175.0 million senior secured term loan B facility, which we refer to as the Term Loan Facility, which matures on July 30, 2020. On July 31, 2014, certain of our subsidiaries amended the Term Loan Facility, which we refer to as the Amended Term Loan Facility which provides for an aggregate principal amount of $225.0 million and matures on July 30, 2020. The Amended Term Loan Facility also provides an uncommitted accordion option

(the "Incremental Facility") allowing for additional borrowings under the Term Loan Facility up to an aggregate principal amount equal to (i) $40.0 million plus (ii) an additional amount of up to 4.0x first lien net leverage. The obligations under the Amended Term Loan Facility are guaranteed by HMTV, LLC, our direct wholly-owned subsidiary, and all of our existing and future subsidiaries (subject to certain exceptions in the case of immaterial subsidiaries). Additionally, the Amended Term Loan Facility provides for an uncommitted incremental revolving loan option in an aggregate principal amount of up to $20.0 million, which shall be secured on a pari passu basis by the collateral securing the Amended Term Loan Facility. The Amended Term Loan Facility is secured by a first-priority perfected security interest in substantially all of our assets.

        The Amended Term Loan Facility bears interest at the Borrowers' option of either (i) LIBOR plus a margin of 4.00% (subject to a LIBOR floor of 1.00%) or (ii) or an Alternate Base Rate ("ABR") plus a margin of 3.00% (subject to an ABR floor of 2.00%) and was issued with 0.5% of original issue discount. The Amended Term Loan Facility requires the Borrowers to make amortization payments (in quarterly installments) equal to 1.00% per annum with respect to the Amended Term Loan Facility with any remaining amount due at final maturity. Voluntary prepayments are permitted, in whole or in part, subject to certain minimum prepayment requirements; provided that any prepayments made, prior to the date that is twelve months from the closing of the Term Loan Facility, for the purpose of repricing or effectively repricing the Amended Term Loan Facility includes a 1.00% prepayment premium.

        The obligations under the Amended Term Loan Facility are guaranteed by HMTV, LLC and all of Holdings' existing and future direct and indirect domestic subsidiaries (subject to certain exceptions in the case of immaterial subsidiaries). The Amended Term Loan Facility is secured by a first-priority perfected security interest in substantially all of the assets of HMTV, LLC, Holdings and its restricted subsidiaries.

        The Amended Term Loan Facility does not have any financial covenants other than (i) a Total Net Leverage Ratio of 6.00:1.00, determined on a pro forma basis after giving aggregate effect to any Incremental Facility, new term loans or new incremental notes that would apply and (ii) a First Lien Net Leverage Ratio (as defined in the credit agreement) of 4.00:1.00, determined on a pro forma basis after giving aggregate effect to any Incremental Facility, new term loans or new incremental notes.

        The lenders have the ability, subject to certain rights of the Borrowers to cure periods, to accelerate loan payment dates and charge default interest rates for certain breaches by the Borrowers of their covenants and other obligations under the Amended Term Loan Facility.

        In July 2014, we recorded a $1.1 million loss on the early extinguishment of debt; $0.7 million related to deferred costs and $0.4 million related to Original Issue Discount. Additionally, we incurred $1.0 million of deferred financing costs related to the Amended Term Loan Facility. See Note 7, "Long-Term Debt" of Notes to the Consolidated Financial Statements included herein.

        As of December 31, 2014, we have made principal payments of $2.0 million on all existing indebtedness throughout the year.

        The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Credit Agreement and Guaranty Agreement, each filed as exhibits to our Annual Report on Form 10-K incorporated by reference herein.

Contractual Obligations

        Our contractual obligations as of December 31, 2014 are as follows (amounts in thousands):

	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	After 5 Years
Long-term debt obligations, including current portion(1)	$223,875	$2,250	$4,500	$4,500	$212,625
Operating lease obligations	65	55	10	—	—
Other commitments	11,240	7,402	3,618	220	—

Total	$235,180	$9,707	$8,128	$4,720	$212,625

(1)
Excludes interest and original issue discount related to debt.

        Additionally, at December 31, 2014, our proportionate share of the projected benefit obligation of the Plan exceeded plan assets by $2.7 million as the Plan is unfunded. Estimates of our future obligation are primarily dependent on future interest rates, future regulatory law changes and future collective bargaining agreements covering the Plan participants.

Off-Balance Sheet Arrangements

        We do not have any off-balance sheet financing arrangements.

Critical Accounting Policies

        Our consolidated financial statements are prepared in accordance with GAAP, which requires management to make estimates, judgments and assumptions that affect the amounts reported in the consolidated financial statements included herein and the accompanying notes. Management considers an accounting policy to be critical if it is important to our financial condition and results of operations, and if it requires significant judgment and estimates on the part of management in its application. The development and selection of these critical accounting policies have been determined by management and the related disclosures have been reviewed with the Audit Committee of our Board of Directors. We consider policies relating to the following matters to be critical accounting policies:

  •
  Revenue recognition

  •
  Valuation of goodwill and intangible assets

  •
  Amortization and impairment of programming rights

  •
  Income taxes

  •
  Equity-based compensation

        For an in-depth discussion of each of our significant accounting policies, including our critical accounting policies and further information regarding the estimates and assumptions involved in their application, see Note 1 to the accompanying consolidated financial statements included herein.

BUSINESS

Overview

        We are a leading U.S. Spanish-language media company serving the fast growing and highly attractive U.S. Hispanic and Latin American markets with five Spanish-language cable television networks distributed in the U.S., two Spanish-language cable television networks distributed in Latin America, and the #1-rated broadcast television network in Puerto Rico. Headquartered in Miami, Florida, we own and operate the following leading Spanish language Networks and content production platform, including the leading movie and telenovela channels, two of the most popular Hispanic entertainment genres, and the leading cable television networks targeting the second, third and fourth largest U.S. Hispanic groups:

Cinelatino: the leading Spanish-language cable movie network with over 15 million subscribers across the U.S., Latin America and Canada, including 4.3 million subscribers in the U.S. and 10.8 million subscribers in Latin America. Cinelatino is programmed with a lineup featuring the best contemporary films and original television series from Mexico, Latin America, the U.S. and Spain. Driven by the strength of its programming and distribution, Cinelatino is the #1-rated Spanish-language cable movie network in the U.S. and the #2-rated Spanish-language cable television network in the U.S. overall.

WAPA: the leading broadcast television network and television content producer in Puerto Rico. WAPA has been the #1-rated broadcast television network in Puerto Rico for the last six years. WAPA is Puerto Rico's news leader and the largest local producer of entertainment programming, producing over 70 hours each week of programming that is aired on WAPA and WAPA America. Through WAPA's multicast signal, we distribute WAPA2 Deportes, a leading sports television network in Puerto Rico, featuring Major League Baseball and professional sporting events from Puerto Rico. Additionally, we operate wapa.tv, the leading broadband news and entertainment website in Puerto Rico featuring news and content produced by WAPA.

WAPA America: a cable television network serving primarily Puerto Ricans and other Caribbean Hispanics in the United States, collectively the second largest segment of the U.S. Hispanic population. WAPA America's programming features news and entertainment programming produced by WAPA. WAPA America is distributed in the U.S. to over 5 million subscribers.

Pasiones: a cable television network dedicated to showcasing the best telenovelas and serialized dramas, licensed from the most important producers. Pasiones is distributed in the U.S. to 4.2 million subscribers and in Latin America to 8.9 million subscribers.

Centroamerica TV: a cable television network targeting Central Americans, the third largest U.S. Hispanic group and the fastest growing segment of the U.S. Hispanic population. Centroamerica TV features the most popular news and entertainment programming from Central America, as well as soccer programming from the top professional soccer leagues in the region. Centroamerica TV is distributed in the U.S. to over 3.7 million subscribers.

Television Dominicana: a cable television network targeting Dominicans living in the U.S., the fourth largest U.S. Hispanic group. Television Dominicana features the most popular news and entertainment programming from the Dominican Republic, as well as the professional winter baseball league from the Dominican Republic. Television Dominicana is distributed in the U.S. to over 2.6 million subscribers.

        We are committed to providing unique programming focused on underserved but significant segments of the U.S. Hispanic population. We have demonstrated a strong track record of growing and cultivating our current Networks and expanding our portfolio by acquiring highly complementary cable networks and strengthening those assets. We became a publicly traded company under the symbol "HMTV" on NASDAQ on April 4, 2013.

        We have been an active industry consolidator since our inception on January 16, 2013. Most recently, on April 1, 2014, we closed on the acquisition of three Spanish-language cable networks from Media World, LLC, a Florida limited liability company (the "Seller"). The Acquisition included the purchase of assets of the Seller primarily used in connection with the operation of the Seller's Spanish-language television network business, including Pasiones, Centroamerica TV, and Television Dominicana (the "Acquired Cable Networks"), which we refer to as the Cable Networks Acquisition.

        For the fiscal year ended December 31, 2014, we generated $112.0 million of revenue, $50.0 million of EBITDA and $10.6 million of net income, including nine months of operating results from the Acquired Cable Networks.

Operating Strategy

        Our strategy is to provide unique programming focused on underserved but significant segments of the U.S. Hispanic population, allowing us to reach a deeper and broader U.S. Hispanic demographic than our competitors. Our objective is to maintain and improve our position as a leading U.S. Spanish language media company by, among other things:

        Growing retransmission fees and subscriber fees in both the U.S. and Latin America — We believe our Networks are well-positioned to further grow retransmission and subscriber fees, fueled by our

Networks' strong ratings, continued growth in our target demographic audiences and robust content portfolio. For example, WAPA recently renewed its expiring retransmission agreements on very favorable terms by virtue of its dominance in the Puerto Rico market, and these agreements are expected to create significant retransmission fee growth for the Company. We continually review the quality of our programming to ensure that it is maximizing our Networks' viewership and giving our Networks' subscribers a premium, high-value experience. We expect to continue to increase the distribution of our Networks in the U.S., and our two Latin American cable networks on additional systems in under penetrated markets. In November 2014, we launched Pasiones, Centroamerica TV and Television Dominicana on Cablevision's Optimum TV, which now carries all five of our U.S. Cable Networks. In addition, Centroamerica TV has secured national distribution on Cox Cable, adding key Hispanic markets such as San Diego, Las Vegas and Phoenix, and Television Dominicana has launched on DISH Network and Choice Cable in Puerto Rico. As U.S. cable television distributors become more focused on targeting the Hispanic audience as a way to grow subscribers, we believe that our Networks will be well-positioned to capture the upside.

        Converting Cinelatino to an ad-supported model and further driving advertising sales — We continue to see a large opportunity to increase our future advertising revenues. Cinelatino, for example, is transitioning to an ad-supported model in the U.S. to monetize its strong ratings. The conversion to an ad-supported model is expected to occur in the second quarter of 2015 and create a significant new revenue stream for the network. In addition, as a result of our enhanced scale following our recent acquisition, we will create a bundled product offering that we believe will be attractive to advertisers. We offer a unique and differentiated target audience for our advertisers, driven by our targeted demographic and our ability to segment the U.S. Hispanic population. We believe we can become a one-stop shop to advertisers, providing a truly unique and efficient buying opportunity and heighten our position in the Hispanic advertising market.

        Investing in content for our Networks to build viewership — We have made substantial investment in our programming and marketing efforts in order to improve the performance of our Networks by expanding our distribution reach, increasing our audience size, and increasing our attractiveness to advertisers. We will continue to invest in programming in 2015. To date, we have successfully created a highly differentiated content strategy at WAPA and in doing so, have maintained a #1 ratings ranking in the Puerto Rico market for six consecutive years. Cinelatino, as the only buyer of scale that can cover both the U.S. and Latin American markets for television rights to Spanish-language films, is well-positioned to acquire the best content available at favorable terms and has built an expansive library of licensed content. Since the completion of the Cable Networks Acquisition, we have also begun to invest in programming at each of the Acquired Cable Networks to continue enhancing our content and audience engagement, as we have done in the past with WAPA, WAPA America and Cinelatino.

        Acquisition-driven growth — We continue to look for attractive opportunities to acquire assets that we consider to be undervalued or fairly valued with attractive financial or strategic characteristics. We intend to take a long-term view and primarily seek opportunities which will expand our leadership position in the fast growing and highly desirable Spanish-language media market. We intend to seek a variety of acquisition opportunities, including businesses where we believe a catalyst for value realization is already present, or where we can realize synergies with our existing businesses. These may include Hispanic cable networks distributed in the U.S., Latin

American broadcast and cable television networks, production companies and content libraries. We may also seek businesses that are in need of operational turnaround through our experienced and knowledgeable management team, which has a proven ability to develop and grow acquired assets. Consistent with this strategy, we are currently evaluating a number of acquisition opportunities.

        Well-positioned to capture growth from over-the-top distribution — We believe that the digital media opportunity has the potential of providing long-term growth and value, and that we are well-positioned to capture that upside. Spanish-language content remains an underserved category among over-the-top platforms in the U.S. As such, we have been intentionally reserved in our digital strategy and license our content on a limited basis to over-the-top services. However, we own digital rights for a significant percentage of our content and are well-positioned to capture viewers wherever and however they choose to consume video content. Furthermore, we own an expansive library of the best Spanish-language films and other content and are continually generating new content that can be distributed digitally or licensed to over-the-top platforms. We may also seek alternatives to capture digital audiences in the future, including development of software applications for our Networks and/or acquiring strategic digital media assets.

Revenue Sources

        Our two primary sources of revenue are advertising and retransmission/subscriber fees. All of our Networks generate retransmission/subscriber fees and all of our Networks, except Cinelatino, presently generate advertising revenue. Subscriber and retransmission fees represented approximately 50% of our net revenues in 2014, up from 39% in 2013. We generate over 90% of our net revenue from the United States.

        Advertising revenue is generated from the sale of advertising time. Our advertising sales success is demonstrated by our large and diversified portfolio of advertising partners, including many Fortune 500 companies across a variety of industries, which is supplemented by the direct on-air advertising and the sale of air-time.

        Our advertising revenue tends to reflect seasonal patterns of our advertisers' demand, which is generally greatest during the fourth quarter of each year, driven by the holiday buying season. In addition, Puerto Rico's political election cycle occurs every four years and we benefit from increased advertising sales in an election year. For example, in 2012, we experienced higher advertising sales as a result of political advertising spending during the 2012 governmental elections. The next election in Puerto Rico will be in 2016. Cinelatino is currently commercial-free, but in an effort to further monetize Cinelatino's strong ratings and attractive audience, one of our primary objectives is to introduce advertising on Cinelatino in the second quarter of 2015. Also in 2015, we expect to make significant investments in programming and marketing at the Acquired Cable Networks, which we expect will increase viewership and, as a result, advertising sales.

        Retransmission and subscriber fees are charged to distributors of our television networks, including cable, satellite and telecommunication service providers. Our television networks are distributed pursuant to multi-year agreements that generally provide for monthly subscriber fees with annual rate increases and have terms of varying length. We recognize retransmission and subscriber fees when they are accrued pursuant to the agreements we have entered into with respect to such revenue.

        All of our U.S. Cable Networks are distributed on Hispanic programming packages, which generally consist of 20 or more channels, such as Cinelatino, Pasiones, Centroamerica TV, Television Dominicana, CNN en Español, Discovery en Español, History en Español, ESPN Deportes and Fox Deportes ("Hispanic Programming Packages"). WAPA America is also distributed in more highly penetrated packages in the major markets of Orlando and Tampa. Cinelatino and Pasiones have dedicated feeds distributed in Latin America primarily on basic cable packages. Hispanic pay-TV subscribers in the U.S. are expected to grow, driven by the rapid growth in Hispanic television households and by increased penetration of pay-TV among Hispanics. Similarly, pay-TV subscribers in Latin America are expected to grow, driven by rising disposable income across the region. For more information, see "— Industry."

        WAPA is distributed over-the-air and by all pay-TV distributors in Puerto Rico on basic cable packages. WAPA has been the #1-rated broadcast television network in Puerto Rico for the last six years and management believes it is highly valued by its viewers and distributors. In fact, WAPA's primetime household rating in 2014 was more than three times higher than the most highly rated English language U.S. broadcast network in the U.S. As a result of its ratings success in the last six years, management believes WAPA is well positioned for future growth in retransmission fees, similar to the growth in retransmission fees that the four major U.S. networks have experienced in the U.S. (ABC, CBS, NBC and Fox).

Industry

U.S. Hispanic Market

        The U.S. Census Department estimated that 54 million Hispanics resided in the United States in 2013, representing an increase of 19 million people between 2000 and 2013. Hispanics represent the largest minority group in the U.S. at 17% of the total U.S. population and accounted for half of the total U.S. population growth between 2000 and 2013. This trend is expected to continue as the U.S. Hispanic population is projected to grow to 66 million by 2020, an increase of 22% from 2013. As a result of this growth, the U.S. Hispanic market now represents the second largest Hispanic economy in the world after Mexico. In 2014, about 67% of the U.S. Hispanic population reported their origin as Mexican, followed by Puerto Rican, the second largest Hispanic national group, at 9%. In addition, the Hispanic population on average is significantly younger than the overall population. The median age of U.S. Hispanics is 27, which is nearly ten years younger than the overall U.S. median age.

        Puerto Ricans are the second-largest Hispanic national community in the U.S. behind Mexican Americans. There are 5.2 million Puerto Ricans and an additional 5.1 million Hispanics from other Caribbean countries residing in the U.S., and together, Puerto Ricans and other Caribbean Hispanics represent more than 18% of the total U.S. Hispanic population. The Puerto Rican population in the U.S. grew 52% from 2000 to 2014, while the overall Caribbean Hispanic population grew 72% during the same time period, including the Dominican population, which grew 195% between 2000 and 2014.

  Caribbean Hispanics (WAPA America and Television Dominicana Target Audience)

Place of Origin	Population 2014	% of U.S. Hispanics
Puerto Rico	5,159,469	9.2%
Dominican Republic	2,256,610	4.0%
Cuba	1,644,644	2.9%
Colombia	946,961	1.7%
Venezuela	277,166	0.5%

Total Caribbean Hispanics	10,284,850	18.3%

Source:    2014 Geoscape

        Central Americans are the third largest U.S. Hispanic regional population group in the U.S. (behind Mexicans and Caribbeans), and represent the fastest growing segment of the U.S. Hispanic population. There are 5.6 million Central Americans residing in the U.S., an increase of 253% since 2000. Central Americans comprised approximately 10% of the U.S. Hispanic population in 2014, compared to approximately 4% in 2000.

  Central Americans (Centroamerica TV Target Audience)

Place of Origin	Population 2014	% of U.S. Hispanics
El Salvador	2,435,080	4.3%
Guatemala	1,509,483	2.7%
Honduras	676,262	1.2%
Nicaragua	399,976	0.7%
Panama	340,307	0.6%
Costa Rica	226,561	0.4%

Total Central American Hispanics	5,587,669	9.9%

Source:    2014 Geoscape

Hispanic Television and Pay-TV Landscape

        Within the U.S. cable network industry, the U.S. Hispanic demographic is attractive for a number of reasons:

  •
  Growth in Hispanic TV households: U.S. Hispanic television households grew by over 31% during the period from 2006 through 2014, from 11.2 million households to 14.8 million households, approximately six times the overall U.S. television household growth of only 5%. The continuing rapid growth of Hispanic television households creates a significant opportunity to reach an attractive audience at a time when overall household growth in the U.S. is more modest.

  •
  Growth in Hispanic pay-TV subscribers: Hispanic pay-TV subscribers are expected to grow significantly, driven not only by the rapid growth in Hispanic television households, but also by the increased penetration of pay-TV among Hispanics. Hispanic pay-TV subscribers increased 57% from 2006 through 2014, growing from 7.9 million to 12.3 million subscribers, approximately eight times the 7% increase in overall U.S. pay-TV subscribers during the same period. This growth also significantly over-indexes the 31% Hispanic television household growth during the same period.

  U.S. Hispanic Pay-TV Households

Source:    Hispanic TV HHs and pay-TV subscribers are from Nielsen Universe Estimates for 2006 and 2014-2015; Hispanic package subscribers are based on management estimates for 2006 and 2014.

Television Viewing and Language Preferences

  •
  Hispanics Enjoy Movies: In 2013, Hispanics had the highest per capita movie attendance, visiting theaters on average 6.0 times per year compared to about 4.2 times per year for African Americans and 3.4 times per year for Caucasians. Hispanics make up 17% of the U.S. population, but account for 25% of movie ticket sales and 32% of frequent moviegoers. In fact, the President of the National Association of Theater Owners recently described Hispanics as "the most valuable component of moviegoers."

  •
  Hispanics Prefer Television in Spanish: Spanish remains the most used language in the home by U.S. Hispanic Adults, and this powerfully influences television viewing habits. According to Nielsen, approximately 60% of Hispanics aged 18 and over speak Spanish as much as or more than English in their homes. Spanish-dominant or bilingual (Spanish/English Equal) homes comprise about 65% of U.S. Hispanic households, and these homes exhibit a strong preference to watch television in their native language. Spanish-dominant households view 59% of television in Spanish and bilingual homes view about 35% of television in Spanish.

Hispanic Advertising Market

        Hispanics represent approximately 17% of the total U.S. population and approximately 10% of the total U.S. discretionary consumption, but only 5% of the aggregate media spend targets

U.S. Hispanics. As a result, advertisers have been allocating a higher proportion of marketing dollars to the Hispanic market, but U.S. Hispanic cable advertising still under-indexes relative to its consumption. U.S. Hispanic cable advertising growth has significantly outpaced overall U.S. cable advertising growth, as well as Hispanic broadcast advertising growth. U.S. Hispanic cable advertising revenue grew at a 13% CAGR from 2007 to 2014, more than doubling from $178 million to $407 million. Going forward, U.S. Hispanic cable advertising is expected to grow at an 11% CAGR from 2014 to 2017, outpacing forecasted growth for U.S. cable advertising, U.S Hispanic broadcast advertising and U.S. general market broadcast advertising.

        Similar to the under-indexing of U.S. general market cable advertising relative to viewing share 25 years ago, U.S. Hispanic cable advertising today significantly under-indexes relative to its share of the Spanish-language television audience. In 2014, U.S. Hispanic cable networks garnered only 11% of total U.S. Hispanic television advertising, accounting for a 17% share of total Spanish-language television viewing. Spanish-language cable networks viewing as a percentage of total Spanish-language TV viewing has grown dramatically from 11% in 2007 to 17% in 2014.

Note:    % Hispanic buying power and media spend data as of 2013.

Source:    U.S. Census (2013), The Shelby Report (2013), Kantar Media (2013), Nielsen, SNL Kagan (2013)

Latin American Market (excluding Brazil)

        Latin America remains an attractive region due to its large population, shared language, strong economic growth and growing discretionary spending. Pay-TV subscribers in Latin America grew 16% from 2012 to 2014 and are projected to grow from 45 million in 2014 to 56 million by 2018, representing projected growth of 24%. Pay-TV penetration of television households has expanded from 43% in 2012 to 47% in 2014, and is projected to reach 53% by 2018. This growth is expected to be driven by a sizeable and growing population, as well as a strong macroeconomic backdrop and rising disposable income across geographies. In addition, investments in network infrastructure have improved service and performance, leading to increased penetration for pay-TV operators.

Puerto Rico Overview

        The Commonwealth of Puerto Rico is a U.S. territory and has a U.S. dollar-based economy, U.S. rule of law and strong governmental ties to the United States. The broadcast television industry in Puerto Rico is regulated by the U.S. FCC, and the banking system is regulated under the U.S. system (FDIC). Puerto Rico has a population of approximately 3.5 million, with an additional 5.2 million Puerto Ricans living in the mainland U.S. All Puerto Ricans are U.S. citizens.

Economy

        Once one of the poorest islands in the Caribbean, Puerto Rico now has the highest GDP per capita in the region. Puerto Ricans are considered citizens of the United States and the territory receives appropriations from the federal government. Puerto Rico's economy has declined each year since 2006, except for modest growth in 2012. Economic activity in Puerto Rico remains generally flat at a depressed level and there are no strong signs that a meaningful recovery is taking hold. While the Puerto Rican economy is strongly influenced by the U.S. business cycle, Puerto Rico's latest downturn started earlier and was much steeper and more prolonged than that which occurred in the U.S. This prolonged recession is due to the long-term decline in the dominant manufacturing sector, decreased competitiveness as a result of expired federal tax benefits and high energy costs. The economic hardship has been exacerbated by years of budgetary imbalance that has been funded through increased governmental borrowings. As a result, Puerto Rico's government is dealing with a poor fiscal condition, high unemployment rate and an extremely low labor force participation rate. More recently, serious fiscal challenges have surfaced that are closely interrelated with Puerto Rico's weak economic performance. Persistent deficits in Puerto Rico's fiscal accounts, as well as mounting deficits in the operation of several major public corporations have substantially raised Puerto Rico's overall public debt, leading to serious concerns about whether its economy can sustain its financial obligations.

        A new administration entered office in 2013 and took actions to control spending, reform the pension systems and raise the corporate tax rate from 30% to 39%. Additionally, the administration has taken measures to promote economic development and job creation. Puerto Rico's lawmakers approved a balanced budget for fiscal 2015. Recently, the Governor introduced a comprehensive reform of Puerto Rico's tax system, which is presently under review. Nevertheless, economic outlook is expected to remain negative until the measures taken by the administration show evidence of promoting growth and economic revival.

Puerto Rico Broadcast Television Market

        Puerto Rico has 1.4 million television households, comparable to that of a top 20 U.S. television market. Puerto Rico is the third largest U.S. Hispanic market behind Los Angeles and New York.

        Puerto Rican television broadcasters capture the dominant share of viewership, which is unique relative to the U.S. The three primary broadcasters in Puerto Rico — WAPA, Univision and Telemundo — collectively garner approximately 70% of all television household viewership in prime time, distinguishing Puerto Rico from the U.S. television market, where the four major national broadcast networks (ABC, CBS, NBC and Fox) garner a collective primetime audience share of less than 40% in that daypart. In fact, WAPA's ratings in Puerto Rico are more than three times higher than the ratings of the most highly-rated broadcast network in the U.S., CBS.

Our Networks

WAPA

        Headquartered in San Juan, Puerto Rico, WAPA is a full-power independent broadcast television network. WAPA was founded in 1954 as the second broadcast television network in the Caribbean and the third in Latin America. WAPA occupies a prime channel position (channel 4), and together with its full-power repeater stations, WTIN in Ponce and WNJX in Mayagüez, reaches the entire island with the strongest television signal in Puerto Rico. WAPA reaches more television households than any of its competitors in Puerto Rico. WAPA is also distributed by all cable, satellite and telecommunication service providers in Puerto Rico. According to Mediafax (2009) and Nielsen (2010-2014), WAPA has been the #1-rated broadcast television network in Puerto Rico for six consecutive years, with an average household primetime rating of 17.6 and audience share of 30% in the year ended December 31, 2014.

        WAPA owns a 66,500 square foot building housing WAPA Holdings' state-of-the-art production facilities, television studios, and administrative offices. All of WAPA's news and most of its local programs are produced at WAPA's production facility, which contains four television studios, including the largest television studio in the Caribbean, fully equipped control rooms, digital video, audio, editing, post editing, and graphic production suites, and a scenery shop which produces all scenery and props for the local productions. WAPA also boasts one of the most technologically advanced news departments in Puerto Rico.

        WAPA is Puerto Rico's news leader and the largest local producer of entertainment programming, producing over 70 hours in the aggregate each week. In addition to having the top-rated morning, mid-day, evening and late night newscasts, WAPA's top-rated local shows include Entre Nosotras (the #1-rated local talk show), Pégate al Mediodía (the #1-rated midday program), Risas En Combo (the #1-rated comedy show) and Lo Se Todo (the #1-rated daily show). WAPA also licenses and televises blockbuster Hollywood movies and top-rated U.S. television series dubbed into Spanish. This diverse and unique mix of programming has made WAPA the market leader in Puerto Rico.

        In 2009, WAPA launched WAPA2 Deportes in Puerto Rico through its over-the-air signal and carriage by all cable, satellite and telecommunications distributors in Puerto Rico. WAPA2 Deportes broadcasts various local and U.S. sports programming, including Major League Baseball, with exclusive television rights to the World Series and the All-Star Game, and Puerto Rico's professional men's basketball league, Baloncesto Superior Nacional. In a short period of time, WAPA2 Deportes has become the leading local sports network in Puerto Rico.

        In 2008, WAPA launched wapa.tv, the #1-rated television network website in Puerto Rico and the #5 ranked Puerto Rico-originated web site. wapa.tv provides up-to-the-minute news and weather, promotional clips of WAPA's most popular shows, additional video content not seen on WAPA, and a platform for viewers to share comments and interact, driving further audience engagement.

WAPA America

        WAPA America, launched in 2004, is a Spanish-language cable television network targeting Puerto Ricans, Dominicans, Cubans, Venezuelans and Colombians, collectively referred to as "Caribbean Hispanics," residing in the U.S. Together, Puerto Ricans and Caribbean Hispanics are the second largest U.S. Hispanic population segment, representing over 18% of the U.S. Hispanic population. WAPA America is distributed by all major U.S. cable, satellite and telecommunication operators to more than 5 million subscribers. WAPA America televises over 70 hours per week of the top-rated news and entertainment programming produced by WAPA. WAPA America supplements its programming with acquired telenovelas and culture programming, popular sports programming from Puerto Rico and other programming from WAPA's library.

        WAPA America is primarily distributed on Hispanic Programming Packages. WAPA America is also distributed in more highly penetrated packages in the major markets of Orlando and Tampa. Hispanic pay-TV subscribers in the U.S. are expected to grow, driven by the rapid growth in Hispanic television households and by increased penetration of pay-TV among Hispanics. We expect to capitalize on this strong growth. For more information, see "— Industry."

Cinelatino

        Cinelatino is the leading Spanish-language cable movie network with over 15 million subscribers across the U.S., Latin America and Canada. Cinelatino is programmed with a lineup featuring what it believes to be the best contemporary films and original television series from Mexico, Latin America, the U.S. and Spain. Cinelatino was launched in Mexico in 1993, and introduced into the U.S. in 1995.

        Our programming strategy for Cinelatino is specifically intended to provide the audience with the broadest selection of the most popular and highest-quality films across all of the popular genres, from Mexico and all other Latin American countries which have significant populations in the U.S., including Puerto Rico, the Dominican Republic, Colombia and Venezuela. Consistent with its programming strategy, Cinelatino has licensed the rights to many of the highest grossing box office films in Mexico each year from 2009 to 2013. During 2014, we acquired a Spanish-language film library of 100 titles. This will provide us with substantial additional content and will be a source of content to license to over-the-top platforms. Cinelatino has an expansive library of over 600 of the best Spanish-language titles from suppliers across the globe. Driven by the strength of its programming and distribution, Cinelatino is the #1-Nielsen rated Spanish-language cable movie network in the U.S. and the #2-Nielsen rated Spanish-language cable television network in the U.S. overall. Cinelatino is currently commercial-free and generates 100% of its revenue through subscriber fees pursuant to multi-year distribution agreements. In an effort to further monetize its strong ratings and attractive audience, one of our primary objectives is to introduce advertising on Cinelatino in the U.S.

        Cinelatino has two feeds of its service, one that is distributed in the U.S., and a second that is distributed throughout Latin America and Canada. Cinelatino is distributed by all major U.S. cable, satellite and telecommunications operators on Hispanic Programming Packages. Hispanic pay-TV subscribers in the U.S. are expected to grow, driven by the rapid growth in Hispanic television households and by increased penetration of pay-TV among Hispanics. We expect to capitalize on this strong growth. For more information, see "— Industry."

        Cinelatino is also distributed by many Latin American pay television distributors, generally on basic video packages, and has more than 10 million subscribers in more than 15 countries throughout Latin America. Cinelatino is presently distributed to only 24% of all pay-TV subscribers throughout Latin America (excluding Brazil), representing a significant growth opportunity. Additionally, we have licensed movies on a limited basis for over-the-top digital services.

Pasiones

        Pasiones, launched in August 2008, focuses on one of the most popular Hispanic genres, telenovelas. The network sets itself apart by showcasing telenovelas produced in Latin America and Asia (dubbed into Spanish), in contrast to most competitor networks, which focus exclusively on Mexican telenovelas. In owning both Pasiones and Cinelatino, we provide content in the two most popular genres with Hispanics, telenovelas and movies. We have recently entered into a licensing agreement with Televisa for multiple novelas for our Latin American feed of Pasiones. In addition, we will also begin rebranding initiatives in 2015, providing a fresh and unique look to the network.

        Pasiones has two feeds of its service, one that is distributed in the U.S. and a second that is distributed throughout Latin America. Pasiones is distributed by all major U.S. cable, satellite and telecommunications operators on Hispanic Programming Packages, and has 4.2 million subscribers. Hispanic pay-TV subscribers in the U.S. are expected to grow, driven by the rapid growth in Hispanic television households and by increased penetration of pay-TV among Hispanics. We expect to capitalize on this strong growth. For more information, see "— Industry."

        Pasiones is also distributed by many Latin American distributors, generally on basic video packages, and has 8.9 million Latin American subscribers. Pasiones is presently distributed to only 20% of total pay-TV subscribers throughout Latin America (excluding Brazil), representing a significant growth opportunity. Additionally, we have licensed telenovelas on a limited basis for over-the-top digital services.

Centroamerica TV

        Centroamerica TV, launched in September 2004, is the leading network targeting the nearly 6 million Central Americans living in the U.S. Central Americans are the third largest U.S. Hispanic population group, and represent the fastest growing segment of the U.S. Hispanic population, having grown 253% from 2000-2014. Centroamerica TV features news and entertainment programming from leading television broadcast networks in El Salvador, Guatemala, Honduras, Nicaragua, Costa Rica and Panama, as well as exclusive soccer programming from the top professional leagues in the region. Recently, we invested in acquiring important soccer rights for Centroamerica TV.

        Centroamerica TV has over 3.7 million subscribers in the U.S. and is distributed on Hispanic Programming Packages. Hispanic pay-TV subscribers in the U.S. are expected to grow, driven by the rapid growth in Hispanic television households and by increased penetration of pay-TV among Hispanics. We expect to capitalize on this strong growth. For more information, see "— Industry."

Television Dominicana

        Television Dominicana, launched in November 2005, is the leading network targeting the 2.3 million Dominicans living in the U.S. Dominicans are the fourth largest U.S. Hispanic population group and have grown by 195% between 2000-2014. Television Dominicana features news and entertainment programming from leading content producers in the Dominican Republic, as well as exclusive rights to the Dominican Republic professional baseball league.

        Television Dominicana currently has over 2.6 million subscribers in the U.S. and is distributed on Hispanic Programming Packages. Hispanic pay-TV subscribers are expected to grow, driven by the rapid growth in Hispanic television households and by increased penetration of pay-TV among Hispanics. We expect to capitalize on this strong growth. For more information, see "— Industry."

Our Competitors

        We compete for the development and acquisition of programming, distribution of our Networks, selling of commercial time on our Networks, viewership to our Networks and on-air and creative talent. Our Networks compete with other Spanish-language broadcast and cable television networks and digital media companies for the acquisition of programming, viewership, the sale of advertising and creative talent. Our ability to produce and acquire popular content impacts our viewership and the sale of advertising.

        We also compete with both Spanish-language and English-language broadcast and cable television networks for distribution of our Networks and the fees paid by cable, satellite and telecommunication service providers. Our ability to retain and secure distribution agreements is necessary to maintain and grow subscriber fees, and to attain viewership which drives advertising sales. Our contractual agreements with distributors are renewed or renegotiated from time to time in the ordinary course of business. The launch of new networks and consolidation within the cable and satellite distribution industry may adversely affect our ability to obtain and maintain distribution of our Networks.

        Certain technological advances, including the increased deployment of fiber optic cable, are expected to allow cable and telecommunication video service providers to continue to expand both their channel and broadband distribution capacities and to increase transmission speeds. In addition, the ability to deliver content via new methods and devices is expected to increase substantially. The impact of such added capacities is hard to predict, but the development of new channels of content distribution could lead to increased competition for viewers by facilitating the emergence of additional channels and mobile and internet platforms through which viewers could view programming that is similar to that offered by our subsidiaries.

        WAPA competes with broadcast television networks and cable television networks in Puerto Rico for audience viewership, advertising sales, and programming. WAPA's main competitors are broadcast television stations owned by Univision and Telemundo, which rely heavily on their U.S. parents for programming, which consists primarily of telenovelas produced in Mexico, the U.S. and Latin America. There are a few other local broadcasters, but they tend not to be competitive due to weak programming and/or poor signal quality. WAPA reaches more television households in Puerto Rico than any of its competitors. In addition, while all major English-language U.S. broadcast networks have local affiliates, they are, for the most part, low power stations with nominal ratings. Only approximately half of the television households in Puerto Rico subscribe to pay-TV and cable channels are generally not competitive, as they tend to be U.S.-based, English-language channels with little relevance to the Puerto Rico Spanish-speaking market. WAPA has effectively customized its programming for the viewing preferences of the Puerto Rican market with more local entertainment and news programming than its competitors, as well as blockbuster Hollywood movies and hit U.S. television series (dubbed into Spanish). As a result, WAPA has been the ratings leader for the past six years. WAPA2 Deportes competes for viewership, advertising sales and programming with other channels offering similar sports programming in Puerto Rico. Competitors include U.S.-based cable networks, such as ESPN, TNT, and TBS, and certain satellite distributors who have acquired sports media rights for their owned channels. wapa.tv competes with other news, weather and entertainment websites for development and acquisition of content, audience and advertising sales. To an extent, wapa.tv also competes with U.S. search engines and social networks, such as Google, Facebook and Yahoo, for website traffic.

        Many of our competitors may possess greater resources than us, and our financial resources may be relatively limited when contrasted with many of these competitors.

Intellectual Property

        Our intellectual property assets principally include copyrights in television programming, websites and other content, trademarks in brands, names and logos, domain names and licenses of intellectual property rights of various kinds. The protection of our Networks' brands and content is of primary importance to our success. To protect our intellectual property assets, we rely upon a combination of copyright, trademark, unfair competition, trade secret and internet/domain name statutes, laws and contractual provisions. However, there can be no assurance of the degree to which these measures will be successful in any given case. Moreover, effective intellectual property protection may be either unavailable or limited in certain foreign territories. Policing unauthorized use of our products and services and related intellectual property is difficult and costly. We seek to limit unauthorized use of our intellectual property through a combination of approaches. However, the steps taken to prevent the infringement of our intellectual property by unauthorized third parties may not work.

        Third parties may challenge the validity or scope of our intellectual property from time to time, and the success of any such challenges could result in the limitation or loss of intellectual property rights. Irrespective of their validity, such claims may result in substantial costs and diversion of resources which could have an adverse effect on our operations. In addition, piracy, which encompasses the theft of our signal, and unauthorized use of our content in the digital environment continues to present a threat to revenues from products and services based on intellectual property.

Government Regulation

        Our broadcast and cable network operations are subject to regulation by governmental authorities in the United States, Puerto Rico and other countries where they operate. The rules, regulations, policies and procedures affecting our Business are constantly subject to change. This section contains a summary of certain government regulations that may affect our operations. This information is summary in nature and does not purport to describe all present and proposed laws and regulations affecting our Business.

Introduction

        Our Networks are subject to regulation by the FCC under the Communications Act of 1934, as amended ("Communications Act"). Under authority of the Communications Act, the FCC, among other things, assigns frequency bands for broadcast stations, including the WAPA station, and other uses; determines the location, frequency and operating power of stations; grants permits and licenses to construct and operate television stations on particular frequencies; issues, revokes, modifies and renews television broadcast station licenses; regulates equipment used by stations; determines whether to approve changes in ownership or control of station licenses; and adopts and implements regulations and policies which directly or indirectly affect the ownership, operations and profitability of broadcasting stations.

        The FCC has also adopted various rules that regulate the content of programming broadcast by television stations, including the WAPA stations, and carried by cable networks, including our Cable Networks. These rules regulate, among other things, children's programming, sponsorship identification disclosures, closed captioning of certain television programming, and obscene, indecent and profane content. Additionally, the FCC's rules require broadcast stations to implement equal employment opportunity outreach programs and maintain records relating to these programs and make filings with the FCC evidencing such efforts. The FCC could also adopt other regulations that affect cable networks, such as the requirement that the cable programming services be on an "á la carte" basis, which could affect their business operations.

        The following is a brief summary of certain provisions of the Communications Act, and specific FCC rules and policies and certain other statutes and regulations. The summaries are not intended to describe all present and proposed statutes and FCC rules and regulations that impact broadcast television and cable network operations. Failure to observe the provisions of the Communications Act and the FCC's rules and policies can result in the imposition of various sanctions, including monetary forfeitures, the grant of "short-term" (less than the maximum term) broadcast license renewals or, for particularly egregious violations, the denial of a broadcast license renewal application, the revocation of a broadcast license, or the withholding of approval for acquisition of additional broadcast properties.

FCC Licenses and Renewal

        The Communications Act permits the operation of a broadcast station only in accordance with a license issued by the FCC upon a finding that the grant of a license would serve the public interest, convenience and necessity. The FCC grants broadcast licenses for specified periods of time and, upon application, may renew the licenses for additional terms (ordinarily for the full term of eight years). Generally, the FCC renews a broadcast license upon a finding that (i) the broadcast station has served the public interest, convenience and necessity; (ii) there have been no serious violations by the licensee of the Communications Act or the FCC's rules; and (iii) there have been no other violations by the licensee of the Communications Act or other FCC rules which, taken together, indicate a pattern of abuse. After considering these factors, the FCC may renew a broadcast station's license, either with conditions or without, or it may designate the renewal application for hearing. In 2013, the FCC renewed our television licenses for full eight year terms expiring in 2021.

Media Ownership Restrictions and FCC Proceedings

        The FCC's broadcast ownership rules affect the number, type and location of broadcast and newspaper properties that we are allowed to hold or acquire. The rules now in effect limit the common ownership, directly or by way of attribution, operation or control of: (i) television stations serving the same area; (ii) television stations and daily newspapers serving the same area; and (iii) television stations and radio stations serving the same area. The rules also limit the aggregate national audience reach of television stations under common ownership, directly or by way of attribution. The FCC's rules also define the types of positions and interests that are considered attributable for purposes of the ownership limits. In general, officers, directors and stockholders holding 5% or more of the voting interests in Hemisphere are deemed to have attributable interests. The FCC's ownership limits therefore apply to our principals and certain investors in our Company.

        The FCC is required by statute to review all of its broadcast ownership rules every four years to determine if such rules remain necessary in the public interest. The FCC must review its media ownership rules every four years. In April, 2014, the FCC issued a Further NPRM to initiate its 2014 quadrennial review of the multiple ownership rules. The FCC determined that the record from the 2010 quadrennial review — which proposed changes to the newspaper-broadcast cross-ownership rule and the elimination of the radio-television cross-ownership rule — be incorporated as part of the 2014 review. The FCC also requested comments on whether local news service agreements and/or shared services agreements should be considered attributable for purposes of applying the media ownership restrictions. The FCC has indicated that it will more closely scrutinize arrangements that involved shared services agreements.

Local Television Ownership Rule

        Under the local television ownership rule, one party may own, operate, or control up to two television stations in a market, so long as the market would have at least eight independently owned full power television stations after the combination and at least one of the stations is not one of the top-four- rated stations (based on audience share) in the television market. The rule also permits the ownership, operation or control of two television stations in a market as long as the stations' Noise Limited Service contours do not overlap. In 2011 the FCC sought comments on its proposal to eliminate the contour overlap exception that permits common ownership of two television stations in the same market. At that time, the FCC proposed to grandfather existing common ownership of stations that would not be permitted after the elimination of this exception. The matter remains pending. Broadcast stations designated by the FCC as "satellite" stations are exempt from the local television ownership rule. WNJX-TV and WTIN-TV have been designated by the FCC as "satellite" stations of WAPA-TV, a division of WAPA. The FCC may also waive its local television ownership rule to permit ownership, operation or control of two television stations in a market that would not otherwise be permissible if one of the stations is in involuntary bankruptcy, is a "failed" station, or is "failing" (i.e., stations with negative cash flow and less than a four share all day audience rating). Under the local television ownership rule, the licensee of a television station that provides more than 15% of another in-market station's weekly programming or advertising will be deemed to have an attributable interest in the other station.

Radio-Television Cross-Ownership Rule

        The radio-television cross-ownership rule generally allows common ownership of one or two television stations and up to six radio stations, or, in certain circumstances, one television station and seven radio stations, in any market where at least 20 independent voices would remain after the combination; two television stations and up to four radio stations in a market where at least 10 independent voices would remain after the combination; and one television and one radio station notwithstanding the number of independent voices in the market. A "voice" generally includes independently owned, same-market commercial and noncommercial broadcast television and radio stations, newspapers of certain minimum circulation, and one cable system per market.

Newspaper-Broadcast Cross-Ownership Rule

        Under the currently effective newspaper-broadcast cross-ownership rule, unless grandfathered or subject to waiver, no party can have an attributable interest in both a daily newspaper (published at least 4 days a week, in the dominant language of the market, and with a circulation exceeding 5% of the households in the designated market area) and either a television station or a radio station in the same market if specified signal contours of the television station or the radio station encompass the entire community in which the newspaper is published.

Attribution of Ownership

        Pursuant to FCC rules, the following relationships and interests are generally considered attributable for purposes of broadcast ownership restrictions: (i) all officers and directors of a corporate licensee and its direct or indirect parent(s); (ii) voting stock interests of at least five percent; (iii) voting stock interests of at least 20 percent, if the holder is a passive institutional investor (such as an investment company, bank, or insurance company); (iv) any equity interest in a limited partnership or limited liability company, unless properly "insulated" from management activities; (v) equity and/or debt interests that in the aggregate exceed 33 percent of a licensee's total assets, if the interest holder supplies more than 15 percent of the station's total weekly programming or is a same-market broadcast company or daily newspaper publisher; (vi) time brokerage of a broadcast station by a same-market broadcast company; and (vii) same-market radio and television joint sales agreements. Because we are controlled by a single stockholder holding a majority of the voting power of our capital stock, the FCC's current rules do not treat other five percent or greater voting stockholders as attributable, and those ownership interests are not required to be reported to the FCC. Pending before the FCC is a proposal to eliminate the single majority stockholder exception. The FCC is also considering a proposal to require the disclosure in biennial ownership reports of information about five percent or greater voting stockholders, even if such interests are not attributable under the FCC's ownership rules.

        Management services agreements and other types of shared services arrangements between same-market stations that do not include attributable time brokerage or joint sales components generally are not deemed attributable under the FCC's current ownership rules, but as indicated above, the FCC is considering a proposal to change this rule and will also scrutinize more closely transactions that involved shared services arrangements.

Commission Approval of Transfer of Control of FCC Licenses

        The FCC's prior approval is required for the transfer of control or assignment of FCC licenses. We are currently controlled by InterMedia, which owns approximately 87.9% of our Class B common Stock. The FCC's prior consent would be required prior to any transaction that would result in a change in control of Hemisphere or InterMedia. An application for consent to a transfer of control or assignment of licenses would be subject to a formal public notice and comment period during which petitions to deny the applications would be accepted by the FCC.

        A person or entity requesting the FCC's consent to acquire or obtain control of our television station licenses must demonstrate that the acquisition complies with the FCC's ownership rules or that a waiver of the rules is in the public interest. As discussed above, we own two television stations, WNJX-TV and WTIN-TV, which are operated as "satellite" stations of WAPA-TV. Stations granted satellite status are exempt from the FCC's local television ownership rule. Thus, this status permits the common ownership of the three WAPA broadcast stations that would not otherwise be permitted. WNJX-TV and WTIN-TV were first accorded satellite status in 2001 due to the unique circumstances of the Puerto Rico market, including its topography and economic conditions, and the FCC has renewed this grant in subsequent transactions. We anticipate the FCC would continue to grant satellite status to WNJX-TV and WTIN-TV in future change-in-control transactions.

Alien Ownership Restrictions

        Under the Communications Act, a broadcast license may not be granted to or held by any corporation that has more than 20% of its capital stock owned or voted by non-U.S. citizens or entities, whom the FCC refers to as "aliens," or their representatives, by foreign governments or their representatives, or by non-U.S. corporations.

        Furthermore, the Communications Act provides that no FCC broadcast license may be granted to or held by any corporation directly or indirectly controlled by any other corporation of which more than 25% of the capital stock is owned or voted by non-U.S. citizens or entities or their representatives, by foreign governments or their representatives, or by non-U.S. corporations, if the FCC finds the public interest will be served by the refusal or revocation of such license. These restrictions apply in modified form to other forms of business organizations, including partnerships and limited liability companies. The FCC has interpreted this provision of the Communications Act to require an affirmative public interest finding before a broadcast license may be granted to or held by any such entity. In the past, the FCC has made such an affirmative finding with respect to broadcast licenses only in highly limited circumstances. In 2013, however, the FCC issued a declaratory ruling that notwithstanding its past practices, it will consider on a case-by-case basis requests for approval of acquisitions by aliens of in excess of 25% of the capital stock of the parent of a broadcast licensee. In acting upon such a request, the FCC will coordinate with Executive Branch agencies on national security, law enforcement, foreign policy and trade policy issues. Therefore, the FCC could revoke the licenses for WAPA's television stations if more than 25% of our outstanding capital stock is issued to or for the benefit of non-U.S. citizens, unless the FCC has ruled in advance that such investments by foreigners are in the public interest.

        To the extent necessary to comply with the Communications Act and FCC rules and policies, our board of directors may (i) take any action it believes necessary to prohibit the ownership or voting of more than 25% of our outstanding capital stock by or for the account of aliens or their representatives or by a foreign government or representative thereof or by any entity organized under the laws of a foreign country (collectively, "Aliens"), or by any other entity (a) that is subject to or deemed to be subject to control by Aliens on a de jure or de facto basis or (b) owned by, or held for the benefit of Aliens in a manner that would cause us to be in violation of the Communications Act or FCC rules and policies; (ii) prohibit any transfer of our stock which we believe could cause more than 25% of our outstanding capital stock to be owned or voted by or for any person or entity identified in the foregoing clause (i); (iii) prohibit the ownership, voting or transfer of any portion of its outstanding capital stock to the extent the ownership, voting or transfer of such portion would cause us to violate or would otherwise result in violation of any provision of the Communications Act or FCC rules and policies; (iv) convert shares of our Class B common stock into shares of our Class A common stock to the extent necessary to bring us into compliance with the Communications Act or FCC rules and policies; and (v) redeem capital stock to the extent necessary to bring us into compliance with the Communications Act or FCC rules and policies or to prevent the loss or impairment of any of our FCC licenses.

Digital Television

        As of June 12, 2009, all full-power broadcast television stations were required to cease broadcasting analog programming and convert to all digital broadcasts. Digital broadcasting allows stations to offer digital channels for a wide variety of services such as high definition video programming, multiple channels of standard definition video programming, such as WAPA2 Deportes, data, and other types of communications. Each station is required to provide at least one free over-the-air video program signal.

        To the extent a station has "excess" digital capacity (i.e., digital capacity not used to transmit free, over-the-air video programming), it may elect to use that capacity in any manner consistent with FCC technical requirements, including for data transmission, interactive or subscription video services, or paging and information services. If a station uses its digital capacity to provide any such "ancillary or supplementary" services on a subscription or otherwise "feeable" basis, it must pay the FCC an annual fee equal to 5% of the gross revenues realized from such services.

MVPD Retransmission of Local Television Signals

        A number of provisions of the Communications Act and FCC rules govern aspects of the relationship between broadcast television stations and MVPDs. The rules generally provide certain protections for local broadcast stations, for which MVPDs are an important means of distribution and a provider of competing program channels.

        To ensure that every local television station can be received in its local market without requiring a cable subscriber to switch between cable and off-air signals, the FCC allows every full-power television broadcast station to require that all local cable systems and direct broadcast satellite transmit that station's primary digital channel to their subscribers within the station's market (the so-called "must-carry" rule). Alternatively, a station may elect to forego its must-carry rights and seek a negotiated agreement to establish the terms of its carriage by a local MVPD — referred to as "retransmission consent." A station electing retransmission consent assumes the risk that it will not be able to strike a deal with the MVPD and will not be carried. A station has the opportunity to elect must-carry or retransmission consent every three years. Elections were made in October 2014 for the 2015-2017 three year period. WAPA elected retransmission consent and has entered into retransmission consent contracts with MVPD systems serving Puerto Rico.

        MVPDs are not required to carry any programming streams other than a station's primary video programming channel. Consequently, WAPA's multicast channel WAPA2 Deportes is not entitled to mandatory carriage under the FCC's must-carry rules. However, we are free to negotiate with MVPDs for the carriage of additional programming streams.

        In March 2011, the FCC issued a NPRM reviewing the retransmission consent rules. The NPRM requests comment on proposals to strengthen the good faith negotiation requirements and to require advance notice of the potential that a television station could be dropped from an MVPD's programming lineup. In 2015, the FCC adopted rules prohibiting television broadcast stations that are not commonly owned from jointly negotiating retransmission consent agreements. In December 2014, the FCC issued a separate NPRM requesting comment on whether the definition of MVPD should be expanded to include providers that make multiple linear streams of video programming available for purchase, regardless of the technology used to distribute the programming (e.g. entities providing video programming to subscribers through internet connections). Both proceedings are pending, and we cannot predict what impact, if any, they will have on our negotiations with video programming distributors.

Repurposing of Broadcast Spectrum for Other Uses

        In February 2012, Congress passed and the President signed legislation that, among other things, grants the FCC authority to conduct incentive auctions to recapture certain spectrum currently used by television broadcasters and repurpose it for other uses. On June 2, 2014, the FCC released a Report and Order ("Incentive Auction Order") adopting rules and procedures to implement incentive auctions authorized by Congress. Several parties have challenged, in part or in whole, the Incentive Auction Order. These challenges remain pending. Additionally, the FCC has initiated several rulemakings in connection with the Incentive Auction Order. These rulemakings remain pending.

        The proposed incentive auction process would have three components. First, the FCC would conduct a reverse auction by which each television broadcaster may choose to retain its rights to a 6 MHz channel of spectrum or volunteer, in return for payment, to relinquish all of the station's spectrum by surrendering its license; relinquish the right to some of its spectrum and thereafter share spectrum with another station; or modify its UHF channel license to a VHF channel license.

        Second, in order to accommodate the spectrum reallocated to new users, the FCC will "repack" the remaining television broadcast spectrum, which may require certain television stations that did not participate in the reverse auction to modify their transmission facilities, including requiring such stations to operate on other channel designations. The FCC is authorized to reimburse stations for reasonable relocation costs up to a total across all stations of $1.75 billion. In addition, Congress directed the FCC, when repacking to television broadcast spectrum, to make reasonable efforts to preserve a station's coverage area and population served. In addition, the FCC is prohibited from requiring a station to move involuntarily from the UHF band, the band in which WAPA's broadcast licenses operate, to the VHF band or from the high VHF band to the low VHF band.

        Third, the FCC would conduct a forward auction of the relinquished spectrum to new users. The FCC must complete the reverse auction and the forward auction by September 30, 2022, and has announced that as of now it intends to conduct the auction beginning in early 2016.

        The outcome of the incentive auction and repacking of broadcast television spectrum, or the impact of such items on WAPA's business, cannot be predicted.

EEO Rules

        The FCC's Equal Employment Opportunity ("EEO") rules impose job information dissemination, recruitment, documentation and reporting requirements on broadcast television stations. Broadcasters are also subject to random audits to ensure compliance with the FCC's EEO rules and may be sanctioned for noncompliance.

Recordkeeping

        The FCC rules require broadcast television stations to maintain various records regarding operations, including equipment performance records and a log of the station's operating parameters. Television stations must also maintain a public inspection file, portions of which are hosted on an FCC-maintained website. This file must contain various records, including the station license, FCC applications, contour maps, ownership reports, political broadcasting records, EEO public file reports, a copy of the manual "The Public and Broadcasting," correspondence from the public, material regarding FCC investigations or complaints, issues/programs lists, children's television programming reports, records concerning compliance with commercial limits in children's programming, time brokerage agreements and joint sales agreements, and statements of must-carry/retransmission elections.

Broadcast Localism

        In 2007, the FCC issued a Report on Broadcast Localism and NPRM (the "Localism Report"). The Localism Report tentatively concluded that broadcast stations should be required to have regular meetings with permanent local advisory boards to ascertain the needs and interests of their communities. The Localism Report also tentatively adopted specific renewal application processing guidelines that would require broadcasters to air a minimum amount of local programming. The Localism Report sought public comment on two additional rule changes that would impact television broadcasters. These rule changes would restrict a broadcaster's ability to locate a station's main studio outside the community of license and the right to operate a station remotely. To date, the FCC has not issued a decision adopting rules to implement any of the initiatives in the Localism Report, and it cannot be predicted whether or when the FCC might act to codify any such initiatives.

Programming and Operations

        Rules and policies of the FCC and other federal agencies regulate certain programming practices and other areas affecting the business or operations of broadcast stations, including WAPA, and cable networks, including WAPA America and Cinelatino.

        Obscenity, Indecency and Profanity.    Federal statutes prohibit the broadcast or transmission of obscene material at any time by broadcast television stations, including the WAPA stations or on cable networks, including WAPA America and Cinelatino. The FCC's rules also prohibit television stations, including the WAPA stations, from broadcasting indecent or profane material between the hours of 6:00 a.m. and 10:00 p.m. In recent years, the FCC has intensified its enforcement activities with respect to programming it considers indecent and has issued numerous fines to licensees found to have violated the indecency rules.

        In July 2007, the FCC implemented increased forfeiture amounts for indecency violations that were enacted by Congress. The maximum permitted fine for an indecency violation is $325,000 per incident and $3,000,000 for any continuing violation arising from a single act or failure to act.

        Because the FCC may investigate indecency complaints on an ex parte basis, a licensee may not have knowledge of an indecency complaint unless and until the complaint results in the issuance of a formal FCC letter of inquiry or notice of apparent liability for forfeiture. In July 2010, the U.S. Court of Appeals for the Second Circuit issued a decision finding that the FCC's indecency standard was too vague for broadcasters to interpret and therefore inconsistent with the First Amendment. In June 2011, the Supreme Court granted certiorari in this case. In June 2012, the Supreme Court issued a decision which held that the FCC could not fine ABC and FOX (two television networks that were fined for airing allegedly indecent material) for the specific broadcasts at issue because the FCC had not provided them with sufficient notice of its intent to issue fines for the use of fleeting expletives or momentary nudity. However, the Supreme Court did not make any substantive ruling regarding the FCC's current indecency policies. In April 2013, the FCC requested comments on its indecency policy, including whether to ban the use of fleeting expletives or whether it should only impose fines from broadcasts that involve repeated and deliberate use of expletives. The FCC has not issued any decisions regarding indecency enforcement since the Supreme Court's decision was issued, although it has advised that it will continue to pursue enforcement actions in egregious cases while it conducts its review of its indecency policy generally.

        Children's Programming.    Federal statutes and FCC rules require broadcast television stations, including the WAPA stations, to broadcast three hours per week of educational and informational programming ("E/I programming") designed for children 16 years of age and younger. FCC rules also require television stations to air E/I programming on each additional digital multicast program stream broadcast, with the requirement increasing in proportion to the additional hours of free programming offered on multicast channels.

        Federal statutes and FCC rules also limit the amount and content of commercial matter that may be included in programming primarily produced and carried for children 12 years and younger by broadcast television stations and cable networks, including WAPA America and Cinelatino. The FCC's rules also limit the display, during children's programming on broadcast stations and cable networks, of Internet addresses of websites that contain or link to commercial material or that use program characters to sell products. In October 2009, the FCC issued a Notice of Inquiry ("Children's NOI") seeking comment on a broad range of issues related to children's usage of electronic media and the current regulatory landscape that governs the availability of electronic media to children. The Children's NOI remains pending, and it cannot be predicted what recommendations or further action, if any, will result from it.

        Some U.S. policymakers have sought limitations on food and beverage marketing in media popular with children and teens. In April 2011, the Interagency Working Group on Food

Marketed to Children, which is comprised of the Federal Trade Commission, the Centers for Disease Control and Prevention, the Food and Drug Administration and the U.S. Department of Agriculture, jointly requested comment on proposed nutritional restrictions for food and beverage marketing directed to children and teens aged 17 years and under. Although the proposed guidelines are nominally voluntary, if these or other similar guidelines are implemented by food and beverage marketers, they could have a negative impact on our Networks advertising revenues.

        Commercial Loudness.    The 2010 Commercial Advertisement Loudness Mitigation Act ("CALM Act") and the FCC rules implementing the CALM Act, require television stations, cable television operators, satellite television providers, and other pay television providers to limit the average volume of commercials, including promotional announcements, to the same average volume as the programming it accompanies. The FCC rules do not specifically require video programming providers, such as WAPA America or Cinelatino, to comply with the rules regarding the loudness of commercials. However, video programming distributors may request or require by contract that programming providers certify compliance with those rules for commercials embedded in programming.

        Closed Captioning.    FCC rules require the majority of programming broadcast by television stations and carried on cable networks to contain closed captions. In January 2012, the FCC adopted rules to require that television programming broadcast by television stations, including the WAPA stations, or transmitted by cable, including on WAPA America or Cinelatino, with captioning include captioning if subsequently made available online, for example, by streaming on wapa.tv. Beginning in 2016, clips of programming carried on television will need to be captioned if subsequently distributed over the internet. Additionally, in March 2015, new FCC rules became effective that require programming captions to adhere to more stringent quality standards.

        Sponsorship Identification.    Both the Communications Act and the FCC's rules generally require that, when payment or other consideration has been received or promised to a broadcast television station for the airing of program material, the station must disclose that fact and identify who paid or promised to provide the consideration at the time of broadcast. Cable systems are subject to the same requirement when the system is originating programming, also known as cablecasting. In June 2008 the FCC sought comments on whether it should adopt additional regulations with respect to sponsorship identification requirements on cable programmers. That proceeding remains pending.

Program Access Restrictions

        Under the Communications Act, vertically integrated cable programmers are generally prohibited from offering different prices, terms, or conditions to competing multichannel video programming distributors unless the differential is justified by certain permissible factors set forth in the FCC's regulations. The FCC's "program access" rules previously limited the ability of a vertically integrated cable programmer to enter into exclusive distribution arrangements with cable television operators. However, in 2012, the FCC declined to extend the exclusive contract prohibition section of the program access rules beyond its October 5, 2012 sunset date. A cable programmer is considered to be vertically integrated if it owns or is owned by a cable television operator, in whole or in part, under the FCC's program access attribution rules. Cable television operators for this purpose may include telephone companies that provide video programming directly to subscribers. Any holdings of cable television operators by our stockholders, officers, and directors may be attributable to us, and therefore could have the effect of making WAPA America and Cinelatino subject to the program access rules, which could adversely affect the flexibility to negotiate the most favorable terms available for their content.

Net Neutrality

        In February 2015, the FCC adopted "net neutrality" rules. The rules have been released, but are not yet effective. We do not know what impact they will have on our Business.

Regulation of the Internet

        Internet services, including wapa.tv, cinelatino.com, tvpasiones.com, centroamericatv.tv, and televisiondominicana.tv, are subject to regulation in the U.S. relating to the privacy and security of personally identifiable user information and acquisition of personal information from children under 13, including the federal Child Online Privacy Protection Act (COPPA) and the federal Controlling the Assault of Non-Solicited Pornography and Marketing Act (CAN-SPAM). In addition, a majority of states have enacted laws that impose data security and security breach obligations. Additional federal, state, territorial laws and regulations may be adopted with respect to the Internet or other online services, covering such issues as user privacy, child safety, data security, advertising, pricing, content, copyrights and trademarks, access by persons with disabilities, distribution, taxation and characteristics and quality of products and services.

Other Regulations

        In addition to the regulations applicable to the broadcast, cable television and Internet industries in general, we are also subject to other federal, state, territorial, and local regulations, including, without limitation, regulations promulgated by federal, state, and territorial environmental, health and labor agencies. Cinelatino is also subject to laws and regulations that may be adopted or promulgated by the governments of other jurisdictions in which it operates.

Properties

        We lease our headquarters at 2000 Ponce de Leon Blvd., Coral Gables, FL 33134. We believe our current facilities are adequate to meet our needs in the foreseeable future. If necessary, we may, from time to time, downsize current facilities or lease additional facilities for our activities. The current lease is on a month-to-month tenancy.

        WAPA is headquartered in San Juan, Puerto Rico in an owned 66,500 square foot building located in one of the most affluent areas in San Juan. The building houses our state-of-the-art technology, television studios, and administrative offices. All of WAPA's news and local programs are produced at our production facility, which consists of four television studios, including the largest television studio in the Caribbean, fully equipped control rooms, digital video, audio, editing, post editing, and graphic production suites, and a scenery shop which produces all scenery and props for the local productions.

        We also lease the land for our transmission towers in Cayey, Puerto Rico, Jayuya, Puerto Rico and Mircao, Puerto Rico pursuant to long-term lease facilities.

        We believe WAPA's current facilities are adequate to meet our needs in the foreseeable future. If necessary, we may, from time to time, downsize current facilities or lease additional facilities for our activities. We own our property in San Juan, Puerto Rico.

        The following table sets forth our principal places of business:

Location	Description	Area (Square Feet)
Coral Gables, FL	Headquarters	4,500
San, Juan, Puerto Rico	Administrative Offices, TV Production	66,500

Employees

        At December 31, 2014, we and our subsidiaries employed 293 persons full-time. In the normal course of business, we use contract personnel to supplement our employee base to meet business needs. We or our subsidiaries may hire additional personnel in connection with the closing of future acquisitions. We believe that employee relations are generally satisfactory. Approximately 156 of our employees based in Puerto Rico are full-time unionized employees covered by two collective bargaining agreements, which expire on July 23, 2015 and June 27, 2016, respectively. For more information, see Note 11, "Retirement Plans" of Notes to Consolidated Financial Statements.

Legal Proceedings

        From time to time, we or our subsidiaries may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and determination as to the amount of the accrual required for such contingencies is highly subjective and requires judgments about future events. An adverse result in these or other matters may arise from time to time that may harm our Business. Neither we nor any of our subsidiaries are presently a party to any material litigation, nor to the knowledge of management is any litigation threatened against us or our subsidiaries, which may materially affect us.

MANAGEMENT

Executive Officers and Directors

        The following table lists each of our executive officers and directors and their respective ages and positions as of the date of this prospectus.

Name	Age	Position
Alan J. Sokol	56	Chief Executive Officer and President (Principal Executive Officer) and Director
Peter M. Kern	47	Chairman of the Board and Director
Craig D. Fischer	45	Chief Financial Officer (Principal Financial and Accounting Officer)
Leonardo Guevara	46	Senior Vice President, Finance of Cable Networks
Karen A. Maloney	58	Controller
Jose E. Ramos	58	President and General Manager of WAPA-TV
Alex J. Tolston	34	General Counsel and Corporate Secretary
Nicolas J. Valls	50	Executive Vice President, Advertising Sales
Gabriel Brener	56	Director
John Engelman	59	Director
Leo Hindery, Jr.	67	Director
James M. McNamara	61	Director
Eric C. Neuman	70	Director
Vincent L. Sadusky	50	Director
Ernesto Vargas Guajardo	59	Director

        Set forth below is a brief biography of each of our executive officers and directors.

        Alan J. Sokol.    Mr. Sokol has served as one of our directors and President since January 2013. Mr. Sokol was appointed as our Chief Executive Officer in April 2013. Mr. Sokol has over 20 years of experience in the television and motion picture industries as an operator, advisor and investor. Prior to becoming the Chief Executive Officer, he served as a Senior Partner at InterMedia Partners, L.P., where he was the architect of the firm's Hispanic strategy, including the acquisitions of Cinelatino and WAPA. Prior to joining InterMedia Partners, L.P., Mr. Sokol was President and CEO of Planeta Media Group, LLC, where he advised numerous media companies on strategies and new business launches, particularly within the United States Hispanic market. His clients included Lions Gate Entertainment Corp., IDT Corp., Council Tree Communications, Inc. and Caracol Television Inc. From 1998 through May 2003, Mr. Sokol was Chief Operating Officer of Telemundo Communications Group, Inc., where he was responsible for all business divisions of this United States Spanish-language television network. While at Telemundo, Mr. Sokol established the first bilingual cable network in the United States and created strategic alliances with TV Globo, Caracol Television and Discovery Networks. From 1996 to 1998, Mr. Sokol was Senior Vice President, Corporate Development at Sony Pictures where he advised on investment opportunities in television distribution and content creation throughout the world. Prior to his tenure at Sony Pictures, Mr. Sokol was Senior Vice President of Savoy Pictures, Inc. From 1983 to 1994, he was an attorney and a partner with Wyman, Bautzer, Kuchel and Silbert, P.C., and then with Jeffer, Mangels, Butler and Marmaro LLP. Mr. Sokol sits on the board of directors of Faith Media Holdings, LLC. He also sits on the board of directors of

InterMedia Español, Inc., WAPA America, Inc., Cine Latino, Inc. and HMTV Cable, Inc., each indirect wholly-owned subsidiaries of the Company. He holds a B.A. from Cornell University and J.D. from Stanford Law School.

        Peter M. Kern.    Mr. Kern has served as Chairman of our Board of Directors since April 2013 and currently serves as a Managing Partner of InterMedia. Mr. Kern has spent the last 15 years investing in, advising, and operating a variety of large and small media companies. Prior to joining InterMedia, Mr. Kern was a Senior Managing Director and Principal of Alpine Capital LLC ("Alpine"), a media investment and advisory firm. Mr. Kern joined Alpine when he merged his own firm, Gemini Associates, Inc., with Alpine in the summer of 2001. Gemini Associates was founded as a large-cap M&A and strategic advisory firm in 1996, and Mr. Kern served as its President. From 1996 until its sale, Mr. Kern also served as a partner of InterMedia Partners, LLC. At both Gemini and Alpine, Mr. Kern has counted among his advisory clients Liberty Media, Sony, Viacom, InterMedia Partners, Tele-Communications, Inc., TCI International, USA Networks, Cablevision Systems, and Telewest. At Alpine, Mr. Kern also was responsible for direct investing in media companies. During his tenure, Alpine Equity made several successful investments in cable television including Sit-Up, Gospel Music Channel, LLC, ProSeibenSat.1 Media AG, and Money Mailer, Inc. Prior to the founding of Gemini Associates, Mr. Kern was the senior financial and chief administrative officer of Home Shopping Network. Before joining Home Shopping Network, Mr. Kern was Senior Vice President of Corporate Finance and Strategic Development for Whittle Communications, a publishing and television company. Mr. Kern began his career at Bear, Stearns & Co., Inc. Mr. Kern has served on the board of directors of Expedia, Inc. since 2005 and the board of directors of Luxury Retreats International Holdings. He also sits on the board of directors of InterMedia Español, Inc. and WAPA America, Inc., each indirect wholly-owned subsidiaries of the Company. Mr. Kern holds a B.S. from the Wharton School at the University of Pennsylvania.

        Craig D. Fischer.    Mr. Fischer has served as our Chief Financial Officer since April 2013. From January 2013 through April 2013, Mr. Fischer served as our Vice President, Treasurer and Secretary. Previously, from 2005 through 2012, Mr. Fischer was a Partner at InterMedia, and was responsible for the acquisitions and oversight of Cinelatino and WAPA, prior to the formation of Hemisphere Media Group, Inc. Prior to joining InterMedia Partners, L.P., Mr. Fischer was Executive Vice President of Business Development and Affiliate Relations at the YES Network where he was one of the founding senior managers and was responsible for overseeing day-to-day operations, managing relationships with major cable and satellite operators and negotiating programming agreements. Prior to YES, Mr. Fischer was Vice President of Business Development at Exodus Communications, Inc., and Vice President of Finance at Global Center, Inc. From 1997 to 2000, Mr. Fischer was at Goldman Sachs & Co. as a banker in the Media and Communications group. From 1991 to 1995, Mr. Fischer was a senior accountant and CPA with Ernst & Young, LLP. Mr. Fischer holds an M.B.A. from Columbia Business School and a B.B.A. from the University of Michigan.

        Karen A. Maloney.    Ms. Maloney has served as our Controller since July 2014. Prior to joining the Company, from December 2007 to January 2013, Ms. Maloney served in senior financial management roles for MTV Networks (Viacom). From December 2007 through June 2011, she served as the Senior Vice President Worldwide Controller for MTV Networks before taking on the role of Senior Vice President General Manager Global Shared Services from June

2011 to January 2013, leading the company's transition to a centralized shared service model for finance and legal operations. Prior to joining MTV Networks, she served in senior financial positions at Scholastic Corporation for 10 years from May 1997 to December 2007. From April 2004 to December 2007, she served as the Senior Vice President Corporate Finance, Chief Accounting Officer overseeing global finance and accounting. Prior to April 2004, she served as the Vice President Corporate Controller, Chief Accounting Officer. Prior experience includes Controllership roles in the apparel and paper industries, as well as earlier positions at the public accounting firm, KPMG, where she progressed to Supervising Senior Accountant. Ms. Maloney is a CPA as well as a Chartered Global Management Accountant and earned her Bachelor's degree in Accounting from The College of New Jersey. She is a member of the Board of Directors and has been the Finance Committee Chair and Co-Chair of the Audit Committee for the Girl Scouts of the USA, a national not-for-profit organization promoting leadership skills for girls. She has served in these roles and on the Board of Directors of Girl Scouts of the USA for 8 years.

        Jose E. Ramos.    Mr. Ramos has over 31 years of television experience. Mr. Ramos is the most experienced television executive in Puerto Rico. Mr. Ramos has been the President and General Manager of WAPA-TV, a division of WAPA for the last 18 years. Prior to that, Mr. Ramos spent 13 years at Telemundo Communications Group, Inc., serving in various senior positions including Senior Vice President, General Manager and President.

        Alex J. Tolston.    Mr. Tolston has served as our General Counsel and Corporate Secretary since June 2013. Before joining the Company, Mr. Tolston was an attorney in the Corporate Department at Paul, Weiss, Rifkind, Wharton & Garrison LLP from 2009 to 2013, representing issuers and underwriters in connection with initial public offerings, secondary offerings and Rule 144A debt offerings, issuers and their boards of directors with respect to reporting and other obligations under the U.S. securities laws and corporate governance and regulatory matters, and public and private equity clients in mergers and acquisitions, corporate finance and debt restructuring transactions. Mr. Tolston began his career at Bear, Stearns & Co., Inc. Mr. Tolston is a member of the Bar of the State of New York and Authorized House Counsel under Chapter 17, Rules Regulating the Florida Bar. Mr. Tolston holds a B.A. from Tulane University and a J.D. from New York Law School.

        Nicolas J. Valls.    Mr. Valls has served as our Executive Vice President, Advertising Sales since October 2013. Prior to joining the Company, from October 2012 to May 2013, Mr. Valls was Executive Vice President, Advertising and Marketing for Nuevo World LLC and was responsible for overseeing ad operations, sales and custom content marketing for the sites premium advertisers and marketing partners. Previously, Mr. Valls held key sales and marketing positions with UnivisionCommunications Inc. over a 27 year career starting in 1986. At Univision, from June 2011 to August 2012, Mr. Valls served as Senior Vice President, Network Sales responsible for client partnerships and revenue over $250 million dollars. Prior to his role with network sales, from 2000 to 2011, Mr. Valls created and led Univision's Partnership Marketing group tasked with conceiving and executing cross platform custom innovation sponsorships for the networks top advertisers incorporating broadcast, cable, interactive, and experiential assets. Mr. Valls served on Univision's network operating committee, and led the company's commercial integration efforts with Mexican broadcaster Televisa. Mr. Valls holds a Bachelor of Science degree from Boston University's College of Communications.

        Leonardo Guevara.    Mr. Guevara has served as our Senior Vice President, Finance of Cable Networks since May 2014. Mr. Guevara has over 17-years of experience in the entertainment industry. Prior to joining the Company, he served as the Corporate Controller and Vice President of FP&A at Telemundo Media Group (NBC) from 2011 through 2014. From 2009 through 2011 he served as the Corporate Controller of Cisneros Media Group. Prior to that, he spent 11 years with Sony Pictures International Television and its JV, HBO Central Europe, as Regional CFO overseeing the Central European region from the end of 2005 through the end of 2008, and with Sony Pictures Television International, from 1997 through 2005, overseeing the Latin American operations for both the Cable and Content Licensing divisions. Mr. Guevara holds a Bachelor's Degree in Business Administration and Finance, and an MBA degree, each from Florida International University.

        Gabriel Brener.    Mr. Brener has served as one of our directors since April 2013. Mr. Brener previously served as Azteca Acquisition Corporation's Chairman of the Board, Chief Executive Officer and President since the company's inception. Mr. Brener has over twenty years of deal sourcing, investment management and operations experience. He has managed Brener family investments since 1987 through Brener International Group, LLC and its predecessor or affiliated entities. He has been Chairman and CEO of Brener International Group since 1998. He holds Board memberships in various Brener family investments, including Major League Soccer in the United States; and Apoyo Integral Inmobiliario, S.A. de C.V., SOFOM, E.N.R, Hipotecaria Casa Mexicana and Tequilera Hacienda La Capilla in Mexico. Mr. Brener also formed and manages Brener Sports & Entertainment, LLC, a private investment entity formed in 2005 with a focus on sports and entertainment investments targeting the Hispanic market in the United States. From 1989 to date, Mr. Brener has been CEO of Galco, Inc., a family investment and management company. From 1987 to 1989, Mr. Brener was Vice Chairman of the Board of The Boys Markets, Inc., a chain of 54 supermarkets in Southern California that the Brener family wholly-owned. Mr. Brener also has been active in community affairs in Los Angeles and Aspen, Colorado, including through prior board memberships for the Los Angeles County Museum of Art (LACMA); D.A.R.E. (Drug Abuse Resistance Education); L.A.S.S.O. (Los Angeles Sheriffs Star Organization); Cedar Sinai Medical Center; the Los Angeles World Affairs Council and the National Council of the Aspen Music Festival. Mr. Brener graduated from Woodbury University with a B.A. in Business Administration and received Woodbury's Alumni of the Year Award in 2008. Mr. Brener has also completed Units I and II of the Harvard Business School Owner/President Management (OPM) Program. Mr. Brener was born in Mexico City and moved to Southern California in 1977.

        John Engelman.    Mr. Engelman has served as one of our directors and a member of the Audit Committee since April 2013. From April 2011 through April 2013, he served as an independent director of Azteca Acquisition Corporation. Since December 2010, Mr. Engelman has also served as an independent director of Vringo, Inc., a patent licensing and software products company for mobile video. Mr. Engelman is co-founder of Classic Media, Inc., a global media company that specializes in family and children's entertainment. In mid-2012, Classic was acquired by DreamWorks Animation SKG where he co-heads its DreamWorks Classics division. From 2007 to 2009, Mr. Engelman was co-CEO of Boomerang Media, Inc., an acquisition company controlled by GTCR Golder Rauner. From 1997 to 2001, Mr. Engelman was an operating partner with Pegasus Capital Advisors, a U.S. based private equity fund manager focused on middle market companies, and a managing director of Brener International Group, LLC. From 1991 to 1996, Mr. Engelman was President of Broadway Video, Inc., a producer of live television and motion pictures. He began his career at the Los Angeles law firm of Irell & Manella, where he was a partner. Mr. Engelman has a JD from Harvard Law School and a B.A. in Government from Harvard College.

        Leo Hindery, Jr.    Mr. Hindery has served as one of our directors since April 2013. Currently, he is Managing Partner of InterMedia Partners, a series of media industry private equity funds he founded in 1988 and ran continuously until February 1997, when he was elected President and CEO of Tele-Communications, Inc. (TCI) and Liberty Media, at the time the world's largest combined cable television system operator and programming entity. In March 1999 TCI merged into AT&T, and he became President and CEO of AT&T Broadband until he resigned in November 1999. In December 1999, Mr. Hindery was elected Chairman and Chief Executive Officer of GlobalCenter Inc., a major Internet services company, which in January 2001 merged into Exodus Communications, Inc. From 2001 until October 2004, he was Chairman and CEO of The YES Network which he founded to be the regional television home of the New York Yankees. In early 2005 he reconstituted InterMedia Partners. Mr. Hindery, formerly Chairman of the National Cable Television Association (NCTA) and of C-SPAN, has been recognized as International Cable Executive of the Year, NCTA's Distinguished Vanguard Award Recipient for Leadership, Cable Television Operator of the Year, one of the cable industry's "25 Most Influential Executives Over the Past 25 Years," one of the "30 Individuals with the Most Significant Impact on Cable's Early History," and a member of the Cable Hall of Fame. Mr. Hindery is a Director of the Paley Center for Media and a member of the Board of Visitors of the Columbia School of Journalism. He has an MBA from Stanford University's Graduate School of Business and was an undergraduate of Seattle University, and has received an honorary Doctor of Humane Letters degree from Emerson College.

        James M. McNamara.    Mr. McNamara has served as the Vice Chairman of our Board of Directors since April 2013. In 2005, Mr. McNamara founded Panamax Films, LLC, a film production company that has an output deal with Lions Gate Films to produce films for the U.S. Latino and Greater Latin American film going audiences, and he is currently its chairman. In 2008, Mr. McNamara joined Cine Latino, Inc., where he currently serves as a consultant and in 2010, he joined as Non-Executive Chairman of Pantelion Films, a Latino Hollywood studio that is a partnership between Lions Gate Entertainment and Grupo Televisa, a Spanish language media company. From 1999 to 2005, Mr. McNamara served as the President and Chief Executive Officer of Telemundo Communications Group, Inc., the operator of Telemundo, a Spanish-language broadcast network. From April 1996 to June 1998, Mr. McNamara was the President of Universal Television Enterprises, or Universal, a television production company where his responsibilities included domestic syndication first-run programming and international sales. Mr. McNamara joined Universal from New World, where he served as Chief Executive Officer from 1991 to 1995 and Senior Vice President, Executive Vice President and then President of New World International from 1986 to 1991. Mr. McNamara served as a Director of Jump TV, a leading IPTV company providing a comprehensive suite of technology and services to content owners and aggregators, from 2006 to 2008 as well as SBS from 1996 to 2005 and Film Roman, Inc., a producer of animated television programming from 1997 to 1999. Mr. McNamara is currently a director of Silver Eagle Acquisition Corp and is the Chairman of the Board of the Hispanic

Scholarship Fund. Mr. McNamara received his Master's degree from the American Graduate School of International Management and undergraduate degree in business administration and political science from Rollins College.

        Eric C. Neuman.    Mr. Neuman has served as one of our directors and the Chairman of the Audit Committee since April 2013. Since 2005, Mr. Neuman has been a managing director and partner of Hicks Equity Partners, LLC, a private equity investment firm founded by Thomas O. Hicks. Previously, he had been a partner of Hicks, Muse & Co. Partners, L.P. ("HM") since December 2000 and an officer of HM since 1993. At HM, Mr. Neuman had been involved in the formation and development of many of the firm's media investments, including Chancellor Media and Capstar Broadcasting (which were merged into Clear Channel Communications), Lin TV, Sunrise Television and Marcus Cable, and in 2002, assumed responsibility for HM's Latin American business. Mr. Neuman currently serves on the board of directors of DirecPath, LLC, Just Brakes, LLC and Drilling Tools International. In addition, Mr. Neuman serves as a director of Intercable, an international provider of television, internet and telephone services and an HM portfolio company. Mr. Neuman previously served as Chairman of the Board of Fox Pan American Sports, a leading provider of Spanish language sports television programming to U.S. and Latin American pay television operators, and Vice Chairman of Claxson, a publicly traded provider of programming and services to pay television providers. Mr. Neuman received a BA degree from the University of South Florida and an MBA from Northwestern University.

        Vincent L. Sadusky.    Mr. Sadusky has served as one of our directors and a member of the Audit Committee since April 2013. Mr. Sadusky has been the President and Chief Executive Officer of Media General, Inc. since December 2014. Prior to his current role, he served as the President and Chief Executive Officer of LIN Media LLC until it merged with Media General, Inc. in 2014. Mr. Sadusky served as Vice President Chief Financial Officer and Treasurer of LIN Media in 2004 until his appointment as President and Chief Executive Officer in 2006. From 1999 until August 2004, Mr. Sadusky was Chief Financial Officer and Treasurer of Telemundo Communications Group, Inc., where he worked for over ten years. Prior to joining Telemundo Communications, he performed attestation and consulting services for seven years with Ernst & Young, LLC. In addition to serving on the board of Hemisphere Media Group, Inc., Mr. Sadusky currently serves on the boards of Media General, Inc., International Game Technology, NBC affiliates board and National Association of Broadcasters. He formerly served as the President and a board member of the Open Mobile Video Coalition, as well as on the boards of JVB Financial Group, LLC, LIN Media LLC and Maximum Service Television Inc. Mr. Sadusky received his MBA degree from New York Institute of Technology and his BS in accounting from Penn State University, where he was a University Scholar.

        Ernesto Vargas Guajardo.    Mr. Vargas Guajardo has served as one of our directors since April 2013. He currently serves as the Chief Executive Officer and Director of MVS Comunicaciones S.A. de C.V. Mr. Vargas Guajardo also serves as President of MVS Multivision Digital S. de R.L. de C.V. Mr. Vargas Guajardo currently sits on the board of directors of Grupo Costamex, Finaccess México, S.A and Instituto Tecnológico de Monterrey. He also serves on the board of directors of Cine Latino, Inc., an indirect wholly-owned subsidiary of the Company. Previously, Mr. Vargas Guajardo has held senior roles at DISH México. Mr. Vargas Guajardo received his BS degree from The Wharton School of the University of Pennsylvania.

SELLING STOCKHOLDERS

        The table below sets forth, as of April 30, 2015, the following information regarding the selling stockholders:

  •
  the number and percentage of total outstanding shares of our Class A common stock beneficially owned by the selling stockholders;

  •
  the number of shares of our Class A common stock to be offered by the selling stockholders in this offering;

  •
  the number and percentage of total outstanding shares of our Class A common stock expected to be beneficially owned by the selling stockholders immediately after completion of this offering; and

  •
  the number and percentage of shares of our capital stock beneficially owned by the selling stockholders immediately after completion of this offering.

        The percentages of beneficial ownership set forth below is based on 15,009,004 shares of our Class A common stock and 30,027,418 shares of our Class B common stock outstanding on April 30, 2015. The percentage of all capital stock assumes conversion of all shares of our Class B common stock into shares of our Class A common stock.

        The information below is based on information provided by, or on behalf of, the selling stockholders prior to the date hereof. Information concerning the selling stockholders may change from time to time.

	Class A Shares Beneficially Owned Before this Offering
				Class A Shares Beneficially Owned After this Offering		Capital Stock Beneficially Owned Before this Offering		Capital Stock Beneficially Owned After this Offering
			Class A Shares Offered Hereby
Selling Stockholder:(1)	Number	Percentage		Number	Percentage	Number	Percentage	Number	Percentage
Azteca Acquisition Holdings, LLC(2)(3)	1,872,000	12.5%	140,000	1,732,000	11.5%	1,872,000	4.1%	1,732,000	3.8%
Hicks, Muse, Tate & Furst Equity Fund III, L.P.(4)(5)(7)(8)	2,884,231	19.2%	2,884,231	0	0%	2,884,231	6.4%	0	0%
HM3 Coinvestors, L.P.(4)(6)(7)(8)	88,351	0.6%	88,351	0	0%	88,351	0.2%	0	0%
Luxor Spectrum Offshore Master Fund, LP(9)(10)	83,001	0.6%	83,001	0	0%	83,001	0.2%	0	0%

(1)
The amounts of our Class A common and capital stock beneficially owned are reported on the basis of rules and regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Securities and Exchange Commission, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Each of the selling stockholders expressly disclaims beneficial ownership with respect to any shares of capital stock reported herein but not owned by such selling stockholder of record.

(2)
The address of Azteca Acquisition Holdings, LLC is c/o Hemisphere Media Group, Inc., 2000 Ponce de Leon Boulevard, Suite 500, Coral Gables, FL 33134.

(3)
Gabriel Brener may be deemed to beneficially own all of the 1,872,000 shares of Class A common stock held of record by Azteca's Sponsor. The amount set forth above includes 315,152 and 104,000 shares of Class A common stock subject to forfeiture in the event the closing sales price of Class A common does not equal or exceed $15.00 per share for any 20 trading days within at least one 30-trading day period within 36 and 60 months, respectively, following the consummation of the Transaction. Mr. Brener is the sole member and a director of Azteca's Sponsor and is the manager of Brener International Group, LLC ("BIG"), which is manager managed. As such Mr. Brener has sole voting and investment power with respect to the 1,872,000 shares of Class A common stock held by Azteca's Sponsor. Shares shown in the table do not include 1,011,111 shares of Class A common stock issuable upon exercise of Warrants and an additional 7,500 shares of Class A common stock, held by BIG. Additionally, shares reported in the table do not include 15,486 shares of Class A common stock held directly by Mr. Brener, of which 8,819 shares are shares of restricted Class A common stock which will vest one day prior to the Company's next annual meeting of stockholders, and 400 shares by his children.

(4)
The mailing address of Hicks, Muse, Tate & Furst Equity Fund III, L.P. and HM3 Coinvestors, L.P. is 2100 McKinney Avenue, Suite 1600, Dallas, Texas 75201.

(5)
Hicks, Muse, Tate & Furst Equity Fund III, L.P. is a Delaware limited partnership, the principal business of which is to invest directly or indirectly in various companies. Hicks, Muse, Tate & Furst Equity Fund III, L.P. is the record holder of all of the 2,884,231 shares of Class A common stock it beneficially owns, and has shared voting and dispositive power over such shares.

(6)
HM3 Coinvestors, L.P. is a Texas limited partnership, the principal business of which is to invest directly or indirectly in various companies. HM3 Coinvestors, L.P. is the record holder of all of the 88,351 shares of Class A common stock it beneficially owns, and has shared voting and dispositive power over such shares.

(7)
HM3/GP Partners, L.P. is a Texas limited partnership, the principal business of which is to serve as the general partner in various limited partnerships. HM3/GP Partners, L.P. is the sole general partner of Hicks, Muse, Tate & Furst Equity Fund III, L.P. and, therefore, may be deemed to be the beneficial owner of the 2,884,231 shares of Class A common stock owned of record by Hicks, Muse, Tate & Furst Equity Fund III, L.P., with shared voting and dispositive power over such shares. HM3/GP Partners, L.P. is not the record holder of any shares of Class A common stock.

(8)
Hicks Muse GP Partners III, L.P. is a Texas limited partnership, the principal business of which is to serve as the general partner in various limited partnerships. Hicks Muse GP Partners III, L.P. is the sole general partner of HM3/GP Partners, L.P. and the sole general partner of HM3 Coinvestors, L.P. and, therefore, may be deemed to be the beneficial owner of the 2,884,231 shares of Class A common stock beneficially owned by HM3/GP Partners, L.P. and the 88,351 shares of Class A common stock owned of record by HM3 Coinvestors, L.P., in each case with shared voting and dispositive power over such shares. Hicks Muse GP Partners III, L.P. is not the record holder of any shares of Class A common stock. Hicks Muse Fund III Incorporated is a Texas corporation, the principal business of which is to serve as the general partner in various limited partnerships. Hicks Muse Fund III Incorporated is the sole general partner of Hicks Muse GP Partners III, L.P. and, therefore, may be deemed to be the beneficial owner of the 2,972,582 shares of Class A common stock beneficially owned by Hicks Muse GP Partners III, L.P., with shared voting and dispositive power over such shares. Hicks Muse Fund III Incorporated is not the record holder of any shares of Class A common stock. John R. Muse and Andrew S. Rosen are the members of a two-person committee that exercises voting and dispositive power over the shares beneficially owned by Hicks Muse Fund III Incorporated, and, therefore, may be deemed to be the beneficial owners of the 2,972,582 shares of Class A common stock beneficially owned by Hicks Muse Fund III Incorporated, with shared voting and dispositive power over such shares.

(9)
The business address of Luxor Spectrum Offshore Master Fund, LP ("Spectrum Master Fund") is c/o M&C Corporate Services Limited, P.O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands.

(10)
Spectrum Master Fund is a Cayman Islands limited partnership, the principal business of which is to invest directly or indirectly in various companies. Luxor Spectrum Offshore, Ltd., as the owner of a controlling interest in Spectrum Master Fund, may be deemed to beneficially own the shares of common stock owned directly by Spectrum Master Fund. Each of LCG Holdings, LLC and Luxor Capital Group, LP, as the general partner and investment manager, respectively, of Spectrum Master Fund, may be deemed to beneficially own the shares of common stock owned directly by Spectrum Master Fund. Luxor Management, LLC, as the general partner of Luxor Capital Group, LP and Christian Leone, as the managing member of each of LCG Holdings, LLC and Luxor Management, LLC may be deemed to beneficially own the shares of common stock owned directly by Spectrum Master Fund. Luxor Spectrum Offshore Master Fund, LP, Luxor Spectrum Offshore, Ltd., Luxor Capital Group, LP, LCG Holdings, LLC, Luxor Management, LLC and Mr. Leone have shared power to vote or direct the vote of, and to dispose or direct the disposition of the shares of common stock owned by the Spectrum Master Fund. Shares reported in the table do not include an additional 5,045,179 shares of Class A common stock beneficially owned by Luxor Capital Group, LP and certain of its affiliates.

Relationships with Selling Stockholders

        Eric C. Neuman, one of our directors, provides consulting services to the investment manager of Hicks, Muse, Tate & Furst Equity Fund, III and HM3 Coinvestors, L.P.

        Gabriel Brener is the sole member and a director of Azteca's Sponsor. Mr. Brener serves on our board of directors.

        On December 9, 2014, Cinema Aeropuerto, S.A. de C.V., a sociedad anónima de capital variable incorporated under the laws of the Mexican United States ("Cinema"), effected a reduction in its capital stock pursuant to which it executed and delivered to HM3/MVS, SPRL ("HM3"), a société privée à responsabilité limitée formed under the laws of Belgium and an indirect subsidiary wholly owned by Hicks, Muse, Tate & Furst Equity Fund III, L.P. ("Fund III") and HM3 Coinvestors, L.P. ("HM3 Coinvestors"), a promissory note with a face value of €30,944,625.41 (the "Note") as consideration for the capital shares of Cinema owned by HM3.

        Subsequently, on December 15, 2014, after the Note was transferred to Fund III and HM3 Coinvestors, Cinema entered into a Substitution and Payment Agreement (the "Payment

Agreement") with Fund III, HM3 Coinvestors and HM3. Pursuant to the Payment Agreement, Fund III agreed to accept the transfer to it of 2,884,231 shares of our Class A common stock owned by Cinema, and HM3 Coinvestors agreed to accept the transfer to it of 88,351 shares of our Class A common stock owned by Cinema, collectively in lieu of a cash payment to satisfy Cinema's obligations under the Note. Cinema transferred such shares of Class A common stock to Fund III and HM3 Coinvestors, as applicable, on the same date.

        In connection with the filing of the registration statement of which this prospectus is part, we entered into a joinder and waiver agreement with Hicks, Muse, Tate & Furst Equity Fund III, L.P. and HM3 Coinvestors, L.P. providing for certain rights under our existing Registration Rights Agreement in respect of the shares of our Class A common stock owned by the selling stockholders.

        Other than the relationships and the transaction described above, we are not aware of any other material relationships between us and the selling stockholders.

 DESCRIPTION OF CAPITAL STOCK

General

Capital Stock

        We are authorized to issue 100,000,000 shares of Class A common stock, 33,000,000 shares of Class B common stock and 50,000,000 shares of preferred stock, each with a par value $0.0001 per share. As of April 30, 2015, we had 15,009,004 shares of Class A common stock outstanding, 30,027,418 shares of Class B common stock outstanding and no shares of preferred stock outstanding.

Common Stock

        Stockholders of record of Class A common stock are entitled to one vote for each share held on all matters to be voted on by holders of Class A common stock. Stockholders of record of Class B common stock are entitled to ten votes for each share held on all matters to be voted on by holders of Class B common stock. Our board of directors is divided into three classes, each of which generally serves for a term of three years with only one class of directors being elected at each annual meeting of stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by our board of directors out of funds legally available therefor.

        The shares of Class B common stock are convertible in whole or in part at any time at the option of the holder or holders thereof, into an equal number of fully paid and non-assessable shares of Class A common stock. Such right may be exercised by delivering to our office (i) the certificate or certificates representing the shares of Class B common stock to be converted, duly endorsed in blank or accompanied by duly executed proper instruments of transfer, and (ii) written notice to us stating that such holder or holders elect(s) to convert such share or shares and stating the name and address in which each certificate for shares of Class A common stock issued upon conversion is to be issued. Conversion shall be deemed to have been effected as of the date as of which the conversion is recorded on our books. Any conversion of Class B common stock shall be subject to any necessary approval of the FCC and such conversion shall not become effective until such time and date as the order of the FCC approving such event shall be granted. Each share of our Class B common stock will be deemed to have been converted automatically into a share of our Class A common stock upon transfer to any transferee other than certain permitted transferees, generally limited to the Company, and family members and affiliates of certain Class B stockholders.

Preferred Stock

        Our certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of our Class A common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control or the removal of existing management. No shares of preferred stock are being issued in connection with this offering or registered hereunder.

Warrants

Summary of Warrants

        In connection with the Transaction, we issued Warrants to the public warrantholders of Azteca, Azteca's Sponsor and certain third party investors. Each Warrant entitles the holder thereof to purchase one-half share of Class A common stock upon payment of the exercise price of $6.00 per half-share (subject to adjustment under certain circumstances). As of April 30, 2015, there were 14,666,567 Warrants exercisable for 7,333,284 shares of Class A common stock.

Warrants Issued to Azteca Public Warrantholders

        Each Warrant issued to the Azteca public warrantholders as a result of the consummation of the Transaction entitles the registered holder to purchase shares of our Class A common stock on the same terms as were in effect with respect to the Azteca warrants immediately prior to the consummation of the Transaction, subject to adjustment as discussed below. As long as we maintain an effective registration statement for the registration of the exercise of the Warrants for our Class A common stock, holders of Warrants must pay the exercise price for their Warrants in cash and may not exercise these Warrants on a cashless basis.

        If we withdraw or do not maintain the effectiveness of the registration statement, we will be required to permit holders to exercise their Warrants on a cashless basis. If an exemption is not available, the Warrants will be exercisable only if a registration statement relating to our Class A common stock issuable upon exercise of the Warrants is effective and a prospectus relating to our Class A common stock issuable upon exercise of the Warrants is current. The Warrants will expire five years after the completion of the Transaction, at 5:00 p.m., New York time, or earlier upon redemption or liquidation.

        Once Warrants become exercisable, we may call the Warrants (except for the Sponsor Warrants and Seller Warrants) (as described below) for redemption:

  •
  in whole and not in part;

  •
  at a price of $0.01 per warrant;

  •
  upon not less than 30 days' prior written notice of redemption, to each Warrant holder; and

  •
  if, and only if, the closing sales price of the our Class A common stock equals or exceeds $18.00 per share for any 20 trading days within the 30-trading day period ending on the third business day before we send the notice of redemption to the Warrant holders.

        The redemption notice will be mailed by first class mail, postage prepaid, to the registered holders of the Warrants. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise of such holder's Warrant prior to the scheduled redemption date.

        If we call the Warrants for redemption as described above, our management has the option to require any holder that wishes to exercise such holder's Warrants to do so on a "cashless basis."

        The exercise price, the redemption price and number of shares of our Class A common stock issuable on exercise of the Warrants (as described above) may be adjusted in certain circumstances including in the event of a stock dividend, stock split, extraordinary dividend, or recapitalization, reorganization, merger or consolidation. However, the exercise price and number of shares of our Class A common stock issuable on exercise of the Warrants will not be adjusted for issuances of our Class A common stock at a price below the exercise price of the Warrants.

        No fractional shares will be issued upon exercise of the Warrants. A Warrantholder may exercise its Warrants only for a whole number of shares of our Class A common stock. Only an even number of Warrants may be exercised at any given time by the registered Warrantholder. For example, if a registered Warrantholder holds one Warrant to purchase one-half of a share of our Class A common stock, such Warrant will not be exercisable. If a registered Warrantholder holds two Warrants, such Warrants shall be exercisable for one share of our Class A common stock.

        Hemisphere will not be required to cash settle any such exercise of any Warrant under any circumstances.

        The Warrants have been issued in registered form and governed by the Warrant Agreement, as amended, between Continental Stock Transfer & Trust Company, as warrant agent, and Hemisphere.

Sponsor Warrants and Seller Warrants

        Immediately following the consummation of the Transaction, Hemisphere sold to certain investors in a private placement transaction exempt from registration under the Securities Act, an aggregate of 2,333,334 Seller Warrants to purchase 1,166,667 shares of our Class A common stock that are substantially identical to the Warrants issued to the public warrantholders of Azteca for a purchase price per warrant equal to $0.50.

        Azteca issued 4,666,667 Sponsor Warrants to Azteca's Sponsor, pursuant to the warrant agreement, dated as of June 29, 2011, between Azteca and Continental Stock Transfer & Trust Company, at the time of its initial public offering. The Sponsor Warrants were amended and subsequently were automatically converted immediately prior to the consummation of the Transaction into the right to acquire shares of our Class A common stock an exercise price of $6.00 per half-share on the same terms as were in effect immediately prior to the consummation of the Transaction.

        The Sponsor Warrants and Seller Warrants have terms and provisions that are identical to the Warrants issued to the public warrantholders of Azteca, except that (i) the Sponsor Warrants and Seller Warrants are not redeemable by Hemisphere so long as they are held by Azteca's Current Sponsor Warrantholders, and the investors, respectively, or their respective permitted transferees and may be exercised on a cashless basis and (ii) the Warrants issued to the public warrantholders of Azteca are redeemable by Hemisphere and may not be exercised by their holders on a cashless basis (except as described above). The Sponsor Warrants and Seller Warrants are also subject to certain transfer restrictions.

Dividends

        We have not declared any dividends in the past and we do not anticipate paying dividends on our common stock in the foreseeable future. Our Amended Term Loan Facility restricts our ability to declare dividends in certain situations. See "Management's Discussion and Analysis of Financial Condition — Discussion of Indebtedness." Additionally, dividends to us from WAPA are also subject to certain local taxation. The payment of any dividends will be within the discretion of our board of directors at such time. It is the present intention of our board of directors to retain all earnings, if any, for use in the business operations and, accordingly, the Hemisphere board of directors is not currently contemplating and does not anticipate declaring any dividends in the foreseeable future.

Certain Certificate of Incorporation, By-Law and Statutory Provisions

        The provisions of our amended and restated certificate of incorporation and amended and restated by-laws and of the Delaware General Corporation Law (the "DGCL") summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt of the Company. The description of our amended and restated certificate of incorporation and amended and restated bylaws is not complete and is qualified in its entirety by reference to the full text of such organizational documents, copies of which are filed as exhibits 3.1 and 3.2 in this registration statement on Form S-3, of which this prospectus forms a part.

Directors' Liability; Indemnification of Directors and Officers

        Our amended and restated certificate of incorporation provides that a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. This provision does not limit or eliminate our rights or those of any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. The provisions do not alter the liability of directors under federal securities laws. In addition, our amended and restated certificate of incorporation provides that we indemnify and hold harmless each director and officer to the fullest extent provided by the laws of the State of Delaware.

Corporate Opportunity

        Our amended and restated certificate of incorporation also provides that the doctrine of "corporate opportunity" will not apply against our stockholders, their affiliates and the directors elected or appointed to serve on the board in a manner that would prohibit them from investing in competing businesses or doing business with our clients or customers. Our amended and restated certificate of incorporation provides that our stockholders, their affiliates and the directors elected or appointed by the stockholders (other than the Chief Executive Officer, who may also serve as a director) to the Board shall have no obligation to us, our stockholders or any other person to present any such business opportunity to us before presenting and/or developing it with any other person, other than business opportunities specifically presented to any such stockholder or director (in his or her capacity as stockholder or director, respectively) for our benefit. Our amended and restated certificate of incorporation waives any and all claims and causes of action, and renounces any interest or expectancy, that we believe we may have for or in such business opportunities.

Special Meetings of Stockholders

        Our amended and restated by-laws provide that special meetings of stockholders may be called at any time by our board or directors and may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice. Stockholders are not permitted to call a special meeting of stockholders, to require that the chairman call a special meeting or to require that our board of directors request the calling of a special meeting of stockholders.

Stockholder Action; Advance Notice Requirements for Stockholder Proposals and Director Nominations

        Our amended and restated by-laws provide that stockholders may take action by written consent if such consent is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. In addition, our amended and restated by-laws establish advance notice procedures for:

  •
  stockholders to nominate candidates for election as a director; and

  •
  stockholders to propose topics for consideration at stockholders' meetings.

        Stockholders must notify our corporate secretary in writing prior to the meeting at which the matters are to be acted upon or directors are to be elected. The notice must contain the information specified in our amended and restated by-laws. To be timely, the notice must be received at our corporate headquarters, addressed to our secretary, not less than 90 days nor more than 120 days prior to the first anniversary of the date of the prior year's annual meeting of stockholders. If the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the anniversary of the preceding year's annual meeting, or if no annual meeting was held in the preceding year or for the first annual meeting following this offering, notice by the stockholder, to be timely, must be received not earlier than the 120th day prior to the annual meeting and not later than the later of the 90th day prior to the annual meeting or the 10th day following the day on which we notify stockholders of the date of the annual meeting, either by mail or other public disclosure. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or from nominating candidates for director at an annual meeting.

Election and Removal of Directors

        Our board of directors is divided into three classes. The directors in each class serve for a three-year term, one class being elected each year by our stockholders. Our stockholders may only remove directors for cause and with the affirmative vote of a majority of the total voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. Our board of directors may elect a director to fill a vacancy, including vacancies created by the expansion of the board of directors. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of our directors.

Amendment of the Certificate of Incorporation and By-Laws

        Our amended and restated certificate of incorporation provides that the affirmative vote of the holders of at least a majority of the voting power of the shares of the then outstanding voting stock, voting together as a single class, shall be required to amend, repeal or adopt any provisions inconsistent with the provisions in our certificate of incorporation relating to our board of directors, stock ownership, limitations of liability, indemnification, conflicts of interest or amendments.

Anti-Takeover Provisions of Delaware Law

        We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an interested stockholder (defined generally as a person owning 15% or more of the corporation's outstanding voting stock) of a Delaware corporation from engaging in a business combination (as defined) for three years following the date that person became an interested stockholder unless various conditions are satisfied.

Transfer Agent

        The transfer agent for Class A common stock and Class B common stock and warrant agent for Warrants is Continental Stock Transfer & Trust Company.

Regulatory Restrictions

        Our amended and restated certificate of incorporation provides that we may restrict the ownership or proposed ownership of shares of our capital stock by any person if such ownership or proposed ownership may (a) be inconsistent with or result in a violation of the Communications Act or FCC rules and policies, (b) limit or impair any existing or proposed business activities under the Federal Communications Laws (as defined in our amended and restated certificate of incorporation) or (c) subject us to any regulation under the Federal Communications Laws to which we would not be subject but for such ownership or proposed ownership (collectively, "FCC Regulatory Limitations"). If we believe that such ownership or proposed ownership may result in an FCC Regulatory Limitation, such person shall furnish promptly to us such information as we shall request. If (a) any person from whom information is requested should not provide all the information requested by us or (b) we shall conclude that a stockholder's ownership or proposed ownership of, or that a stockholder's exercise of any rights of ownership with respect to, shares of our capital stock results or could result in an FCC Regulatory Limitation, then we may (i) refuse to permit the transfer of shares of our capital stock to such proposed stockholder, (ii) suspend those rights of stock ownership the exercise of which causes or could cause such FCC Regulatory Limitation, (iii) redeem such shares of our capital stock held by such stockholder in accordance with the terms and conditions set forth in our amended and restated certificate of incorporation, (iv) require the conversion of any or all of the shares of Class B common stock held by such stockholder into an equal number of Class A common stock and/or (v) exercise any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any such stockholder or proposed transferee, with a view towards obtaining such information or preventing or curing any situation which causes or could cause an FCC Regulatory Limitation.

SHARES ELIGIBLE FOR FUTURE SALE

Shares Eligible for Future Sale

        We cannot make any prediction as to the effect, if any, that sales of shares of Class A common stock or the availability of shares of Class A common stock for sale will have on the market price of our shares of Class A common stock. The market price of our shares of Class A common stock could decline because of the sale of a large number of shares of Class A common stock or the perception that such sales could occur. These factors could also make it more difficult to raise funds through future offerings of shares of Class A common stock. See "Risk Factors."

Sale of Restricted Shares

        As of April 30, 2015 we had an aggregate of 15,009,004 shares of Class A common stock outstanding. In addition, as of April 30, 2015, we had 7,333,284 shares of Class A common stock reserved for future issuance upon exercise of the Warrants, 30,027,418 shares of Class A common stock issuable upon the conversion of the outstanding shares of Class B common stock, 1,935,000 shares of Class A common stock issuable upon the exercise of stock options outstanding and 1,019,728 shares of Class A common stock reserved for future grant or issuance of equity awards under the 2013 Plan. Of these shares (not including the Warrants, Class B common stock, shares of Class A common stock issuable upon the exercise of stock options outstanding and shares of Class A common stock reserved for future grant or issuance of equity awards under the 2013 Plan), 14,010,846 shares, including the 3,195,583 shares of Class A common stock to be sold in this offering (or 14,490,183 shares if the underwriters exercise their option to purchase additional shares in full), will be freely tradable without restriction under the Securities Act. Certain of the other shares of Class A common stock referenced above, however, will be deemed "restricted securities" as that term is defined under Rule 144 once such shares become available upon exercise or conversion of the underlying securities. Restricted securities may be sold in the public market only if they qualify for an exemption from registration under Rule 144 under the Securities Act, which rule is summarized below, or any other applicable exemption under the Securities Act.

        After the completion of this offering and assuming there are no changes in ownership between April 30, 2015 and the closing of this offering, the holders of approximately 36,839,035 shares of Class A common stock, including 7,333,284 shares of Class A common stock reserved for future issuance upon exercise of the Warrants, 28,527,418 shares of Class A common stock issuable upon the conversion of shares of Class B common stock and 978,333 shares of Class A common stock issuable upon the exercise of outstanding stock options, will be entitled to dispose of their shares following the expiration of the underwriter "lock-up" period described below, subject to any applicable holding period, volume and other restrictions of Rule 144. The underwriters are entitled to waive these lock-up provisions at their discretion prior to the expiration dates of such lock-up agreements.

Rule 144

        The availability of Rule 144 will vary depending on whether restricted securities are held by an affiliate or a non-affiliate. In general, under Rule 144, an affiliate who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of Class A common stock or the average weekly trading volume of our shares of Class A common stock reported through NASDAQ during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about our Company. The volume limitations, manner of sale and notice provisions described above will not apply to sales by non-affiliates. For purposes of Rule 144, a non-affiliate is any person or entity who is not our affiliate at the time of sale and has not been our affiliate during the preceding three months. A non-affiliate who has beneficially owned restricted securities for six months may rely on Rule 144 provided that certain public information regarding us is available. A non-affiliate who has beneficially owned the restricted securities proposed to be sold for at least one year will not be subject to any restrictions under Rule 144.

Securities Authorized for Issuance under Equity Compensation Plans

        On April 3, 2013, our predecessor board of directors (prior to the consummation of the Transaction) approved the adoption of the 2013 Plan, which was ratified by the Company's board of directors immediately after their appointment upon the consummation of the Transaction, pursuant to which incentive compensation and performance compensation awards may be provided to our employees, directors, officers, consultants or advisors or our subsidiaries or their respective affiliates. The 2013 Plan authorizes the issuance of up to 4 million shares of our Class A common stock for future grant or issuance of equity awards under the 2013 Plan, which shares were registered on Form S-8 on April 10, 2013. As of April 30, 2015, we had 1,935,000 shares of Class A common stock issuable upon the exercise of stock options outstanding and 1,019,728 shares of Class A common stock reserved for future grant or issuance of equity awards under the 2013 Plan.

Registration Rights and Warrant Registration Statement

        In connection with the Transaction, Hemisphere and the certain investors named therein (the "Investors") entered into the Registration Rights Agreement, dated as of January 22, 2013, pursuant to which the Investors have certain demand and so-called "piggy back" registration rights with respect to their shares of Hemisphere Class A common stock (including shares of Class A common stock issuable upon exercise, conversion or exchange of other securities of the Company including the Class B common stock and the Warrants), Warrants held as of the effective time of the Transaction and any shares of Class A common stock or warrants issued in respect of the shares of our common stock issued or issuable by way of a dividend, stock split or otherwise. The Company has also filed a registration statement to register the issuance of shares of Class A common stock upon the exercise of the Warrants.

Lock-Up Agreements

        For a description of the lock-up agreements that we and each of our executive officers and directors and all of the selling shareholders have entered into in connection with this offering, see "Underwriting."

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a general discussion of the material U.S. federal income tax considerations with respect to the ownership and disposition of our Class A common stock applicable to Non-U.S. Holders (as defined below). This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing and proposed U.S. Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. We do not intend to seek a ruling from the IRS as to any of the tax considerations described below. There can be no assurance that the IRS will not challenge one or more of the tax considerations described below.

        This discussion addresses only beneficial owners of Hemisphere Class A common stock, and it is assumed for purposes of this discussion that Non-U.S. Holders hold shares of Hemisphere Class A common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to a Non-U.S. Holder in light of such Non-U.S. Holder's particular circumstances or that may be applicable to Non-U.S. Holders subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, tax-exempt entities, Non-U.S. Holders who acquire Hemisphere Class A common stock pursuant to the exercise of employee stock options or otherwise as compensation, entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein), controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax, former citizens or former long-term residents of the United States, and Non-U.S. Holders who hold Hemisphere Class A common stock as part of a hedge, straddle, constructive sale or conversion transaction). In addition, this discussion does not address U.S. federal tax laws other than those pertaining to the U.S. federal income tax (such as U.S. federal estate tax or the Medicare contribution tax on certain net investment income), nor does it address any aspects of U.S. state, local or non-U.S. taxes. Non-U.S. Holders should consult with their own tax advisors regarding the possible application of these taxes.

        For the purposes of this discussion, the term "Non-U.S. Holder" means a beneficial owner of Hemisphere Class A common stock that is an individual, corporation, estate or trust, other than:

  •
  an individual who is a citizen or resident of the United States as determined for U.S. federal income tax purposes;

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  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

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  an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

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  a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust.

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of Hemisphere Class A common stock, the tax treatment of a person treated as a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Persons that, for U.S. federal income tax purposes, are treated as a partner in a partnership holding shares of Hemisphere Class A common stock should consult their own tax advisors.

        THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK. HOLDERS OF OUR CLASS A COMMON STOCK SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF OTHER U.S. FEDERAL TAX LAWS AND ANY STATE, LOCAL, NON-U.S. INCOME AND OTHER TAX LAWS) OF THE OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK.

Distributions

        Distributions (if any) of cash or property that we pay in respect of Hemisphere Class A common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Except as described below under "— U.S. Trade or Business Income," a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of Hemisphere Class A common stock. If the amount of the distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a return of capital to the extent of the Non-U.S. Holder's tax basis in Hemisphere Class A common stock, and thereafter will be treated as capital gain. However, except to the extent that we elect (or the paying agent or other intermediary through which a Non-U.S. Holder holds Hemisphere Class A common stock elects) otherwise, we (or the intermediary) must generally withhold on the entire distribution. In order to obtain a reduced rate of U.S. federal tax under an applicable income tax treaty, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form) certifying such Non-U.S. Holder's entitlement to benefits under the treaty. If a Non-U.S. Holder is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, the Non-U.S. Holder may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding possible entitlement to benefits under an income tax treaty.

Sale, Exchange or Other Taxable Disposition of Hemisphere Class A Common Stock

        Subject to the discussion below under "— Information Reporting and Backup Withholding" and "— FATCA," a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale or other taxable disposition of Hemisphere Class A common stock unless:

  •
  the gain is U.S. trade or business income, in which case the gain will be subject to tax in the manner described below under "— U.S. Trade or Business Income";

  •
  the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met, in which case the gain (reduced by any U.S.-source capital losses) will be subject to 30% (or a lower applicable treaty rate) tax; or

  •
  we are, or have been, a "United States real property holding corporation" for U.S. federal income tax purposes, at any time during the shorter of the five-year period preceding such disposition and the Non-U.S. Holder's holding period in Hemisphere Class A common stock, in which case, subject to the exception described in the next paragraph, such gain will be subject to U.S. federal income tax in the same manner as U.S. trade or business income.

        In general, a corporation is a "United States real property holding corporation" if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the total fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. If we are determined to be a United States real property holding corporation, gain will not be subject to tax as U.S. trade or business income if a Non-U.S. Holder's holdings (direct and indirect) at all times during the applicable period constituted 5% or less of Hemisphere Class A common stock, provided that shares of Hemisphere Class A common stock were regularly traded on an established securities market during such period. We believe that we are not currently, and we do not anticipate becoming in the foreseeable future, a United States real property holding corporation for U.S. federal income tax purposes.

U.S. Trade or Business Income

        For purposes of this discussion, dividend income and gain on the sale, exchange or other taxable disposition of Hemisphere Class A common stock will be considered to be "U.S. trade or business income" if (A) such income or gain is (i) effectively connected with a Non-U.S. Holder's conduct of a trade or business within the United States and (ii) if the Non-U.S. Holder is eligible for the benefits of an income tax treaty with the United States, attributable to a permanent establishment (or, if you are an individual, a fixed base) that such Non-U.S. Holder maintains in the United States, or (B) we are or have been a United States real property holding corporation at any time during the shorter of the five-year period ending on the date of the disposition of Hemisphere Class A common stock and the Non-U.S. Holder's holding period for the Class A common stock (subject to the exception set forth above in the second paragraph of "— Sale, Exchange or Other Taxable Disposition of Hemisphere Class A Common Stock"). Generally, U.S. trade or business income is not subject to U.S. federal withholding tax (provided that a Non-U.S. Holder complies with applicable certification and disclosure requirements, including providing a properly executed IRS Form W-8ECI (or successor form)); instead, such Non-U.S. Holder is subject to U.S. federal income tax on a net basis at regular U.S. federal income tax rates (in the same manner as a U.S. person) on such holder's U.S. trade or business income unless an applicable income tax treaty provides otherwise. Any U.S. trade or business income received by a Non-U.S. Holder that is a foreign corporation may also be subject to a branch profits tax at a rate of 30% (or a lower rate provided by an applicable income tax treaty).

Information Reporting and Backup Withholding

        We must report to our Non-U.S. Holders and the IRS the amount of dividends paid during each calendar year, if any, and the amount of any tax withheld. These information reporting requirements apply even if no withholding is required (e.g., because the dividends are U.S. trade or business income, or withholding is eliminated by an applicable income tax treaty). This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides or is established.

        Backup withholding, however, generally will not apply to distributions payable to a Non-U.S. Holder of shares of Hemisphere Class A common stock provided the Non-U.S. Holder furnishes to the payor the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN-E or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the Non-U.S. Holder is a U.S. person (as defined in the Code) that is not an exempt recipient.

        Payments on the sale or other taxable disposition of Hemisphere Class A common stock made to or through a foreign office of a foreign broker generally will not be subject to backup withholding or information reporting. However, if such broker is for U.S. federal income tax purposes: a U.S. person, a controlled foreign corporation, a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period, or a foreign partnership with certain connections to the United States, then information reporting will be required unless the broker has in its records documentary evidence that the Non-U.S. Holder is not a U.S. person (as defined in the Code) and certain other conditions are met or the Non-U.S. Holder otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if the broker has actual knowledge or reason to know that the payee is a U.S. person. Payments to or through the U.S. office of a broker will be subject to backup withholding and information reporting unless the Non-U.S. Holder certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption.

        Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be credited against a Non-U.S. Holder's U.S. federal income tax liability or refunded to the extent it results in an overpayment of tax and the appropriate information is timely supplied by the Non-U.S. Holder to the IRS.

FATCA

        Pursuant to the Foreign Account Tax Compliance Act, or "FATCA," foreign financial institutions (which include most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and any other investment vehicles) and certain other foreign entities must comply with information reporting rules with respect to their U.S. account holders and investors or confront a withholding tax on U.S.-source payments made to them (whether received as a beneficial owner or as an intermediary for another party). More specifically, a foreign financial institution or other foreign entity that does not comply with the FATCA reporting requirements will generally be subject to a 30% withholding tax with respect to any "withholdable payments." For this purpose, withholdable payments generally include U.S.-source payments otherwise subject to nonresident withholding tax (e.g., U.S.-source dividends) and also include the entire gross proceeds from the sale of any equity or debt instruments of U.S. issuers. The FATCA withholding tax will apply even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is capital gain). Final Treasury regulations defer this withholding obligation until January 1, 2017 for gross proceeds from dispositions of U.S. common stock. FATCA withholding will not apply to withholdable payments made directly to foreign governments, international organizations, foreign central banks of issue and individuals, and Treasury is authorized to provide additional exceptions.

        Non-U.S. Holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

UNDERWRITING

        RBC Capital Markets, LLC is acting as the lead bookrunning manager of the offering. Guggenheim Securities, LLC and Stifel, Nicolaus & Company, Incorporated are also acting as bookrunning managers of the offering. Under the terms and subject to the conditions contained in an underwriting agreement dated May                         , 2015 the underwriters named below, for whom RBC Capital Markets,  LLC is acting as representative, have severally agreed to purchase from the selling stockholders the following number of shares of Class A common stock:

Name	Number of Shares
RBC Capital Markets, LLC
Guggenheim Securities, LLC
Stifel, Nicolaus & Company, Incorporated
Maxim Group LLC

Total	3,195,583

        The underwriting agreement provides that the obligations of the underwriters to purchase the shares of Class A common stock included in this offering are subject to approval of legal matters by counsel and to other conditions.

        The underwriting agreement provides that the underwriters are obligated to purchase all the shares of Class A common stock offered by the selling stockholders if they purchase any shares.

        The underwriters propose to offer the shares of Class A common stock directly to the public at the offering price on the cover page of this prospectus less a selling concession not in excess of $            per share. After this offering, the underwriters may change the offering price and concession. The underwriters may effect such transactions by selling shares of Class A common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or purchasers of shares of Class A common stock for whom they may act as agents or to whom they may sell as principal. The underwriters may receive from purchasers of the shares of Class A common stock normal brokerage commissions in amounts agreed with such purchasers.

Option to Purchase Additional Shares

        We have granted to the underwriters a 30-day option to purchase up to 479,337 additional shares of Class A common stock from us at the offering price less the underwriting discounts and commissions. Such option may be exercised in whole or in part at any time until 30 days after the date of this prospectus. If this option is exercised, the underwriters will be committed, subject to satisfaction of the conditions specified in the underwriting agreement, to purchase a number of additional shares of Class A common stock for which the option has been exercised.

Discounts and Expenses

        Except as described below, the following table summarizes the compensation we and the selling stockholders will pay:

	Per Share		Total
	Without Option	With Option	Without Option	With Option
Public offering price
Underwriting discounts and commissions:
Paid by the Selling Stockholders
Paid by Hemisphere Media Group, Inc.

        Hicks, Muse, Tate & Furst Equity Fund III, L.P. and HM3 Coinvestors, L.P. will pay any underwriting discounts and commissions and a pro rata portion of the offering expenses (excluding any insurance premiums obtained in connection with the offering) associated with the offering of shares by them, based on the total number of shares offered by Hicks, Muse, Tate & Furst Equity Fund III, L.P. and HM3 Coinvestors, L.P. and the total number of shares offered by the Company and the other selling stockholders. The offering expenses associated with the offering of shares by the other selling stockholders will be covered by the Company (excluding any underwriting discounts and commissions associated with any sale of shares by the other selling stockholders). Excluding the underwriting discounts and commissions, these offering expenses are estimated to be $553,517.

        The underwriters have informed us that they do not intend sales to discretionary accounts in excess of 5% of the total number of shares of Class A common stock offered by them.

Lock-Up Agreements

        We, our executive officers and our directors and certain of our stockholders are subject to lock-up agreements with the underwriters that prohibit, during the period ending 90 days after the date of the underwriting agreement related to this offering, subject to extension, which we refer to as the lock-up period:

  •
  directly or indirectly, including the filing (or participation in the filing) of a registration statement in respect of, or establishing or increasing a put equivalent position or liquidating or decreasing a call equivalent position within the meaning of Section 16 of the Exchange Act, any shares of Class A common stock or any securities convertible into, or exercisable, or exchangeable for, shares of Class A common stock or shares of any class of capital stock of the Company or any securities convertible into, or exercisable, or exchangeable for, any of the foregoing; or

  •
  publicly announcing an intention to do any of the foregoing.

        These agreements also apply to any sale of locked up shares upon exercise of any options to purchase shares of any class of our common stock and are subject to certain exceptions, including, among others:

  •
  sales of Class A common stock to the underwriters in this offering;

  •
  the issuance and sale of Class A common stock pursuant to any employee stock option plan, stock ownership plan or dividend reinvestment plan of the Company in effect as of the date of the underwriting agreement;

  •
  issuances of shares of any class of our common stock issuable upon the conversion of securities or the exercise of warrants disclosed herein as outstanding;

  •
  issuances of shares of our Class A common stock in connection with acquisitions and joint ventures and employee benefit plans assumed in connection with acquisitions, subject to certain limitations; and

  •
  the filing of any registration statement on Form S-8 relating to securities granted or to be granted pursuant to stock plans or any assumed employee benefit plans in connection with acquisitions we may make.

        Our stockholders who have agreed to the lock-up provisions will be bound by the foregoing restrictions for the duration that such restrictions remain in effect at the time of transfer subject to certain exceptions.

        Notwithstanding the foregoing, if (x) during the last 17 days of the lock-up period the Company issues an earnings release or material news or a material event relating to the Company occurs, or (y) prior to the expiration of the lock-up period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the lock-up period, the foregoing restrictions shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. We will provide the underwriters and each individual subject to the lock-up period pursuant to the lock-up provisions with prior notice of any such announcement that gives rise to an extension of the lock-up period.

        It is a pre-condition to any such permitted transfer that the transferee executes and delivers to RBC Capital Markets, LLC a lock-up agreement in form and substance similar to the transferor's agreement with RBC Capital Markets, LLC. RBC Capital Markets, LLC may consent in its sole discretion to a release of the transfer restrictions in the lock-up agreements. When determining whether or not to release shares of any class of our common stock from lock-up agreements, RBC Capital Markets, LLC will consider, among other factors, the stockholder's reasons for requesting the release, the number of shares of each class of our common stock for which the release is being requested and market conditions at the time. However, RBC Capital Markets, LLC has informed us that, as of the date of this prospectus, there are no agreements between it and any party that would allow such party to transfer any shares of any class of our common stock, nor do they have any intention at this time of releasing any of the shares of any class of our common stock subject to the lock-up agreements, prior to the expiration of the lock-up period.

        We have agreed not to file any registration statement with respect to any class of our common stock or other equity securities and our directors, officers and other holders of our equity securities will waive all registration rights with respect to this offering.

Indemnification

        We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

Listing

        Our Class A common stock is listed on NASDAQ under the symbol "HMTV."

Stabilization

        In connection with this offering, the underwriters may engage in stabilizing transactions, short sales, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Short sales involve sales by the underwriters of our Class A common stock in excess of the number of shares of Class A common stock the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of Class A common stock over-allotted by the underwriter is not greater than the number of shares of Class A common stock it may purchase in its option to purchase additional shares. In a naked short position, the number of shares of Class A common stock involved is greater than the number of shares of Class A common stock in the underwriter's option to purchase additional shares. The underwriter may close out any short position by either exercising its option and/or purchasing shares of Class A common stock in the open market.

  •
  Syndicate covering transactions involve purchases of shares of our Class A common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares of Class A common stock to close out the short position, the underwriters will consider, among other things, the price of shares of our Class A common stock available for purchase in the open market as compared to the price at which it may purchase shares of our Class A common stock through their option. If the underwriters sell more shares of our Class A common stock than could be covered by its option to purchase additional shares, which we refer to in this prospectus as a naked short position, the position can only be closed out by buying shares of our Class A common stock in the open market. A naked short position is more likely to be created if an underwriter is concerned that there could be downward pressure on the price of shares of our Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

  •
  Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when shares of our Class A common stock originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions. These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of our Class A common stock. As a result, the price of our Class A common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on NASDAQ or otherwise and, if commenced, may be discontinued at any time. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, if commenced, will not be discontinued without notice.

Passive market making

        In connection with this offering, the underwriters and selected dealers, if any, may engage in passive market making transactions in our Class A common stock on NASDAQ in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of Class A common stock and extending through the completion of the distribution of this offering. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker's bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our Class A common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers, if any, are not required to engage in passive market making and may end passive market making activities at any time.

Electronic Prospectus

        A prospectus in electronic format may be available on the Internet sites or through other online services maintained by the underwriters participating in this offering, or by its affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares of Class A common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters' respective websites and any information contained in any other website maintained by the underwriters is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriters in their capacity as underwriters and should not be relied upon by investors.

Other Relationships

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

        In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

        In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), including each Relevant Member State that has implemented the 2010 PD Amending Directive with regard to persons to whom an offer of securities is addressed and the denomination per unit of the offer of securities (each, an Early Implementing Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date), no offer of shares will be made to the public in that Relevant Member State (other than offers (the Permitted Public Offers) where a prospectus will be published in relation to the shares that has been approved by the competent authority in a Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive), except that with effect from and including that Relevant Implementation Date, offers of shares may be made to the public in that Relevant Member State at any time:

          (a)   to "qualified investors" as defined in the Prospectus Directive, including:

            (i)    (in the case of Relevant Member States other than Early Implementing Member States), legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities, or any legal entity which has two or more of (A) an average of at least 250 employees during the last financial year; (B) a total balance sheet of more than €43.0 million and (C) an annual turnover of more than €50.0 million as shown in its last annual or consolidated accounts; or

            (ii)   (in the case of Early Implementing Member States), persons or entities that are described in points (1) to (4) of Section I of Annex II to Directive 2004/39/EC, and those who are treated on request as professional clients in accordance with Annex II to Directive 2004/39/EC, or recognized as eligible counterparties in accordance with Article 24 of Directive 2004/39/EC unless they have requested that they be treated as non-professional clients;

          (b)   to fewer than 100 (or, in the case of Early Implementing Member States, 150) natural or legal persons (other than "qualified investors" as defined in the Prospectus Directive), as permitted in the Prospectus Directive, subject to obtaining the prior consent of the representative for any such offer; or

          (c)   in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or of a prospectus supplement pursuant to Article 16 of the Prospectus Directive.

        Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a "qualified investor," and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (x) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than "qualified investors" as defined in the Prospectus Directive, or in circumstances in which the prior consent of the Subscribers has been given to the offer or resale, or (y) where shares have been acquired by it on behalf of persons in any Relevant Member State other than "qualified investors" as defined in the Prospectus Directive, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

        For the purpose of the above provisions, the expression "an offer to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer of any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71 EC (including the 2010 PD Amending Directive, in the case of Early Implementing Member States) and includes any relevant implementing measure in each Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

        This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive, or Qualified Investors, that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Residents of Canada

        The securities may be sold only to purchasers purchasing as principal that are both "accredited investors" as defined in National Instrument 45-106 Prospectus and Registration Exemptions and "permitted clients" as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from the prospectus requirements and in compliance with the registration requirements of applicable securities laws.

 INCORPORATION OF DOCUMENTS BY REFERENCE

        This registration statement incorporates by reference important business and financial information about our Company that is not included in or delivered with this document. The information incorporated by reference is considered to be part of this prospectus, and the SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on March 31, 2015 (including the exhibits thereto and information specifically incorporated by reference into the Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A filed on March 31, 2015); and

  •
  any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the offering is completed (other than, in each case any documents or information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K unless we specifically state in such Current Report that such documents or information are to be considered "filed" under the Exchange Act).

You may request a copy of these filings free of charge by writing or telephoning us at:

  Hemisphere Media Group, Inc.
  2000 Ponce de Leon Blvd., Suite 500
  Coral Gables, FL
  Attention: Investor Relations
  Telephone Number: (212) 687-8080

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the shares of Class A common stock to be offered and sold by this prospectus and any applicable prospectus supplement. This prospectus does not contain all of the information included in the registration statement, some of which is contained in exhibits to the registration statement. The registration statement, including the exhibits, can be read at the SEC website or at the SEC offices referred to below under "Available Information." Any statement made in this prospectus or any prospectus supplement concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, document, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

 LEGAL MATTERS

        The validity of the shares of Class A common stock offered by this prospectus was passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. Davis Polk & Wardwell LLP, New York, New York is counsel to the underwriters in connection with this offering.

EXPERTS

        The consolidated balance sheets of Hemisphere Media Group, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2014, have been included in this prospectus in reliance on the report of McGladrey LLP, an independent registered public accounting firm, as set forth in their report with respect thereto, and are included in reliance on the authority of said firm as experts in accounting and auditing.

AVAILABLE INFORMATION

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of Class A common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. We are subject to periodic reporting and other informational requirements of the Exchange Act. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to reports filed pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") are made available free of charge on or through our website at www.hemispheretv.com as soon as reasonably practicable after such reports are filed with, or furnished to, the SEC. The information on our website is not, and shall not be deemed to be, part of this report or incorporated into any other filings we make with the Commission.

        You may read and copy any materials we file with the Commission at the Commission's Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The SEC also maintains a website that contains our reports, proxy statements and other information at www.sec.gov. In addition, copies of our Corporate Governance Guidelines, Audit Committee Charter, Code of Business Conduct and Ethics, are available at our website at www.hemispheretv.com under "Investor Relations — Corporate Governance." Copies will also be provided to any Hemisphere stockholder upon written request to Investor Relations, Hemisphere Media Group, Inc. at 2000 Ponce de Leon Blvd., Suite 500, Coral Gables, FL, 33134, or via electronic mail at ir@hemispheretv.com, or by contacting Investor Relations by telephone at (212) 687-8080.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Hemisphere Media Group, Inc.

        We have audited the accompanying consolidated balance sheets of Hemisphere Media Group, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hemisphere Media Group, Inc. and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

/s/ McGladrey LLP

West Palm Beach, Florida
March 31, 2015

Hemisphere Media Group, Inc.

Consolidated Balance Sheets

As of December 31, 2014 and 2013

(amounts in thousands, except share and par value amounts)

	2014	2013
Assets
Current Assets
Cash	$142,010	$176,622
Accounts receivable, net of allowance for doubtful accounts of $439 and $137, respectively	22,677	15,589
Due from related parties, net of allowance for doubtful accounts of $634 and $514, respectively	3,420	2,142
Programming rights	5,441	5,748
Deferred taxes	4,222	3,472
Prepaid taxes and other current assets	8,071	4,078

Total current assets	185,841	207,651

Programming rights	6,652	7,000
Property and equipment, net	23,867	24,675
Deferred financing costs, net	2,758	3,251
Broadcast license	41,356	41,356
Goodwill	164,887	130,794
Other intangibles, net	91,611	34,610
Other assets	1,425	783

Total Assets	$518,397	$450,120

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	2,176	1,566
Due to related parties	787	738
Accrued agency commissions	6,642	6,101
Accrued compensation and benefits	3,391	2,374
Accrued marketing	3,245	685
Other accrued expenses	5,312	4,243
Programming rights payable	4,228	4,585
Current portion of long-term debt	2,250	1,750

Total current liabilities	28,031	22,042

Programming rights payable	111	837
Long-term debt, net of current portion	219,541	170,731
Deferred taxes	11,670	13,647
Defined benefit pension obligation	2,631	2,075

Total Liabilities	261,984	209,332

Stockholders' Equity
Preferred stock, $0.0001 par value; 50,000,000 shares authorized; 0 shares issued and outstanding at December 31, 2014 and December 31, 2013	—	—
Class A common stock, $.0001 par value; 100,000,000 shares authorized; 14,518,734 and 11,241,000 shares issued and outstanding at December 31, 2014 and 2013, respectively	1	1
Class B common stock, $.0001 par value; 33,000,000 shares authorized, 30,027,148 and 33,000,000 issued and outstanding at December 31, 2014 and 2013, respectively	3	3
Additional paid-in capital	246,858	240,817
Treasury stock, at cost; 146,703 at December 31, 2014 and 65,549 at December 31, 2013	(1,961)	(938)
Retained earnings	12,098	1,541
Accumulated comprehensive loss	(586)	(636)

Total Stockholders' Equity	256,413	240,788

Total Liabilities and Stockholders' Equity	$518,397	$450,120

See accompanying notes to consolidated financial statements.

Hemisphere Media Group, Inc.

Consolidated Statements of Operations

Years Ended December 31, 2014, 2013 and 2012

(amounts in thousands, except per share amounts)

	2014	2013	2012
Net revenues	$111,989	$86,005	$71,367

Operating Expenses:
Cost of revenues	36,450	33,950	32,409
Selling, general and administrative	31,608	29,678	13,667
Depreciation and amortization	16,552	8,762	3,723
Other expenses	1,282	5,694	703
Loss (gain) on disposition of assets	70	199	(1)

Total operating expenses	85,962	78,283	50,501

Operating income	26,027	7,722	20,866

Other Expenses:
Interest expense, net	(11,925)	(7,240)	(3,551)
Loss on extinguishment of debt	(1,116)	(1,649)	—

	(13,041)	(8,889)	(3,551)

Income (loss) before income taxes	12,986	(1,167)	17,315
Income tax expense	(2,429)	(3,130)	(6,285)

Net income (loss)	$10,557	$(4,297)	$11,030

Earnings (loss) per share:
Basic	$0.25	$(0.14)	$11,030
Diluted	$0.25	$(0.14)	$11,030
Weighted average shares outstanding:
Basic	42,321	31,143	1
Diluted	42,622	31,143	1

See accompanying notes to consolidated financial statements.

Hemisphere Media Group, Inc.

Consolidated Statements of Comprehensive Income (Loss)

Years Ended December 31, 2014, 2013 and 2012

(amounts in thousands)

	2014	2013	2012
Net income (loss)	$10,557	$(4,297)	$11,030
Other comprehensive income (loss):
Net unrealized gain on interest rate swap agreement	—	38	—
Adjustment to defined benefit plan, net of tax	50	130	(256)
Other, net of tax	—	(17)	—

Comprehensive income (loss)	$10,607	$(4,146)	$10,774

See accompanying notes to consolidated financial statements.

Hemisphere Media Group, Inc.

Consolidated Statements of Changes in Stockholders' Equity

Years Ended December 31, 2014, 2013 and 2012

(amounts in thousands, except par value)

	Class A Common Stock		Class B Common Stock
					Additional Paid In Capital	Class A Treasury Stock	Retained Earnings	Accumulated Comprehensive (Loss) Income
	Shares	Par Value	Shares	Par Value					Total
Balance at December 31, 2011	—	$—	—	$—	$34,608	$—	$308	$(531)	$34,385
Net Income	—	—	—	—	—	—	11,030	—	11,030
Distributions	—	—	—	—	—	—	(5,500)	—	(5,500)
Other comprehensive loss, defined benefit retirement plan, net of tax	—	—	—	—	—	—	—	(256)	(256)

Balance at December 31, 2012	—	—	—	—	34,608	—	5,838	(787)	39,659
Consummation of the Transaction (April 4, 2013)	10,991	1	33,000	3	198,992	—	—	—	198,996
Net Loss	—	—	—	—	—	—	(4,297)	—	(4,297)
Issuance of restricted stock	250	—	—	—	2,102	—	—	—	2,102
Excess tax benefits related to the issuance of restricted stock	—	—	—	—	25	—	—	—	25
Stock-based compensation	—	—	—	—	5,090	—	—	—	5,090
Repurchases of Class A Common Stock	—	—	—	—	—	(938)	—	—	(938)
Other comprehensive income, net of tax	—	—	—	—	—	—	—	151	151

Balance at December 31, 2013	11,241	1	33,000	3	240,817	(938)	1,541	(636)	240,788
Net income	—	—	—	—		—	10,557	—	10,557
Issuance of restricted stock	305	—	—	—	2,908	—	—	—	2,908
Excess tax benefits related to the issuance of restricted stock	—	—	—	—	120	—	—	—	120
Stock-based compensation	—	—	—	—	3,012	—	—	—	3,012
Repurchases of Class A Common Stock	—	—	—	—	—	(1,023)	—	—	(1,023)
Exercise of warrants	—	—	—	—	1	—	—	—	1
Conversion of Class B Common Stock to Class A Common Stock	2,973	—	(2,973)	—	—	—	—	—	—
Other comprehensive loss, net of tax	—	—	—	—	—	—	—	50	50

Balance at December 31, 2014	14,519	$1	30,027	$3	$246,858	$(1,961)	$12,098	$(586)	$256,413

See accompanying notes to consolidated financial statements.

Hemisphere Media Group, Inc.

Consolidated Statements of Cash Flows

Years Ended December 31, 2014, 2013 and 2012

(amounts in thousands)

	2014	2013	2012
Cash Flows From Operating Activities:
Net income (loss)	$10,557	$(4,297)	$11,030

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	16,552	8,762	3,723
Program amortization	10,370	9,322	7,371
Amortization of deferred financing costs	507	604	858
Amortization of original issue discount	310	106	—
Stock-based compensation	5,920	7,192	—
Provision for bad debts	462	165	(10)
Loss (gain) on disposition of assets	70	199	(1)
Loss on early extinguishment of debt	1,116	1,649	—
Deferred tax expense	(2,727)	1,029	1,719
Changes in assets and liabilities:
(Increase) decrease in:
Accounts receivable	(7,430)	(1,030)	(7)
Programming rights	(9,715)	(10,543)	(7,970)
Due from related parties	(1,398)	—	—
Prepaid expenses and other current assets	(4,397)	(2,966)	(943)
Increase (decrease) in:
Accounts payable	610	563	(55)
Due to related parties	49	(1,005)	—
Accrued expenses	3,400	(3,943)	1,040
Programming rights payable	(1,418)	789	36
Income tax payable	(120)	(49)	(157)
Other liabilities	556	446	(145)

Net cash provided by operating activities	23,274	6,993	16,489

Cash Flows From Investing Activities:
Acquisition of cable networks	(101,891)	—	—
Proceeds from sale of assets	10	16	50
Capital expenditures	(2,971)	(1,802)	(3,800)

Net cash used in investing activities	(104,852)	(1,786)	(3,750)

Cash Flows From Financing Activities:
Transaction proceeds, net	—	82,437	—
Proceeds from long-term debt	70,565	173,250	—
Repayments of long-term debt	(21,941)	(89,984)	(7,338)
Financing fees	(756)	(3,459)	—
Proceeds from issuance of stock	1	—	—
Distributions	—	—	(5,500)
Purchase of treasury stock	(1,023)	(938)	—
Excess tax benefits	120	25	—

Net cash provided by (used in) financing activities	46,966	161,331	(12,838)

Net (decrease) increase in cash	(34,612)	166,538	(99)
Cash:
Beginning	176,622	10,084	10,183

Ending	$142,010	$176,622	$10,084

Supplemental Disclosures of Cash Flow Information:
Cash payments for:
Interest	$11,171	$5,419	$2,917

Income taxes	$4,438	$4,034	$5,514

Distributions, net of withholding taxes	$—	$—	$4,950

See accompanying notes to consolidated financial statements.

Hemisphere Media Group, Inc.

Notes to Consolidated Financial Statements

Note 1. Nature of Business and Significant Accounting Policies

        Nature of business:    The accompanying Consolidated Financial Statements include the accounts of Hemisphere Media Group, Inc. ("Hemisphere" or the "Company"), the parent holding company of Cine Latino, Inc. ("Cinelatino"), WAPA Holdings, LLC (formerly known as InterMedia Español Holdings, LLC) ("WAPA Holdings"), and HMTV Cable, Inc., the parent company of the entities for the newly acquired networks consisting of Pasiones, TV Dominicana, and Centroamerica TV (see below). Hemisphere was formed on January 16, 2013 for purposes of effecting the transaction, (See Note 2), which was consummated on April 4, 2013. The Company determines its operating segments based upon (i) financial information reviewed by the chief operating decision maker, the Chief Executive Officer, (ii) internal management and related reporting structure and (iii) the basis upon which the chief operating decision maker makes resource allocation decisions. We have one operating segment, Hemisphere. In these notes, the terms "Company," "we," "us" or "our" mean Hemisphere and all subsidiaries included in our Consolidated Financial Statements.

        On April 1, 2014, we acquired the assets of three Spanish-language cable television networks from Media World, LLC, a Florida limited liability company ("Seller"), for $101.9 million in cash. The three acquired cable networks include Pasiones, Centroamerica TV and TV Dominicana. For more information, see Note 2.

        Reclassification:    Certain prior year deferred taxes have been reclassified from current to non-current on the accompanying consolidated balance sheet, which resulted in a net current deferred asset and a net non-current deferred liability to conform to the fiscal 2014 presentation with no effect on net income (loss) or stockholders' equity.

        Principles of consolidation:    The consolidated financial statements include our accounts and the accounts of our subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

        Basis of presentation:    The accompanying consolidated financial statements for us and our subsidiaries have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").

        Net earnings (loss) per common share:    Basic earnings (loss) per share ("EPS") are computed by dividing income (loss) attributable to common stockholders by the number of weighted-average outstanding shares of common stock. Diluted EPS reflects the effect of the assumed exercise of stock options and vesting of restricted shares only in the periods in which such effect would have been dilutive.

Hemisphere Media Group, Inc.

Notes to Consolidated Financial Statements (Continued)

Note 1. Nature of Business and Significant Accounting Policies (Continued)

        The following table sets forth the computation of the common shares outstanding used in determining basic and diluted EPS (amounts in thousands):

	Years Ended December 31
	2014	2013	2012
Numerator for earnings (loss) per common share calculation:
Net income (loss)	$10,557	$(4,297)	$11,030

Denominator for earnings (loss) per common share calculation:
Weighted-average common shares, basic	42,321	31,143	1
Effect of dilutive securities
Stock options, restricted stock and warrants	301	—	—

Weighted-average common shares, diluted	42,622	31,143	1

EPS
Basic	$0.25	$(0.14)	$11,030
Diluted	$0.25	$(0.14)	$11,030

        We apply the treasury stock method to measure the dilutive effect of its outstanding warrants, stock options and restricted stock awards and include the respective common share equivalents in the denominator of our diluted income (loss) per common share calculation. Potentially dilutive securities representing 1.1 million and 0.6 million shares of common stock for the years ended December 31, 2014 and 2013, respectively, were excluded from the computation of diluted income (loss) per common share for this period because their effect would have been anti-dilutive. There were no potentially dilutive securities for the year ended December 31, 2012. The net income (loss) per share amounts are the same for our Class A and Class B common stock because the holders of each class are legally entitled to equal per share distributions whether through dividends or in liquidation.

        In computing earnings per share, the Company's Nonvoting Stock is considered a participating security. Each share of Nonvoting Stock has identical rights, powers, limitations and restrictions in all respects as each share of common of the Company, including the right to receive the same consideration per share payable in respect of each share of common stock, except that holders of Nonvoting Stock shall have no voting rights or powers whatsoever.

        Revenue recognition:    Revenue related to the sale of advertising and contracted time is recognized at the time of broadcast. Retransmission consent fees and subscriber fees received from cable, telecommunications and satellite operators are recognized in the period in which the services are performed, generally pursuant to multi-year carriage agreements based on the number of subscribers.

Hemisphere Media Group, Inc.

Notes to Consolidated Financial Statements (Continued)

Note 1. Nature of Business and Significant Accounting Policies (Continued)

        Barter transactions:    The Company engages in barter transactions in which advertising time is exchanged for products or services. Barter transactions are accounted for at the estimated fair value of the products or services received, or advertising time given up, whichever is more clearly determinable. Barter revenue is recognized at the time the advertising is broadcast. Barter expense is recorded at the time the merchandise or services are used and/or received.

        Barter revenue and expense included in the consolidated statements of operations are as follows (amounts in thousands):

	2014	2013	2012
Barter revenue	$1,311	$1,448	$1,363
Barter expense	(1,075)	(1,360)	(996)

	$236	$88	$367

        Programming costs:    Programming costs are recorded in cost of revenues based on the Company's contractual agreements with various third party programming distributors which are generally multi-year agreements.

        Stock-based compensation:    We have given equity incentives to certain employees. We account for such equity incentives in accordance with Accounting Standards Codification ("ASC") 718 "Stock Compensation," which requires us to measure compensation cost for equity settled awards at fair value on the date of grant and recognize compensation cost in the consolidated statements of operations over the requisite service or performance period the award is expected to vest. Compensation cost is determined by using either the Monte Carlo simulation model or the Black-Scholes option pricing model.

        Advertising and marketing costs:    The Company expenses advertising and marketing costs as incurred. The Company incurred advertising and marketing costs of $2.2 million, $1.3 million and $0.4 million for the years ended December 31, 2014, 2013 and 2012, respectively.

        Cash:    The Company maintains its cash in bank deposit accounts which, at times, may exceed federally-insured limits. The Company has not experienced any losses in such accounts.

        Accounts receivable:    Accounts receivable are carried at the original charge amount less an estimate made for doubtful receivables based on a review of all outstanding amounts. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer's financial condition and current economic conditions. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded as income when received. The Company considers an account receivable to be past due if any portion of the receivable balance is outstanding for

Hemisphere Media Group, Inc.

Notes to Consolidated Financial Statements (Continued)

Note 1. Nature of Business and Significant Accounting Policies (Continued)

more than 90 days. Changes in the allowance for doubtful accounts for the years ended December 31, 2014, 2013 and 2012 consisted of the following (amounts in thousands):

Year	Description	Beginning of Year	Additions	Write-offs	Recoveries	End of Year
2014	Allowance for doubtful accounts	$137	$342	$45	$5	$439
2013	Allowance for doubtful accounts	180	5	51	3	137
2012	Allowance for doubtful accounts	167	(10)	17	40	180

        Due from related parties:    Certain amounts due from related parties are presented net of an allowance for uncollectible amounts based on management's expectations related to the realization of the related parties' collections and remittances from the Company's customers. Changes in the allowance for doubtful accounts for the years ended December 31, 2014, 2013 and 2012 consisted of the following (amounts in thousands):

Year	Description	Beginning of Year	Additions	Write-offs	Recoveries	End of Year
2014	Allowance for doubtful accounts	$514	$120	$—	$—	$634
2013	Allowance for doubtful accounts	—	514	—	—	514
2012	Allowance for doubtful accounts	—	—	—	—	—

        Programming rights:    We enter into multi-year license agreements with various programming distributors for distribution of their respective programming ("programming rights") and capitalize amounts paid to secure or extend these programming rights at the lower of unamortized cost or estimated net realizable value. If management estimates that the unamortized cost of programming rights exceeds the estimated net realizable value, an adjustment is recorded to reduce the carrying value of the programming rights. No such write down was deemed necessary during the years ended December 31, 2014, 2013 and 2012. We amortize these programming rights over the term of the related license agreements or the number of exhibitions, whichever occurs first. The amortization of these rights, which was $10.4 million, $9.3 million and $7.4 million for the years ended December 31, 2014, 2013 and 2012, respectively, is recorded as part of cost of revenues in the accompanying consolidated statements of operations. Accumulated amortization of the programming rights was $10.3 million and $13.8 million at December 31, 2014 and 2013, respectively. Costs incurred in connection with the purchase of programs to be broadcast within one year are classified as current assets, while costs of those programs to be broadcast subsequently are considered noncurrent. Program obligations are classified as current or noncurrent in accordance with the payment terms of the license agreement.

        Property and equipment:    Property and equipment are recorded at cost. Depreciation is determined using the straight-line method over the expected remaining useful lives of the respective assets. Useful lives range from 1 - 19 years for improvements, equipment, buildings and towers. Upon retirement or other disposition, the cost and related accumulated depreciation of the assets are removed from the accounts and the resulting gain or loss is reflected in the

Hemisphere Media Group, Inc.

Notes to Consolidated Financial Statements (Continued)

Note 1. Nature of Business and Significant Accounting Policies (Continued)

determination of net income or loss. Expenditures for maintenance and repairs are expensed as incurred. Property and equipment is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

        Goodwill and other intangibles:    The Company's goodwill is recorded as a result of the Company's business combinations using the acquisition method of accounting. Indefinite lived intangible assets include a broadcast license, trademark and tradename. Other intangible assets include customer relationships, non-compete agreement and affiliate agreements with an estimated useful life of one to ten years. Other intangible assets are amortized over their estimated lives using the straight-line method. Costs incurred to renew or extend the term of recognized intangible assets are capitalized and amortized over the useful life of the asset.

        The Company tests its broadcast license annually for impairment or whenever events or changes in circumstances indicate that such assets might be impaired. The impairment test consists of a comparison of the fair value of these assets with their carrying amounts using a discounted cash flow valuation method, assuming a hypothetical start-up scenario.

        The Company tests its goodwill annually for impairment or whenever events or changes in circumstances indicate that goodwill might be impaired. The first step of the goodwill impairment test compares the fair value of each reporting unit with its carrying amount, including goodwill. The fair value of the reporting units are determined through the use of a discounted cash flow analysis incorporating variables such as revenue projections, projected operating cash flow margins, and discount rates.

        The valuation assumptions used in the discounted cash flow model reflect historical performance of the Company and prevailing values in the broadcast and cable markets. If the fair value exceeds the carrying amount, goodwill is not considered impaired. If the carrying amount exceeds the fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of goodwill with the carrying amount of that goodwill. If the carrying amount of goodwill exceeds the implied fair value, an impairment loss shall be recognized in an amount equal to that excess.

        The Company tests its other indefinite lived intangible asset annually for impairment or whenever events or changes in circumstances indicate that such asset might be impaired. This analysis is performed by comparing the respective carrying value of the asset to the current and expected future cash flows, on an undiscounted basis, to be generated from such asset. If such analysis indicates that the carrying value of this asset is not recoverable, the carrying value of such asset is reduced to fair value.

        Deferred financing costs:    Deferred financing costs are recorded net of accumulated amortization. Amortization is calculated on the effective-interest method over the term of the applicable loan. Amortization of deferred financing costs was $0.5 million, $0.6 million and

Hemisphere Media Group, Inc.

Notes to Consolidated Financial Statements (Continued)

Note 1. Nature of Business and Significant Accounting Policies (Continued)

$0.9 million which is included in interest expense, net in the accompanying consolidated statements of operations for the years ended December 31, 2014, 2013 and 2012, respectively. Accumulated amortization of deferred financing costs was $0.5 million and $0.2 million at December 31, 2014 and 2013, respectively.

        Income taxes:    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        We record foreign withholding tax, which is withheld by foreign customers from their remittances to us, on a gross basis as a component of income taxes and separate from revenue in the consolidated statement of operations.

        We follow the accounting standard on accounting for uncertainty in income taxes, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under this guidance, we may recognize the tax benefit from an uncertain tax position only if it is more-likely-than-not that the tax position will be sustained upon examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The guidance on accounting for uncertainty in income taxes also addresses de-recognition, classification, interest and penalties on income taxes, and accounting in interim periods. To the extent that interest and penalties are assessed by taxing authorities on any underpayment of income taxes, such amounts are accrued and classified as a component of income tax expense.

        Fair value of financial instruments:    The carrying amounts of cash, accounts receivable and accounts payable approximate fair value because of the short maturity of these items. The carrying value of the long-term debt approximates fair value because this instrument bears interest at a variable rate and is at terms currently available to the Company.

        Generally accepted accounting principles establish a framework for measuring fair value and expanded disclosures about fair value measurements. This guidance enables the reader of the financial statements to assess the inputs used to develop those measurements by establishing a hierarchy for ranking the quality and reliability of the information used to determine fair values.

Hemisphere Media Group, Inc.

Notes to Consolidated Financial Statements (Continued)

Note 1. Nature of Business and Significant Accounting Policies (Continued)

Under this guidance, assets and liabilities carried at fair value must be classified and disclosed in one of the following three categories:

  Level 1—inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that are accessible at the measurement date.

  Level 2—inputs to the valuation methodology include quoted prices in markets that are not active or quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

  Level 3—inputs to the valuation methodology are unobservable, reflecting the entity's own assumptions about assumptions market participants would use in pricing the asset or liability.

        The categorization of an asset or liability within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

        The Company's programming rights and goodwill are classified as Level 3 in the fair value hierarchy, as they are measured at fair value on a non-recurring basis and are adjusted to fair value only when the carrying values exceed their fair values. For the years ended December 31, 2014, 2013 and 2012 there were no adjustments to fair value.

        The Company's variable-rate debt is classified as Level 2 in the fair value hierarchy, as its estimated fair value is derived from quoted market prices by independent dealers. The carrying value of the long-term debt approximates fair value at December 31, 2014 and 2013.

        Recent accounting pronouncements:    In June 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2014-12, Compensation—Stock Compensation (Topic 718)—Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period, which requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. The standard will be effective for fiscal years beginning after December 15, 2015. We do not expect there to be material impact on the consolidated financial statements as a result of this standard.

        In May 2014, the FASB issued ASU 2014-09—Revenue from Contracts with Customers (ASU 2014-09"), a comprehensive revenue recognition model that supersedes the current revenue recognition requirements and most industry-specific guidance. The underlying core principle of ASU 2014-09 is that a company should recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration it expects to be entitled to in exchange for those goods or services. ASU 2014-09 will be effective for the first interim period within annual reporting periods beginning after December 15, 2016 and allows adoption either under a full retrospective or a modified retrospective approach. Early adoption is not permitted. We will adopt ASU 2014-09 during the first quarter of 2017. We are currently evaluating the impact of the new standard.

Hemisphere Media Group, Inc.

Notes to Consolidated Financial Statements (Continued)

Note 1. Nature of Business and Significant Accounting Policies (Continued)

        Use of estimates:    In preparing these consolidated financial statements, management had to make estimates and assumptions that affected the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities as of the balance sheets date, and the reported revenues and expenses for the years then ended. Such estimates are based on historical experience and other assumptions that are considered appropriate in the circumstances. However, actual results could differ from those estimates.

Note 2. Business Combination

        On April 1, 2014, we closed on the acquisition of the net assets of the Spanish-language television network business of the Seller (the "Cable Networks Acquisition"), which is comprised of Pasiones, Centroamerica TV and TV Dominicana, which we refer to as the Acquired Cable Networks. The Acquired Cable Networks are highly complementary to our existing television networks, and build on our commitment to provide unique programming focused on the U.S. Hispanic market. The purchase price for the Cable Networks Acquisition and certain agreements entered into with the Seller contemporaneously with the business combination was $101.9 million, and was funded with cash on hand. The Cable Networks Acquisition was accounted for by applying the acquisition method, which requires the determination of the fair value of the consideration transferred, the fair value of the assets and liabilities of the acquiree, and the measurement of goodwill pursuant to ASC Topic 805-10, "Business Combinations-Overall". Costs incurred in connection with the Cable Networks Acquisition are included in other expenses and totaled $1.2 million, of which $0.9 million was recorded in the fourth quarter of 2013, with the balance recorded in 2014.

        The following table summarizes the estimated fair values of the assets acquired, liabilities assumed and resulting goodwill in the Cable Networks Acquisition (amounts in thousands):

Other assets	$177
Intangible asset—affiliate agreements	46,014
Intangible asset—brands	15,986
Intangible asset—advertiser relationships	3,310
Intangible assets—other	648
Other liabilities	(2,123)

Fair value of identifiable net assets acquired	64,012
Goodwill	34,093

Total	$98,105

        In addition to the above identifiable assets, the estimated fair values of a non-compete agreement entered into with the Seller and a consulting agreement with certain Seller executives are $3.3 million and $0.5 million, respectively, which are accounted for separately from the Cable Networks Acquisition. We finalized the accounting for the Cable Networks Acquisition in the second quarter of 2014.

Hemisphere Media Group, Inc.

Notes to Consolidated Financial Statements (Continued)

Note 2. Business Combination (Continued)

        The estimated fair value of the affiliate agreements of $46.0 million was determined using a discounted cash flow method utilizing an 8.5% discount rate. This intangible asset will be amortized on a straight-line basis over eight years. The estimated fair value of the television network brands of $16.0 million was determined using a discounted cash flow method based on a royalty rate of 5% and utilizing an 8.5% discount rate. This intangible asset was determined to be indefinite-lived given the strong association of the brand with the content appearing on the networks and their respective target audiences. The estimated fair values of the advertiser relationships and non-compete agreement of $3.3 million each were determined using a discounted cash flow method utilizing an 8.5% discount rate and will be amortized on a straight-line basis over six years. All other intangibles of $1.1 million will be amortized over a period of one year or less.

        Goodwill of $34.1 million is the excess of the net consideration transferred over the fair value of the identifiable net assets acquired, and primarily represents the benefits we expect to realize from the Cable Networks Acquisition and the synergistic opportunities with our existing networks. The goodwill associated with the transaction is deductible for tax purposes.

        In connection with the Cable Networks Acquisition, we determined that it is reasonably certain that our foreign tax credits will be realized and, as a result, reversed the valuation allowance previously recorded of $2.5 million.

Pro Forma Information

        The following table sets forth the unaudited pro forma results of operations assuming that the Cable Networks Acquisition occurred on January 1, 2013:

	Years Ended December 31,
	2014	2013
Net Revenues	$117,851	$108,199
Operating Income	$28,281	$20,578

        The unaudited pro forma results of operations for all periods set forth above includes the operating results of the Acquired Cable Networks, and amortization of finite-lived intangible assets identified as a result of the Cable Networks Acquisition, and excludes all transaction related fees and expenses, and non-recurring expenses (primarily the $3.8 million charge in the 2013 periods as a result of the termination of an agreement in connection with the April 4, 2013 Transaction). These are the combined historical results of operations of Hemisphere and the Acquired Cable Networks. These unaudited pro forma results are presented for illustrative purposes and are not intended to represent or be indicative of the actual results of operations of the combined company that would have been achieved had the Cable Networks Acquisition occurred on January 1, 2013, nor are they intended to represent or be indicative of future results of operations.

Hemisphere Media Group, Inc.

Notes to Consolidated Financial Statements (Continued)

Note 2. Business Combination (Continued)

        Net revenues and operating income of the Acquired Cable Networks included in our actual consolidated statements of operations were $17.5 million and $4.9 million, respectively, for the year ended December 31, 2014.

        On April 4, 2013, the merger by and among Cinelatino, WAPA Holdings and Azteca providing for the acquisition of Cinelatino and the combination of WAPA Holdings and Azteca as indirect, wholly-owned subsidiaries of Hemisphere (the "Transaction") was consummated. The primary purpose of the Transaction was to create a Spanish-language media company targeting the Hispanic broadcast and cable television network business.

        The Transaction was accounted for by applying the acquisition method, which requires the determination of the accounting acquirer, the acquisition date, the fair value of the purchase consideration to be transferred, the fair value of assets and liabilities of the acquiree and the measurement of goodwill. ASC Topic 805-10, "Business Combinations—Overall" ("ASC 805-10") provides that in identifying the acquiring entity in a business combination effected primarily through an exchange of equity interests, the acquirer is usually the entity that issues equity interests but all pertinent facts and circumstances must be considered in determining the acquirer. Other pertinent facts and circumstances to consider include the relative voting rights of the shareholders of the constituent companies in the combined entity, the composition of the board of directors and senior management of the combined company, the relative size of each company and the terms of the exchange of equity interests in the Transaction, including payment of any premium. Although Hemisphere issued the equity interests in the Transaction, since it is a new entity formed solely to issue these equity interests to effect the Transaction it would not be considered the acquirer and one of the combining entities that existed before the transaction must be identified as the acquirer. Based on the following, WAPA Holdings is the accounting acquirer and predecessor, whose historical results are the results of Hemisphere:

  i.
  WAPA Holdings shareholders obtained approximately 46.4% of the post-Transaction common shares of stock and 59.9% of the voting rights in the combined entities;

  ii.
  WAPA Holdings, through its parent company, InterMedia Partners VII, L.P. ("InterMedia Partners"), has the ability to elect or appoint or to remove a majority of the members of the governing body of the combined entity, as they represent five of the nine directors on the combined entity board of directors, including the Chief Executive Officer; and

  iii.
  WAPA Holdings's historical revenues represent approximately 69.0% of the total revenues of the combined entities.

        As WAPA Holdings is the accounting acquirer (and legal acquiree), the Transaction is considered to be a reverse acquisition. Since WAPA Holdings issued no consideration in the Transaction, unless the fair value of accounting acquirees' equity interests are more reliably measurable, the fair value of the consideration transferred by WAPA Holdings would be based on the number of shares WAPA Holdings would have had to issue to give owners of the other entities in the transaction the same percentage ownership in the combined entities that results from the

Hemisphere Media Group, Inc.

Notes to Consolidated Financial Statements (Continued)

Note 2. Business Combination (Continued)

Transaction. In this situation, since Azteca's shares were publicly traded and they are one of the combining entities in this Transaction, the fair value of those shares are considered to be more reliably measurable than the fair value of WAPA Holdings's shares and therefore were used to determine the fair value of the consideration transferred for the acquisition of Cinelatino, which is the other operating entity involved in this Transaction.

        Total consideration transferred by WAPA Holdings (accounting acquirer) to Cinelatino (accounting acquiree) was $129.4 million based on: (i) cash consideration of $3.8 million (funded from cash on hand), plus (ii) 12,567,538 shares with a fair value of $128.8 million based on the Company's opening share price of $10.25 per share on the date following the consummation of the Transaction for each share of the Company's common stock to be received by Cinelatino stockholders in the Transaction, (iii) less contingently returnable consideration with a fair value of $3.2 million. The $3.2 million represents the difference between the fair value of $11.7 million of 1,142,504 shares of Hemisphere Class B common stock that are subject to forfeiture in the event the closing market price of Hemisphere Class A common stock does not equal or exceed $12.50 and $15.00 for any twenty trading days within at least one 30-day trading period (within 36 months of the date of the Transaction) and the estimated fair value of $8.5 million of these shares using a Monte Carlo simulation model. Subsequent to the consummation of the Transaction, 571,252 shares, with fair value of $1.2 million, have achieved the $12.50 trading price are no longer subject to forfeiture and are included in additional paid-in capital. Significant assumptions utilized in the Monte Carlo simulation model include:

  •
  Stock Price: $10.25

  •
  Volatility: 32.5%

  •
  Risk-Free Rate: 0.69%

        The following table summarizes the estimated fair values of the assets acquired and liabilities assumed in the acquisition of Cinelatino (amounts in thousands):

Cash	$12,865
Accounts receivable	4,053
Programming rights	4,460
Prepaid expenses and other assets	940
Property and equipment, net	21
Other assets	336
Intangible asset—affiliate agreements	37,900
Current liabilities	(6,272)
Deferred tax liabilities	(12,594)
Long-term debt	(32,097)

Fair value of identifiable net assets acquired	9,612
Goodwill	119,812

Total	$129,424

Hemisphere Media Group, Inc.

Notes to Consolidated Financial Statements (Continued)

Note 2. Business Combination (Continued)

        The estimated fair values of Cinelatino's affiliate agreements of $37.9 million, was determined using a discounted cash flow method based on expected renewal rates utilizing a 10% discount rate. These intangible assets will be amortized on a straight-line basis over 6 years.

        The accounts receivable acquired have a fair value of $4.1 million and all contractual receivables are expected to be collected.

        During the three months ended December 31, 2013, the Company finalized its acquisition accounting. As a result, a deferred tax asset related to tax goodwill recognized in the previous acquisition of Cinelatino in 2007 was reversed in the opening balance sheet, resulting in an increase in goodwill of $14.3 million.

        Goodwill of $119.8 million is the excess of the net consideration transferred over the fair value of the identifiable net assets acquired, and primarily represents the benefits the Company expects to realize from the acquisition. The goodwill associated with the Transaction is not deductible for tax purposes.

        The number of shares of stock of the Company issued and outstanding immediately following the consummation of the Transaction is summarized as follows (amounts in thousands):

Number of Shares
Azteca public shares outstanding prior to the Transaction	10,000
Azteca founder shares(1)	2,500

Total Azteca shares outstanding prior to the Transaction	12,500
Less: Shareholders of Azteca public shares redeemed	(1,259)
Less: Azteca founder shares cancelled	(250)
Shares issued to WAPA Holdings member(2)	20,432
Shares issued to Cinelatino stockholders(3)	12,568

Total shares outstanding at closing, April 4, 2013	43,991

(1)
Includes 985,294 shares of Hemisphere Class A common stock which are subject to forfeiture in the event the market price of Hemisphere Class A common stock does not meet certain levels.

(2)
Includes 1,857,496 shares of Hemisphere Class B common stock, which were issued in the Transaction by Hemisphere that are subject to forfeiture in the event the market price of Hemisphere Class A common stock does not meet certain levels.

(3)
Includes 1,142,504 shares of Hemisphere Class B common stock, which were issued in the Transaction by Hemisphere that are subject to forfeiture in the event the market price of Hemisphere Class A common stock does not meet certain levels.

Hemisphere Media Group, Inc.

Notes to Consolidated Financial Statements (Continued)

Note 2. Business Combination (Continued)

        The cash flows related to the Transaction are summarized as follows (amounts in thousands):

Amount
Cash in trust at Azteca	$100,520
Cash on hand at Cinelatino	12,865
Less: Redemption of Azteca public shares	(12,652)
Less: Cash consideration paid to Azteca warrant holders	(7,333)
Less: Cash consideration paid to WAPA Holdings member and Cinelatino stockholders	(5,000)
Less: Payment of Azteca fees and expenses	(5,963)

Total transaction proceeds at closing, April 4, 2013	$82,437

Pro Forma Information

        The following table sets forth the unaudited pro forma results of operations assuming that the Transaction occurred on January 1, 2012 (amounts in thousands):

	Pro Forma
	2013	2012
Net revenues	$92,109	$95,006
Operating income	$27,123	$28,429

        The unaudited pro forma results of operations set forth above include the operating results of Cinelatino as if the acquisition occurred on January 1, 2012, and the amortization of intangibles created as a result of the Transaction, and excludes all transaction related fees and expenses, non-recurring expenses (primarily a $3.8 million charge as a result of the termination of a certain service agreement with MVS which is recorded within selling, general and administrative expenses in the consolidated statement of operations), and stock-based compensation expense. Additionally, the 2012 pro forma results do not reflect corporate overhead and public company costs. The Company incurred $5.7 million of expenses related to the Transaction, and $0.9 million related to the cable networks acquisition which is recorded within operating expenses in other expenses in the consolidated statement of operations.

Note 3. Related Party Transactions

        The Company has various agreements MVS Multivision Digital S. de R.L. de C.V. and its affiliates (collectively "MVS"), a Mexican media and television conglomerate, which have directors and stockholders in common with the Company as follows:

  •
  An agreement through August 1, 2017 pursuant to which MVS provides Cinelatino with satellite and support services including origination, uplinking and satellite delivery of two feeds of Cinelatino's channel (for U.S. and Latin America), master control and monitoring, dubbing, subtitling and close captioning, and other support services (the "Satellite and

Hemisphere Media Group, Inc.

Notes to Consolidated Financial Statements (Continued)

Note 3. Related Party Transactions (Continued)

    Support Services Agreement"). Total expenses incurred were $2.1 million, $1.6 million and $0 for the years ended December 31, 2014, 2013 and 2012, respectively, and are included in cost of revenues.

  •
  A ten-year master license agreement through July 2017, which grants MVS the non-exclusive right (except with respect to pre-existing distribution arrangements between MVS and third party distributors that are effective at the time of the consummation of the Transaction) to duplicate, distribute and exhibit Cinelatino's service via cable, satellite or by any other means in Latin America and in Mexico to the extent that Mexico distribution is not owned by MVS. Pursuant to the agreement, Cinelatino receives revenue net of MVS's distribution fees, which is presently equal to 13.5% of all license fees collected from distributors in Latin America and Mexico. Total revenues recognized were $4.2 million, $2.7 million and $0 for the years ended December 31, 2014, 2013 and 2012, respectively.

  •
  An affiliation agreement through August 1, 2017 for the distribution and exhibition of Cinelatino's programming service through Dish Mexico (dba Commercializadora de Frecuencias Satelitales, S de R.L. de C.V.), an MVS affiliate that transmits television programming services throughout Mexico. Total revenues recognized were $1.9 million, $1.3 million and $0 for the years ended December 31, 2014, 2013 and 2012 respectively.

  •
  A distribution agreement that gave MVS the exclusive right to negotiate the terms of the distribution, sub-distribution and exhibition of Cinelatino throughout the United States of America. The agreement stipulated a distribution fee of 13.5% of the revenue received from all multiple system operators. Upon consummation of the Transaction on April 4, 2013, the agreement was terminated effective January 1, 2013. In consideration for such termination, the Company made a cash payment to MVS in an amount equal to $3.8 million, which is reflected in selling, general and administrative expenses in 2013. See Note 2.

  •
  In November 2013, we licensed six movies from MVS. The agreement granted Cinelatino certain cable television and free video on demand rights in the United States, its territories, possessions, and commonwealths (including Puerto Rico), and Latin America (excluding Brazil). Expenses incurred under this agreement are included in cost of revenues and amounted to $0 million and $0 million for the years ended December 31, 2014 and 2013, respectively. At December 31, 2014 and 2013, $0.1 million and $0.1 million is included in programming rights related to this agreement.

        Amounts due from MVS pursuant to the agreements noted above, net of an allowance for doubtful accounts, amounted to $3.4 million and $2.1 million at December 31, 2014 and 2013, respectively, and are remitted monthly. Amounts due to MVS pursuant to the agreements noted above amounted to $0.7 million and $0.5 at December 31, 2014 and 2013, respectively, and are remitted monthly.

Hemisphere Media Group, Inc.

Notes to Consolidated Financial Statements (Continued)

Note 3. Related Party Transactions (Continued)

        We entered into a three-year consulting agreement effective April 9, 2013 with James M. McNamara, a member of the Company's board of directors, to provide the development, production and maintenance of programming, affiliate relations, identification and negotiation of carriage opportunities, and the development, identification and negotiation of new business initiatives including sponsorship, new channels, direct-to-consumer programs and other interactive initiatives. Prior to that, Cinelatino entered into a consulting agreement with an entity owned by James M. McNamara. Total expenses incurred under these agreements are included in selling, general and administrative expenses and amounted to $0.2 million and $0.2 million for the years ended December 31, 2014 and 2013, respectively. Amounts due this related party totaled $0.1 million at December 31, 2014 and 2013.

        We have entered into programming agreements with Panamax Films, LLC ("Panamax"), an entity owned by James M. McNamara for the licensing of three specific movie titles. Expenses incurred under this agreement are included in cost of revenues in the accompanying consolidated statements of operations, and amounted to $0 million for each of the years ended December 31, 2014, 2013 and 2012. At December 31, 2014 and 2013, $0.2 million and $0.1 million, respectively, is included in other assets in the accompanying consolidated balance sheets as prepaid programming related to these agreements.

        During 2013, we engaged Pantelion to assist in the theatrical distribution of a feature film in the United States. Pantelion is a joint venture made up of several organizations, including Panamax Films, LLC ("Panamax"), Lions Gate Films Inc. ("Lions Gate") and Grupo Televisa. Panamax is owned by James McNamara, who is also the Chairman of Pantelion. We agreed to pay to Pantelion in connection with their services no more than 12.5% of all "rentals" (box-office proceeds earned from the theatrical run of the film and reimbursable expenses). Total expenses incurred are included in cost of revenues in the accompanying consolidated statements of operations and amounted to $0 and $0.3 million for the years ended December 31, 2014 and 2013, respectively. Amounts due Pantelion at December 31, 2014 and 2013 totaled $0.

        Subsequent to the year ended December 31, 2014, we are operating under a non-binding term sheet (subject to documentation and execution of a definitive agreement) to license the rights to fourteen (14) motion pictures from Lions Gate for a total license fee of $0.8 million. Lions Gate has an agreement with Pantelion, to act as Pantelion's exclusive agent with respect to licensing certain content which is owned by Pantelion. Fees paid by Cinelatino to Lions Gate may be remunerated to Pantelion in accordance with their financial arrangements.

Hemisphere Media Group, Inc.

Notes to Consolidated Financial Statements (Continued)

Note 4. Property and Equipment

        Property and equipment at December 31, 2014 and 2013 consists of the following (amounts in thousands):

	2014	2013
Land and improvements	$8,724	$8,724
Building	7,066	6,827
Equipment	23,270	21,880
Towers	5,433	5,260

	44,493	42,691
Less: accumulated depreciation	(22,969)	(19,581)

	21,524	23,110
Equipment installations in progress	2,343	1,565

	$23,867	$24,675

        Depreciation expense was $3.8 million, $3.8 million and $3.5 million for the years ended December 31, 2014, 2013 and 2012, respectively.

Note 5. Goodwill and Intangible Assets

        Goodwill and intangible assets consist of the following at December 31, 2014 and 2013 (amounts in thousands):

	December 31,
	2014	2013
Broadcast license	$41,356	$41,356
Goodwill	164,887	130,794
Other intangibles	91,611	34,610

Total intangible assets	$297,854	$206,760

        A summary of changes in the Company's goodwill and other indefinite lived intangible assets, on a net basis, for the years ended December 31, 2014 and 2013 is as follows (amounts in thousands):

	Net Balance at December 31, 2013	Additions	Impairment	Net Balance at December 31, 2014
Broadcast license	$41,356	$—	$—	$41,356
Goodwill	130,794	34,093	—	164,887
Brands	—	15,986	—	15,986
Other intangibles	700	—	—	700

Total indefinite-lived intangibles	$172,850	$50,079	$—	$222,929

Hemisphere Media Group, Inc.

Notes to Consolidated Financial Statements (Continued)

Note 5. Goodwill and Intangible Assets (Continued)

	Net Balance at December 31, 2012	Additions	Impairment	Net Balance at December 31, 2013
Broadcast licenses	$41,356	$—	$—	$41,356
Goodwill	$10,983	119,811	—	130,794
Other intangibles	700	—	—	700

Total indefinite-lived intangible	$53,039	$119,811	$—	$172,850

        A summary of the changes in the Company's other amortizable intangible assets for the years ended December 31, 2014 and 2013 is as follows (amounts in thousands):

	Net Balance at December 31, 2013	Additions	Amortization	Net Balance at December 31, 2014
Affiliate relationships	$33,910	$46,014	$(10,860)	$69,064
Advertiser Relationships	—	3,310	(414)	2,896
Non-Compete Agreement	—	3,294	(412)	2,882
Other intangibles	—	1,140	(1,057)	83

Total Finite-lived intangibles	$33,910	$53,758	$(12,743)	$74,925

	Net Balance at December 31, 2012	Additions	Amortization	Net Balance at December 31, 2013
Affiliate relationships	$978	$37,900	$(4,968)	$33,910

        The aggregate amortization expense of the Company's amortizable intangible assets was $12.7 million, $5.0 million and $0.2 million for the years ended December 31, 2014, 2013 and 2012. The weighted average remaining amortization period is 6.0 years at December 31, 2014.

        Future estimated amortization expense is as follows (amounts in thousands):

Year Ending December 31,	Amount
2015	$13,482
2016	13,399
2017	13,227
2018	13,169
2019	8,432
2020 and thereafter	13,216

$74,925

Hemisphere Media Group, Inc.

Notes to Consolidated Financial Statements (Continued)

Note 6. Income Taxes

        For the years ended December 31, 2014, 2013 and 2012, income tax expense is composed of the following (amounts in thousands):

	2014	2013	2012
Current income tax expense	4,693	$2,101	$4,566
Deferred income tax (benefit) expense	(2,264)	1,029	1,719

	$2,429	$3,130	$6,285

        Current tax expense for the years ended December 31, 2014, 2013 and 2012 includes $1.1 million, $0.6 million and $0 of foreign withholding tax, respectively.

        For the years ended December 31, 2014, 2013 and 2012, the Company's income tax expense and effective tax rates were as follows:

	2014	2013	2012
Pre-tax book income—US Only	35.0%	34.0%	34.0%
Pre-tax book income—PR Only	16.9%	–3.9%	24.7%
Permanent items	3.2%	–164.6%	0.3%
Return to provision true-ups	–3.8%	27.9%	–0.1%
Foreign rate differential	3.4%	–7.4%	–3.9%
Foreign tax credits	–31.1%	90.2%	–16.9%
Current/Deferred—rate difference	0.0%	0.9%	0.4%
Change in valuation allowance	–19.6%	–212.6%	0.0%
Foreign withholding taxes	8.9%	0.0%	0.0%
Deferred foreign tax credit offset	4.0%	–20.4%	–1.6%
State taxes and state rate change	1.9%	146.9%	0.0%
Federal rate change	0.0%	–152.8%	–0.9%

	18.8%	–261.8%	36.0%

        For the year ended December 31, 2014, the items that significantly affect the differences between the tax provision calculated at the statutory federal income tax rate and the actual tax benefit recorded relate to increases in taxes in Puerto Rico that will generate offsetting U.S. foreign tax credits and the reduction of the valuation allowance.

        For the year ended December 31, 2013, the items that significantly affect the differences between the tax provision calculated at the statutory federal income tax rate and the actual tax benefit recorded relate to permanent differences related to non-deductible expenses in conjunction with the Transaction, increases in taxes in Puerto Rico that will not generate offsetting U.S. foreign tax credits and the change in the valuation allowance.

        For the year ended December 31, 2012, the items that significantly affected the differences between the tax provision calculated at the statutory federal income tax rate and the actual tax

Hemisphere Media Group, Inc.

Notes to Consolidated Financial Statements (Continued)

Note 6. Income Taxes (Continued)

benefit recorded, were increases in taxes in Puerto Rico that will not generate offsetting U.S. foreign tax credits and permanent differences for meals and entertainment, respectively.

        The Company may be audited by federal, state and local tax authorities, and from time to time these audits could result in proposed assessments. The Company has open tax years from 2010 forward for federal and state tax purposes. The Company believes appropriate provisions for all outstanding issues have been made for all jurisdictions and all open years.

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities calculated for financial reporting purposes and the amounts calculated for preparing its income tax returns in accordance with tax regulations and the net tax effects of operating loss and tax credits carried forward. Net deferred tax liabilities consist of the following components as of December 31, 2014 and 2013 (amounts in thousands):

	2014	2013
Deferred tax assets:
Allowances for doubtful accounts	$1,091	$884
Deferred branch tax benefit	16,592	17,159
Deferred income	31	48
Accrued expenses	3,299	3,052
Foreign tax credit	2,592	3,059
Stock compensation	2,918	1,962
Pension	1,041	—
Intangibles	2,651	2,281

	30,215	28,445
Less: valuation allowance	—	(2,514)

	30,215	25,931

Deferred tax liabilities:
Prepaid expenses	(200)	(166)
Intangibles	(25,807)	(30,600)
Property and equipment	(4,032)	(4,215)
Amortization expense	(7,624)	(1,043)
Other liabilities	—	(82)

Total deferred tax liabilities	(37,663)	(36,106)

	$(7,448)	$(10,175)

Hemisphere Media Group, Inc.

Notes to Consolidated Financial Statements (Continued)

Note 6. Income Taxes (Continued)

        The deferred tax amounts mentioned above have been classified on the accompanying consolidated balance sheets at December 31, 2014 and 2013 as follows (amounts in thousands):

	2014	2013
Current assets	$4,222	$3,472

Noncurrent liabilities	$11,670	$13,647

        The realization of deferred tax assets depends on the generation of sufficient taxable income of the appropriate character and in the appropriate taxing jurisdiction during the future periods in which the related temporary differences become deductible. A valuation allowance is provided to reduce such deferred tax assets to amounts more likely than not to be ultimately realized. For the year ended December 31, 2014, the Company reversed a valuation allowance of $2.5 million on the deferred tax assets to increase the total amount that management believes will be ultimately realized, due to the expected increase in income following the Cable Networks Acquisition on April 1, 2014. For the year ended December 31, 2013, the Company had provided a valuation allowance of $2.5 million on the deferred tax assets to reduce the total amount that management believes will be ultimately realized, due to the change in the Puerto Rico corporate tax rate from 30% to 39% in June 2013.

        At December 31, 2014 and 2013, the Company has foreign tax credit carryforwards for U.S. federal purposes and foreign minimum credits totaling $2.6 million and $3.1 million, respectively, which expire during the years 2022 through 2024.

        Upon audit, taxing authorities may prohibit the realization of all or part of an uncertain tax position. While the Company has no history of tax audits, the Company regularly assesses the outcome of potential examinations in each of the tax jurisdictions when determining the adequacy of the amount of unrecognized tax benefit recorded. The Company recognizes interest and penalties related to uncertain tax positions, if any, in income tax expense. As of December 31, 2013, the Company has no uncertain tax position reserves or related interest and penalties. However, during 2014, the Company identified an uncertain tax position and recorded a gross uncertain tax position of $0.7 million with an offsetting deferred tax asset. As a result, if this uncertain tax position is realized, only the amount related to the interest will impact the tax rate. The company accrued $0 million of interest related to this item.

Hemisphere Media Group, Inc.

Notes to Consolidated Financial Statements (Continued)

Note 7. Long-Term Debt

        Long-term debt as of December 31, 2014 and 2013 consists of the following (amounts in thousands):

	December 31, 2014	December 31, 2013
Senior Notes due July 2020	$221,791	$172,481
Less: Current portion	(2,250)	(1,750)

	$219,541	$170,731

        On July 30, 2013 certain of our subsidiaries (the "Borrowers") entered into a credit agreement providing for a $175.0 million senior secured term loan B facility (the "Term Loan Facility") which matures on July 30, 2020. On July 31, 2014, certain of our subsidiaries amended the Term Loan Facility (the "Amended Term Loan Facility") which provides for an aggregate principal amount of $225.0 million and matures on July 30, 2020. Pricing on the Amended Term Loan Facility was set at LIBOR plus 400 basis points (decreased from a margin of 500 basis points) subject to a LIBOR floor of 1.00% (decreased from a LIBOR floor of 1.25%), resulting in an effective interest rate 5.00%, and 0.5% of original issue discount ("OID"). The Amended Term Loan Facility also provides an uncommitted accordion option (the "Incremental Facility") allowing for additional borrowings under the Amended Term Loan Facility up to an aggregate principal amount equal to (i) $40.0 million plus (ii) an additional amount of up to 4.0x first lien net leverage. The obligations under the Amended Term Loan Facility are guaranteed by HMTV, LLC, our direct wholly-owned subsidiary, and all of our existing and future subsidiaries (subject to certain exceptions in the case of immaterial subsidiaries). Additionally, the Amended Term Loan Facility provides for an uncommitted incremental revolving loan option in an aggregate principal amount of up to $20.0 million, which shall be secured on a pari passu basis by the collateral securing the Amended Term Loan Facility. The Amended Term Loan Facility is secured by a first-priority perfected security interest in substantially all of our assets.

        The proceeds of the Amended Term Loan Facility, were used to pay fees and expenses associated with the Cable Networks Acquisition, and for general corporate purposes including potential future acquisitions. The OID of $2.1 million, net of accumulated amortization of $0.3 million at December 31, 2014, was recorded as a reduction to the principal amount of the Amended Term Loan Facility outstanding and will be amortized as a component of interest expense over the term of the Amended Term Loan Facility. We recorded $2.8 million of deferred financing costs associated with the Term Loan Facility, as amended, net of accumulated amortization of $0.5 million at December 31, 2014, which will be amortized utilizing the effective interest rate method over the remaining term of the Amended Term Loan Facility. We recorded a $1.1 million loss on early extinguishment of debt; $0.7 million related to deferred costs and $0.4 million related to OID. Additionally, we incurred $1.0 million of deferred financing costs related to the Amended Term Loan Facility in accordance with ASC 470—Debt, which is included in Other Expenses on the accompanying Consolidated Statement of Operations.

Hemisphere Media Group, Inc.

Notes to Consolidated Financial Statements (Continued)

Note 7. Long-Term Debt (Continued)

        The Amended Term Loan Facility principal payments are payable on quarterly due dates commencing September 30, 2014, with a final installment on July 30, 2020.

        In addition, pursuant to the terms of the Amended Term Loan Facility, within 90 days after the end of each fiscal year (commencing with the fiscal year ending December 31, 2015), the Borrowers are required to make a prepayment of the loan principal in an amount equal to 50% of the excess cash flow of the most recently completed fiscal year. Excess cash flow is generally defined as net income plus depreciation and amortization expense, less mandatory prepayments of the term loan, interest charges, income taxes and capital expenditures, and adjusted for the change in working capital. The percentage of the excess cash flow used to determine the amount of the prepayment of the loan declines from 50% to 25% and again to 0% at lower leverage ratios.

        Following are maturities of long-term debt, at December 31, 2014 (amounts in thousands):

Year Ending December 31,
2015	$2,250
2016	2,250
2017	2,250
2018	2,250
2019 and thereafter	214,875

$223,875

Note 8. Stockholders' Equity

Capitalization

        On April 4, 2013, the merger by and among Cinelatino, WAPA Holdings and Azteca providing for the acquisition of Cinelatino and the combination of WAPA Holdings and Azteca as indirect, wholly-owned subsidiaries of Hemisphere (the "Transaction") was consummated.

        In connection with the Transaction (i) the holders of Cinelatino common stock and the holder of membership interests in WAPA Holdings (the "Cinelatino/WAPA Investors") surrendered their respective interests and received an aggregate of 33,000,000 shares of Hemisphere Class B common stock, par value $0.0001 ("Class B common stock"), a cash payment equal to an aggregate of $5.0 million, and purchased 2,333,334 warrants from Azteca founders to purchase Hemisphere Class A common stock, par value $0.0001 (such warrants, "Warrants" and such stock, "Class A common stock"); (ii) each share of Azteca common stock was automatically converted into one share of Class A common stock; (iii) each Amended Azteca Warrant, as defined below, was automatically converted into an equal number of Warrants; and (iv) immediately prior to the consummation of the Transaction, Azteca Acquisition Holdings, LLC and certain existing shareholders of Azteca contributed 250,000 shares of Azteca common stock to Azteca for cancellation and agreed to subject an additional 250,000 shares of Class A common stock to certain forfeiture provisions (in addition to 735,294 shares of Class A common stock already

Hemisphere Media Group, Inc.

Notes to Consolidated Financial Statements (Continued)

Note 8. Stockholders' Equity (Continued)

subject to forfeiture under pre-existing agreements) if the market price of shares of Hemisphere Class A common stock does not reach certain levels. Following the consummation of the Transaction, there were 10,991,100 shares of Class A stock outstanding and 33,000,000 shares of Hemisphere Class B stock outstanding. Subsequent to the Transaction, an additional 250,000 shares of Class A restricted stock were issued. From time to time the Company has issued Class A common stock to certain members of management and board of directors as equity compensation, subject to time and performance vesting conditions, as discussed below.

        In December 2014, a shareholder of Class B common stock transferred 3.0 million shares of Class B common stock to a third party. As a result, the Class B common stock was automatically converted to Class A common stock.

Voting

        Class B common stock votes on a 10 to 1 basis with the Class A common stock, which means that each share of Class B common stock will have 10 votes and each share of Class A common stock will have 1 vote. The Class B common stock shall be convertible in whole or in part at any time at the option of the holder or holders thereof, into an equal number of Class A common stock.

Equity Incentive Plans

        An aggregate of 4.0 million shares of our Class A common stock were authorized for issuance under the terms of the Hemisphere Media Group, Inc. 2013 Equity Incentive Plan (the "2013 Equity Incentive Plan). At December 31, 2014, 1.0 million shares remained available for issuance of stock options or other stock-based awards under our Equity Incentive Plan (including shares of restricted Class A common stock surrendered to the Company in payment of taxes required to be withheld in respect of vested shares of restricted Class A common stock and available for issuance). The expiration date of the 2013 Equity Incentive Plan, on and after which date no awards may be granted, is April 4, 2023. The Company's board of directors administers the 2013 Equity Incentive Plan, and has the sole and plenary authority to, among other things: (i) designate participants; (ii) determine the type, size, and terms and conditions of awards to be granted; (iii) determine the method by which an award may be settled, exercised, canceled, forfeited, or suspended.

        The Company's time-based restricted stock awards and option awards generally vest in three equal annual installments beginning on the first anniversary of the grant date, subject to the grantee's continued employment or service with the Company. The Company's event-based restricted stock awards and option awards generally vest either upon the Company's Class A common stock attaining a $15.00 closing price per share, as quoted on the NASDAQ Global Market, on at least 10 trading days, subject to the grantee's continued employment or service with

Hemisphere Media Group, Inc.

Notes to Consolidated Financial Statements (Continued)

Note 8. Stockholders' Equity (Continued)

the Company. Other event-based restricted stock awards granted to certain members of our Board vest on the day preceding the Company's annual shareholder meeting.

Stock-Based Compensation

        Stock-based compensation expense related to stock options and restricted stock was $5.9 million, $7.2 and $0 for the years ended December 31, 2014, 2013 and 2012, respectively. At December 31, 2014, there was $3.6 million of total unrecognized compensation cost related to non-vested stock options, which is expected to be recognized over weighted-average period of 2.2 years. At December 31, 2014, there was $3.7 million of total unrecognized compensation cost related to non-vested restricted stock, which is expected to be recognized over a weighted-average period of 1.3 years.

Stock Options

        The fair value of stock options granted is estimated at the date of grant using the Black-Scholes pricing model for time-based options and the Monte Carlo simulation model for event-based options. The expected term of options granted is derived using the simplified method under ASC 718-10-S99-1/SEC Topic 14.D for "plain vanilla" options and the Monte Carlo simulation for event-based options. Expected volatility is based on the historical volatility of the Company's competitors given its lack of trading history. The risk- free interest rate is based on the U.S. Treasury yield for a period consistent with the expected term of the option in effect at the time of the grant. The Company has estimated forfeitures of 1.5%, as the awards are to management for which the Company expects lower turnover, and has assumed no dividend yield, as dividends have never been paid to stock or option holders and will not be paid for the foreseeable future.

Black-Scholes Option Valuation Assumptions	2014	2013
Risk-free interest rate	1.76% - 1.92%	.93% - 2.03%
Dividend yield	—	—
Volatility	28.4% - 30.9%	34.4% - 36.7%
Weighted-average expected term (years)	6.0 - 6.3	6.0

Monte Carlo Option Valuation Assumptions	2014	2013
Risk-free interest rate	—	1.78%
Dividend yield	—	—
Volatility	—	36.70%
Weighted-average expected term (years)	—	5.4 - 5.8

Hemisphere Media Group, Inc.

Notes to Consolidated Financial Statements (Continued)

Note 8. Stockholders' Equity (Continued)

        The following table summarizes stock option activity for the years ended December 31, 2014 and 2013 (shares and intrinsic values in thousands):

	Number of shares	Weighted- average exercise price	Weighted- average remaining contractual term	Aggregate intrinsic value
Outstanding at January 1, 2013	—	—	—	—
Granted	1,730	$11.20	9.3	$1,157
Exercised	—	—	—	—
Forfeited or expired	—	—	—	—

Outstanding at December 31, 2013	1,730	$11.20	9.3	$2,208
Granted	140	11.56	9.7	—
Exercised	—	—	—	—
Forfeited or expired	—	—	—	—

Outstanding at December 31, 2014	1,870	$11.23	8.4	$4,721

Vested at December 31, 2014	670	$11.07	8.2	$1,787

Exercisable at December 31, 2014	670	$11.07	8.2	$1,787

        The weighted average grant date fair value of options granted for the year ended December 31, 2014 was $3.75. At December 31, 2014, 0.3 million options granted are unvested, event-based options.

Restricted Stock

        Certain employees and directors have been awarded restricted stock under the 2013 Equity Incentive Plan. The time-based restricted stock grants vest primarily over a period of three years. The fair value and expected term of event-based restricted stock grants is estimated at the grant date using the Monte Carlo simulation model.

Monte Carlo Option Valuation Assumptions	2014	2013
Risk-free interest rate	—	0.52%
Dividend yield	—	—
Volatility	—	36.70%
Weighted-average expected term (years)	—	0.6 - 1.3

Hemisphere Media Group, Inc.

Notes to Consolidated Financial Statements (Continued)

Note 8. Stockholders' Equity (Continued)

        The following table summarizes restricted share activity for the years ended December 31, 2014 and 2013 (shares in thousands):

	Number of shares	Weighted-average grant date fair value
Outstanding at January 1, 2013	—	$—
Granted	1,195	9.81
Vested	(250)	8.41
Forfeited	—	—

Outstanding at December 31, 2013	945	$10.18
Granted	79	11.34
Vested	(305)	11.33
Forfeited	—	—

Outstanding at December 31, 2014	719	$9.82

        At December 31, 2014, 0.2 million shares of restricted stock issued are unvested, event-based shares.

Warrants

        In connection with the capitalization of the Company noted above, the Company has issued 14.7 million warrants, which qualify as equity instruments. Each warrant entitles the holder to purchase one-half of the number of shares of our Class A common stock at a price of $6.00 per half share. At December 31, 2014, 14.7 million warrants were issued and outstanding, which are exercisable into 7.3 million shares of our Class A common stock. Warrants are only exercisable for a whole number of shares of common stock (i.e. only an even number of warrants may be exercised at any given time by a registered holder). As a result, a holder must exercise at least two warrants, at an effective exercise price of $12.00 per warrant. At the option of the Company, 10.0 million warrants may be called for redemption, provided that the last sale price of our Class A common stock reported has been at least $18.00 per share on each of twenty trading days within the thirty-day period ending on the third business day prior to the date on which notice of redemption is given. The warrants expire on April 4, 2018. During the year ended December 31, 2014, we issued 50 shares of our Class A common stock upon the exercise of one hundred warrants for a total exercise proceeds of $600.

Note 9. Contingencies

        The Company is involved in various legal actions, generally related to its operations. Management believes, based on advice from legal counsel, that the outcome of such legal actions will not adversely affect the financial condition of the Company.

Hemisphere Media Group, Inc.

Notes to Consolidated Financial Statements (Continued)

Note 10. Commitments

        The Company has entered into certain rental property contracts with third parties, which are accounted for as operating leases. Rental expense was $0.3 million, $0.3 million and $0.2 million for the years ended December 31, 2014, 2013 and 2012, respectively

        The Company has certain commitments including various operating leases.

        Future minimum payments for these commitments and other commitments, primarily programming, are as follows (amounts in thousands):

Year Ending December 31,	Operating Leases	Other Commitments	Total
2015	$55	$7,402	$7,457
2016	10	2,971	2,981
2017	—	647	647
2018	—	114	114
2019 and thereafter	—	106	106

Total	$65	$11,240	$11,305

Note 11. Retirement Plans

        WAPA, a wholly owned subsidiary of the Company, makes contributions to the Televicentro de Puerto Rico Special Retirement Benefits (the "Retirement Plan"). The Retirement Plan is available to all reporters and union employees after completing three (3) months of service. Eligible employees, those meeting active service minimums and minimum age requirements, are eligible to receive a one-time lump sum payment at retirement, of two (2) weeks per year of service capped at a maximum payment of forty-five (45) weeks. The number of retirees is capped at five (5) per year. There are 155 participants in the Retirement Plan.

        Following is the plan's projected benefit obligation for the years ended December 31, 2014 and 2013. (amounts in thousands):

	2014	2013
Projected benefit obligation:
Balance, beginning of the year	$2,114	$2,127
Service cost	82	83
Interest cost	105	84
Actuarial gain (loss)	457	(157)
Benefits paid to participants	(76)	(23)

Balance, end of year	$2,682	$2,114

Hemisphere Media Group, Inc.

Notes to Consolidated Financial Statements (Continued)

Note 11. Retirement Plans (Continued)

        At December 31, 2014, 2013 and 2012, the funded status of the plan was as follows (amounts in thousands):

	2014	2013	2012
Excess of benefit obligation over the value of plan assets	$(2,682)	$(2,114)	$(2,127)
Unrecognized net actuarial loss	904	473	666
Unrecognized prior service cost	86	103	122

Accrued benefit cost	$(1,692)	$(1,538)	$(1,339)

        The plan is unfunded. As such, the Company is not required to make annual contributions to the plan.

        At December 31, 2014 and 2013, the amounts recognized in the consolidated balance sheets were classified as follows (amounts in thousands):

	2014	2013
Accrued benefit cost	$(2,682)	$(2,114)
Accumulated other comprehensive loss	990	576

Net amount recognized	$(1,692)	$(1,538)

        Amounts recorded in accumulated other comprehensive loss are reported net of tax.

        The benefits expected to be paid in each of the next five years and thereafter are as follows (amounts in thousands):

Years Ending December 31,	Amount
2015	$52
2016	106
2017	125
2018	216
2019 through 2024	998

$1,497

        For the years ended December 31, 2014 and 2013, the following weighted-average rates were used:

	2014	2013
Discount rate on the benefit obligation	3.80%	4.95%
Rate of employee compensation increase	4.00%	4.00%

Hemisphere Media Group, Inc.

Notes to Consolidated Financial Statements (Continued)

Note 11. Retirement Plans (Continued)

        Pension expense for the years ended December 31, 2014, 2013 and 2012, consists of the following (amounts in thousands):

	2014	2013	2012
Service cost	$82	$83	$60
Interest cost	105	84	90
Expected return on plan assets	—	—	—
Recognized actuarial loss (gain)	—	—	—
Amortization of prior service cost	17	19	21
Net loss amortization	27	36	21

	$231	$222	$192

        WAPA, makes contributions to the Newspaper Guild International Pension Plan (the "Plan" or "TNGIPP"), a multiemployer pension plan with a plan year end of December 31 that provides defined benefits to certain employees covered by two collective bargaining agreements (the "CBAs"), which expire on July 23, 2015 and June 27, 2016, respectively. WAPA's contribution rates to the Plan are generally determined in accordance with the provisions of the CBAs.

        The risks in participating in such a plan are different from the risks of single-employer plans, in the following respects:

  •
  Assets contributed to a multiemployer plan by one employer may be used to provide benefits to employees of other participating employer.

  •
  If a participating employer ceases to contribute to a multiemployer plan, the unfunded obligation of the plan may be borne by the remaining participating employer.

        Under current law regarding multiemployer defined benefit plans, a plan's termination, WAPA's voluntary withdrawal, or the mass withdrawal of all contributing employers from any underfunded multiemployer defined benefit plan would require us to make payments to the plan for our proportionate share of the multiemployer plan's unfunded vested liabilities. WAPA has received Annual Funding Notices, Report of Summary Plan Information, Critical Status Notices ("Notices") and a Rehabilitation Plan, as defined by the Pension Protection Act of 2006 ("PPA"), from the Plan. The Notices indicate that the Plan actuary has certified that the Plan is in critical status, the "Red Zone", as defined by the PPA, and that a plan of rehabilitation ("Rehabilitation Plan") was adopted by the Trustees of the Plan ("Trustees") on May 1, 2010. On May 29, 2010, the Trustees sent WAPA a Notice of Reduction and Adjustment of Benefits Due to Critical Status explaining all changes adopted under the Rehabilitation Plan, including the reduction or elimination of benefits referred to as "adjustable benefits." In connection with the adoption of the Rehabilitation Plan, most of the Plan participating unions and contributing employers (including the Newspaper Guild International and WAPA), agreed to one of the "schedules" of changes as set forth under the Rehabilitation Plan. The Company elected the "preferred schedule" and executed a Memorandum of Agreement, effective May 27, 2010 (the "MOA") and agreed to the

Hemisphere Media Group, Inc.

Notes to Consolidated Financial Statements (Continued)

Note 11. Retirement Plans (Continued)

following contribution rate increases: 3.0% beginning on January 1, 2013; an additional 3.0% beginning on January 1, 2014; and an additional 3.0% beginning on January 1, 2015.

        The surcharges and effect of the Rehabilitation Plan as described above are not anticipated to have a material effect on the Company's results of operations. However, in the event other contributing employers are unable to, or fail to, meet their ongoing funding obligations, the financial impact on WAPA to contribute to any plan underfunding may be material. In addition, if a United States multiemployer defined benefit plan fails to satisfy certain minimum funding requirements, the Internal Revenue Service may impose a nondeductible excise tax of 5.0% on the amount of the accumulated funding deficiency for those employers contributing to the fund.

        WAPA could also be obligated to pay additional contributions (known as complete or partial withdrawal liabilities) due to the unfunded vested benefits of the Plan, in the event that WAPA withdrew from the plan during the five-year period beginning on the effective date of the MOA. The withdrawal liability (which could be material) in the event of the foregoing, would equal the total lump sum of contributions that WAPA would have been obligated to pay the Plan through the date of withdrawal, under the "default schedule" of the Rehabilitation Plan (5.0% surcharge in the initial year and 10% for each successive year thereafter the plan is in critical status), less any contributions actually paid by WAPA to the Plan under the "preferred schedule."

        Further information about the Plan is presented in the table below (amounts in thousands):

		Pension Protection Act Zone Status	Funding Improvement Plan/Rehabilitation Plan	WAPA's Contribution				Expiration Date of Collective Bargaining Agreements
							Surcharge Imposed
Pension Fund	EIN	2013	Status	2014	2013	2012
TNGIPP (Plan No. 001)	52-1082662	Red	Implemented	$144	$144	$113	Yes	July 21, 2015 June 27, 2016

Note 12. Quarterly Financial Data (Unaudited)

        (Amounts in thousands, except per share amounts)

	2014 Quarters Ended(a)(c)
	March 31	June 30	September 30	December 31
Net revenues	$20,951	$29,055	$28,781	$33,202
Operating income	3,647	6,612	5,559	10,211
Net income	248	5,318	663	4,330
Earnings per share:
Basic	$0.01	$0.13	$0.02	$0.10
Dilutive	$0.01	$0.13	$0.02	$0.10

Hemisphere Media Group, Inc.

Notes to Consolidated Financial Statements (Continued)

Note 12. Quarterly Financial Data (Unaudited) (Continued)

	2013 Quarters Ended(b)(c)
	March 31	June 30	September 30	December 31
Net revenues	$13,495	$22,929	$23,705	$25,876
Operating (loss) income	(117)	(1,292)	4,110	5,019
Net (loss) income	(525)	(2,426)	(3,985)	2,639
Earnings per share:
Basic	$(525)	$(0.06)	$(0.09)	$0.06
Dilutive	$(525)	$(0.06)	$(0.09)	$0.06

(a)
On April 1, 2014, the Cable Networks Acquisition was consummated, and the operating results are included in our consolidated financial statements as of the date of the acquisition.

(b)
On April 4, 2013, the merger by and among Cinelatino, WAPA Holdings and Azteca providing for the combination of Cinelatino, WAPA Holdings and Azteca as indirect, wholly-owned subsidiaries of Hemisphere (the "Transaction") was consummated. Although Hemisphere issued the equity interests in the Transaction, since it was a new entity formed solely to issue these equity interests to effect the Transaction it was not considered the acquirer and one of the combining entities that existed before the transaction was identified as the acquirer. WAPA was identified as the accounting acquirer and predecessor, whose historical results became the results of Hemisphere. The operating results of the acquired businesses are included in our consolidated financial statements as of the Transaction date.

(c)
The sum of the quarters will not equal the full year due to rounding.

3,195,583 Shares

Hemisphere Media Group, Inc.
Class A Common Stock

PROSPECTUS

Joint Book-Running Managers

RBC CAPITAL MARKETS        GUGGENHEIM SECURITIES        STIFEL

Co-Manager

MAXIM GROUP LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

        The following table sets forth the expenses payable by the registrant and Hicks, Muse, Tate & Furst Equity Fund III, L.P. and HM3 Coinvestors, L.P. expected to be incurred in connection with the issuance and distribution of the Class A common stock being registered hereby (other than underwriting discounts and commissions). All of such expenses are estimates, except for the Securities and Exchange Commission, or the SEC, registration fee and the Financial Industry Regulatory Authority, or FINRA, filing fee.

SEC registration fees	$5,434
FINRA filing fee	7,583
Transfer agent's fees	5,500
Legal fees and expenses	400,000
Accounting fees and expenses	45,000
Printing expenses	80,000
Miscellaneous expenses	10,000

Total(1)	$553,517

(1)
Hicks, Muse, Tate & Furst Equity Fund III, L.P. and HM3 Coinvestors, L.P. shall pay approximately 81% and the Company shall pay approximately 19% of the final expenses incurred in connection with the issuance and distribution of the Class A common stock registered hereby.

Item 15.    Indemnification of Directors and Officers

        Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, that such provision may not eliminate or limit the liability of a director for any breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law, for the payment of unlawful dividends or unlawful stock repurchases or redemptions, or for any transaction from which the director derived an improper personal benefit. Hemisphere's certificate of incorporation limits the personal liability of a director to the Registrant and its stockholders for monetary damages for a breach of fiduciary duty as a director to the fullest extent permitted by law.

        In addition, Section 145 of the DGCL permits a corporation to indemnify any of its directors, officers, employees or agents who was or is a party, or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or firm, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in and not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person's conduct was unlawful. In a derivative action, i.e., one by or in the right of a corporation, the corporation is permitted to indemnify any of its directors, officers, employees or agents against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of an action or suit if the person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made if such person will have been adjudged liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for such expenses despite the adjudication of liability. Hemisphere's certificate of incorporation provides for indemnification of directors or officers of the Registrant for any liability incurred in their official capacity to the fullest extent permissible under the DGCL.

Indemnification Agreements

        Hemisphere has entered into indemnification agreements with its directors, officers and key employees which may, in certain cases, be broader than the specific indemnification provisions contained in its amended and restated certificate of incorporation and amended and restated bylaws. The indemnification agreements require Hemisphere, among other things, to indemnify such officers, directors and key employees against certain liabilities that may arise by reason of their status or service as directors, officers or key employees of Hemisphere or of another entity at the request of Hemisphere and to advance the expenses incurred by such parties as a result of any threatened claims or proceedings brought against them as to which they could be indemnified.

Item 16.    Exhibits and Financial Statement Schedules

          (a)   Exhibits.    The following exhibits are included herein or incorporated herein by reference:

Exhibit No.		Description of Exhibits
1.1	*	Form of Underwriting Agreement.
2.1
Merger Agreement, dated as of January 22, 2013, by and among Azteca Acquisition Corporation, the Company, InterMedia Español Holdings, LLC, Cine Latino, Inc., Hemisphere Merger Sub I, LLC, Hemisphere Merger Sub II, Inc. and Hemisphere Merger Sub III, Inc. (incorporated herein by reference to Exhibit 2.1 to the Company's Registration Statement on Form S-4 filed with the Commission on January 25, 2013 (File No. 333-186210)).
2.2
Asset Purchase Agreement, dated as of January 22, 2014, by and among Hemisphere Media Holdings, LLC, Media World, LLC and the other parties named therein. (incorporated herein by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed with the Commission on January 23, 2014 (File No. 001-35886)).

Exhibit No.	Description of Exhibits
3.1	Amended and Restated Certificate of Incorporation of Hemisphere Media Group, Inc. (incorporated herein by reference to Exhibit 3.3 to Amendment No. 2 to the Company's Registration Statement on Form S-4 filed with the Commission on March 11, 2013 (File No. 333-186210)).
3.2
Amended and Restated Bylaws of Hemisphere Media Group, Inc. (incorporated herein by reference to Exhibit 3.4 to Amendment No. 2 to the Company's Registration Statement on Form S-4 filed with the Commission on March 11, 2013 (File No. 333-186210)).
4.1
Specimen Hemisphere Class A common stock Certificate (incorporated herein by reference to Exhibit 4.1 to Amendment No. 2 to the Company's Registration Statement on Form S-4 filed with the Commission on March 11, 2013 (File No. 333-186210)).
4.2
Specimen Hemisphere Class B common stock Certificate (incorporated herein by reference to Exhibit 4.2 to Amendment No. 2 to the Company's Registration Statement on Form S-4 filed with the Commission on March 11, 2013 (File No. 333-186210)).
4.3
Specimen Warrant Certificate (incorporated herein by reference to Exhibit 4.3 to Amendment No. 2 to the Company's Registration Statement on Form S-4 filed with the Commission on March 11, 2013 (File No. 333-186210)).
4.4
Equity Restructuring and Warrant Purchase Agreement, dated as of January 22, 2013, by and among Azteca Acquisition Corporation, the Company, Azteca Acquisition Holdings, LLC, Brener International Group, LLC, InterMedia Partners VII, L.P., InterMedia Cine Latino, LLC, Cinema Aeropuerto, S.A. de C.V. and the other parties identified therein (incorporated herein by reference to Exhibit 10.2 to Azteca Acquisition Corporation's Current Report on Form 8-K, filed with the Commission on January 23, 2013 (File No. 000-54443)).
4.5
Lock-Up Agreement, dated as of January 22, 2013, by and among InterMedia Español Holdings, LLC, Cine Latino, Inc. and the parties identified as "IM Investor," "Cine Investors" and "Azteca Investors" therein (incorporated herein by reference to Exhibit 4.5 to Amendment No. 2 to the Company's Registration Statement on Form S-4 filed with the Commission on March 11, 2013 (File No. 333-186210)).
4.6
Warrant Agreement, dated June 29, 2011, by and between Azteca Acquisition Corporation and Continental Stock Transfer & Trust Company (incorporated herein by reference to Exhibit 4.1 to Azteca Acquisition Corporation's Current Report on Form 8-K filed with the Commission on July 6, 2011 (File No. 000-54443)).
4.7
Assignment, Assumption and Amendment of Warrant Agreement, dated as of April 4, 2013, by and among Azteca Acquisition Corporation, the Company and Continental Stock Transfer & Trust Company (incorporated herein by reference to Exhibit 4.6 to the Company's Registration Statement on Form 8-A filed with the Commission on April 4, 2013 (File No. 000-54925)).

Exhibit No.		Description of Exhibits
4.8		Hemisphere Media Group, Inc. 2013 Equity Incentive Plan (incorporated herein by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-8 filed with the Commission on April 10, 2013 (File No. 333-187846)).
4.9
Registration Rights Agreement by and among the Company and the parties identified therein, dated January 22, 2013 (incorporated herein by reference to Exhibit 10.2 to Amendment No. 2 to the Company's Registration Statement on Form S-4 filed with the Commission on March 11, 2013 (File No. 333-186210)).
4.10†		Joinder and Waiver to Registration Rights Agreement, by and among the Company and the parties identified as Transferees and Investors therein, dated April 2, 2015.
5.1	*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.
23.1	*	Consent of McGladrey LLP, independent accountants for the Company.
23.2†		Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1).
101.INS†		XBRL Instance Document.
101.SCH†		XBRL Taxonomy Extension Schema.
101.CAL†		XBRL Taxonomy Extension Calculation Linkbase.
101.LAB†		XBRL Taxonomy Extension Label Linkbase.
101.PRE†		XBRL Taxonomy Extension Presentation Linkbase.
101.DEF†		XBRL Taxonomy Definition Linkbase

*
Filed herewith

†
Previously filed

Item 17.    Undertakings

        The undersigned registrant hereby undertakes:

          (a)(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act to any purchaser,

            (i)(A)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

            (B)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

          (5)   That, for purposes of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be sellers to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

            (ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or their securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          (b)   That, for purposes of determining liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities shall be deemed to be the initial bona fide offering thereof.

          (c)   That insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Gables, State of Florida, on May 4, 2015.

HEMISPHERE MEDIA GROUP, INC.
By:	/s/ ALAN J. SOKOL Alan J. Sokol Chief Executive Officer and President (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities indicated on May 4, 2015.

Signature	Title	Date

* Peter M. Kern	Chairman of the Board and Director	May 4, 2015
/s/ ALAN J. SOKOL Alan J. Sokol	Chief Executive Officer and President (Principal Executive Officer) and Director	May 4, 2015
* Craig D. Fischer	Chief Financial Officer (Principal Financial and Accounting Officer)	May 4, 2015
* Leo Hindery, Jr.	Director	May 4, 2015
* James M. McNamara	Director	May 4, 2015
* Ernesto Vargas Guajardo	Director	May 4, 2015
* Gabriel Brener	Director	May 4, 2015

Signature		Title	Date

* Eric C. Neuman		Director	May 4, 2015
* Vincent L. Sadusky		Director	May 4, 2015
* John Engelman		Director	May 4, 2015
*By:	/s/ ALAN J. SOKOL Alan J. Sokol Attorney-in-fact

EXHIBIT INDEX

Exhibit No.		Description of Exhibits
1.1	*	Form of Underwriting Agreement.
2.1
Merger Agreement, dated as of January 22, 2013, by and among Azteca Acquisition Corporation, the Company, InterMedia Español Holdings, LLC, Cine Latino, Inc., Hemisphere Merger Sub I, LLC, Hemisphere Merger Sub II, Inc. and Hemisphere Merger Sub III, Inc. (incorporated herein by reference to Exhibit 2.1 to the Company's Registration Statement on Form S-4 filed with the Commission on January 25, 2013 (File No. 333-186210)).
2.2
Asset Purchase Agreement, dated as of January 22, 2014, by and among Hemisphere Media Holdings, LLC, Media World, LLC and the other parties named therein. (incorporated herein by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed with the Commission on January 23, 2014 (File No. 001-35886)).
3.1
Amended and Restated Certificate of Incorporation of Hemisphere Media Group, Inc. (incorporated herein by reference to Exhibit 3.3 to Amendment No. 2 to the Company's Registration Statement on Form S-4 filed with the Commission on March 11, 2013 (File No. 333-186210)).
3.2
Amended and Restated Bylaws of Hemisphere Media Group, Inc. (incorporated herein by reference to Exhibit 3.4 to Amendment No. 2 to the Company's Registration Statement on Form S-4 filed with the Commission on March 11, 2013 (File No. 333-186210)).
4.1
Specimen Hemisphere Class A common stock Certificate (incorporated herein by reference to Exhibit 4.1 to Amendment No. 2 to the Company's Registration Statement on Form S-4 filed with the Commission on March 11, 2013 (File No. 333-186210)).
4.2
Specimen Hemisphere Class B common stock Certificate (incorporated herein by reference to Exhibit 4.2 to Amendment No. 2 to the Company's Registration Statement on Form S-4 filed with the Commission on March 11, 2013 (File No. 333-186210)).
4.3
Specimen Warrant Certificate (incorporated herein by reference to Exhibit 4.3 to Amendment No. 2 to the Company's Registration Statement on Form S-4 filed with the Commission on March 11, 2013 (File No. 333-186210)).
4.4
Equity Restructuring and Warrant Purchase Agreement, dated as of January 22, 2013, by and among Azteca Acquisition Corporation, the Company, Azteca Acquisition Holdings, LLC, Brener International Group, LLC, InterMedia Partners VII, L.P., InterMedia Cine Latino, LLC, Cinema Aeropuerto, S.A. de C.V. and the other parties identified therein (incorporated herein by reference to Exhibit 10.2 to Azteca Acquisition Corporation's Current Report on Form 8-K, filed with the Commission on January 23, 2013 (File No. 000-54443)).
4.5
Lock-Up Agreement, dated as of January 22, 2013, by and among InterMedia Español Holdings, LLC, Cine Latino, Inc. and the parties identified as "IM Investor," "Cine Investors" and "Azteca Investors" therein (incorporated herein by reference to Exhibit 4.5 to Amendment No. 2 to the Company's Registration Statement on Form S-4 filed with the Commission on March 11, 2013 (File No. 333-186210)).
4.6
Warrant Agreement, dated June 29, 2011, by and between Azteca Acquisition Corporation and Continental Stock Transfer & Trust Company (incorporated herein by reference to Exhibit 4.1 to Azteca Acquisition Corporation's Current Report on Form 8-K filed with the Commission on July 6, 2011 (File No. 000-54443)).

Exhibit No.		Description of Exhibits
4.7		Assignment, Assumption and Amendment of Warrant Agreement, dated as of April 4, 2013, by and among Azteca Acquisition Corporation, the Company and Continental Stock Transfer & Trust Company (incorporated herein by reference to Exhibit 4.6 to the Company's Registration Statement on Form 8-A filed with the Commission on April 4, 2013 (File No. 000-54925)).
4.8
Hemisphere Media Group, Inc. 2013 Equity Incentive Plan (incorporated herein by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-8 filed with the Commission on April 10, 2013 (File No. 333-187846)).
4.9
Registration Rights Agreement by and among the Company and the parties identified therein, dated January 22, 2013 (incorporated herein by reference to Exhibit 10.2 to Amendment No. 2 to the Company's Registration Statement on Form S-4 filed with the Commission on March 11, 2013 (File No. 333-186210)).
4.10	†	Joinder and Waiver to Registration Rights Agreement, by and among the Company and the parties identified as Transferees and Investors therein, dated April 2, 2015.
5.1	*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.
23.1	*	Consent of McGladrey LLP, independent accountants for the Company.
23.2	†	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1).
101.INS	†	XBRL Instance Document.
101.SCH	†	XBRL Taxonomy Extension Schema.
101.CAL	†	XBRL Taxonomy Extension Calculation Linkbase.
101.LAB	†	XBRL Taxonomy Extension Label Linkbase.
101.PRE	†	XBRL Taxonomy Extension Presentation Linkbase.
101.DEF	†	XBRL Taxonomy Definition Linkbase

*
Filed herewith

†
Previously filed